 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1998

                                                REGISTRATION NO. 333-65003
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  -----------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------

                      ANTHONY CRANE RENTAL HOLDINGS, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       PENNSYLVANIA                  7353                    25-1814367
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                             1165 CAMP HOLLOW ROAD
                       WEST MIFFLIN, PENNSYLVANIA 15122
                           TELEPHONE: (412) 469-3700
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  -----------

                                RAY G. ANTHONY
                             1165 CAMP HOLLOW ROAD
                       WEST MIFFLIN, PENNSYLVANIA 15122
                           TELEPHONE: (412) 469-3700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                                 LANCE C. BALK
                               KIRKLAND & ELLIS
                             153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800

                                  -----------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                  -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

(continued from previous page)

                   ANTHONY CRANE HOLDINGS CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                    7353                     25-1817793
      (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

INFORMATION CONTAINED HEREIN SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS

                         ANTHONY CRANE RENTAL HOLDINGS, L.P.
                     ANTHONY CRANE HOLDINGS CAPITAL CORPORATION
       OFFER TO EXCHANGE THEIR SERIES B 13 3/8% SENIOR DISCOUNT DEBENTURES DUE
     2009 FOR ANY AND ALL OF THEIR OUTSTANDING SERIES A 13 3/8% SENIOR DISCOUNT
                                 DEBENTURES DUE 2009

                                  ----------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 1998,
                                UNLESS EXTENDED.

                                  ----------

  Anthony Crane Rental Holdings, L.P., a Pennsylvania limited partnership ("Holdings"), and Anthony Crane Holdings Capital Corporation, a Delaware Corporation and wholly owned subsidiary of Holdings ("AC Holdings Corp." and, together with Holdings, the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 13 3/8% Senior Discount Debentures due 2009 (the "Exchange Debentures"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding Series A 13 3/8% Senior Discount Debentures due 2009 (the "Debentures"), of which $25,667,404 principal amount is outstanding. The form and terms of the Exchange Debentures are the same as the form and term of the Debentures (which they replace) except that the Exchange Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Debentures in certain circumstances relating to the timing of the Exchange Offer. The Exchange Debentures will evidence the same debt as the Debentures (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated July 22, 1998, among the Issuers and State Street Bank and Trust Company, as trustee (the "Indenture"), governing the Debentures. See "The Exchange Offer" and "Description of Exchange Debentures."

  The Exchange Debentures will be general unsecured obligations of the Issuers, will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers. The Debentures, however, will be (i) effectively subordinated to all secured obligations of the Issuers, to the extent of the assets securing such obligations and (ii) structurally subordinated to all obligations of Holdings' subsidiaries. As of September 30, 1998, after giving effect to the Transactions, the Debentures have been effectively subordinated to $349.9 million of obligations of Holdings' subsidiaries (including a capital lease obligation). The Indenture will permit additional borrowings under the Senior Credit Facilities in the future. Neither Issuer has issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Debentures would rank senior or pari passu in right of payment. See "Risk Factors--Holdings Company Structure; Effective Subordination."

  The Issuers will accept for exchange any and all Debentures validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on    , 1998, unless
extended by the Issuers in their sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Issuers will not extend the Expiration Date
beyond    , 1998. Tenders of Debentures may be withdrawn at any time prior to
5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Debentures were sold by the Issuers on July 22, 1998 (the "Debenture Offering") to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Debentures with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act. Accordingly, the Debentures may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Debentures are being offered hereunder in order to satisfy the obligations of the Issuers under the Registration Rights Agreement entered into by the Issuers in connection with the offering of the Debentures. See "The Exchange Offer".

  With respect to resales of Exchange Debentures, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe the Exchange Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of either Holdings or AC Holdings Corp. within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resales of the Exchange Debentures." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Debentures received in exchange for Debentures where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  If any holder of Debentures is an affiliate of either Holdings or AC Holdings Corp., is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Debentures to be acquired in the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

  Holders of Debentures not tendered and accepted in the Exchange Offer will continue to hold such Debentures and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Issuers will pay all the expenses incurred by them incident to the Exchange Offer. See "The Exchange Offer."

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR DEBENTURES IN THE EXCHANGE OFFER.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A
     CRIMINAL OFFENSE.

                   The date of this Prospectus is    , 1998.

(COVER PAGE CONTINUED)

  The Issuers will not receive any proceeds from the Exchange Offer. The Issuers have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  There has not previously been any public market for the Debentures or the Exchange Debentures. The Issuers do not intend to list the Exchange Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Debentures will develop. See "Risk Factors--Absence of a Public Market." Moreover, to the extent that Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Debentures could be adversely affected.

  Concurrent with the Debenture Offering, the Company (as defined) and AC Capital Corp. (as defined) (together, the "Note Issuers"), sold (the "Initial Note Offering," and together with the Debenture Offering, the "Initial Offerings") $155.0 million in aggregate principal amount of their 10 3/8% Senior Notes due 2008 (the "Senior Notes").

  Concurrent with this Exchange Offer, the Note Issuers are offering to exchange (the "Note Exchange Offer," and together with this Exchange Offer, the "Exchange Offers") $1,000 principal amount at maturity of their Series B 10 3/8% Senior Notes due 2008 (the "Exchange Notes") registered under the Securities Act pursuant to a Registration Statement, for each $1,000 principal amount at maturity of their outstanding Notes, of which $155.0 million aggregate principal amount at maturity is outstanding as of the date hereof. The Senior Notes and the Exchange Notes are sometimes referred to herein collectively as the "Senior Notes." See "The Transactions" and "Description of Certain Indebtedness--Senior Notes."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS.

  UNTIL      , 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE DEBENTURES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Exchange Debentures will be available initially only in book-entry form and the Issuers expect that the Exchange Debentures issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Debentures will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Exchange Debentures in certificated form will be issued in exchange for the Global Note only under limited circumstances as set forth in the Indenture. See "Description of the Exchange Debentures--Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

  The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Debentures being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Issuers and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Issuers.

  As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Issuers will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Issuers to file periodic reports and other information with the Commission will be suspended if the Exchange Debentures are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Issuers other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Issuers will nevertheless be required to continue to file reports with the Commission if the Exchange Debentures are listed on a national securities exchange. In the event the Issuers cease to be subject to the informational requirements of the Exchange Act, Holdings will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, the Issuers shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual or quarterly reports are furnished by the Issuers to holders of partnership interests generally it will mail such reports to holders of Exchange Debentures. The Issuers will furnish annual and quarterly financial reports to unitholders of the Issuers and will mail such reports to holders of Exchange Debentures pursuant to the Indenture, thus holders of Exchange Debentures will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Debentures will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. The Issuers will also furnish such other reports as may be required by law.

                                 ------------

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Issuers or their respective officers with respect to, among other things, the ability to enter into and borrow funds under the Senior Credit Facilities, the ability to successfully implement operating strategies, including trends affecting the Company's business, financial condition and results of operations. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although the Issuers believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Issuers' expectations (the "Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  All subsequent written and oral forward-looking statements attributable to the Issuers or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements and Risk Factors contained throughout this Prospectus.

                        MARKET SHARE AND INDUSTRY DATA

  The market share and industry data presented herein are based upon estimates by management of the Company, utilizing various third party sources, where available. While management believes that such estimates are reasonable and reliable, in certain cases, such estimates cannot be verified by information available from independent sources.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, including information set forth under the heading "Risk Factors." Unless the context otherwise requires, references herein to "ACR" or the "Company" include Anthony Crane Rental, L.P., its subsidiaries and affiliates after giving effect to the Transactions. References herein to other companies include the subsidiaries and affiliates of such companies. See "The Transactions."

                                    HOLDINGS

  Partnership interests of the Company and investment in the capital stock of AC Holdings Corp. account for all of Holdings' assets. Holdings conducts all of its business through the Company.

                                  THE COMPANY

  Anthony Crane Rental, L.P. is the largest provider of comprehensive crane and lifting equipment rentals and services in North America. The Company believes that it is the only national crane rental company in the highly fragmented U.S. crane rental industry. The Company has a network of 25 crane rental yards that provide services to over 8,000 customers in 41 states, Mexico and the Caribbean. The Company owns approximately 2,500 pieces of lifting equipment, ranging from 1,000-ton mobile cranes to two-person aerial work platforms. The Company believes that its crane fleet represented approximately 15% of the total U.S. crane rental fleet in 1997. While its primary business is the rental of crane and lifting equipment, approximately 15% of the Company's 1997 revenues were derived from sales of new and used equipment. The Company has achieved 31 consecutive years of revenue growth and compound annual growth rates of revenues and EBITDA (as defined) from 1993 to 1997 of 26.0% and 19.5%, respectively. For the twelve months ended September 30, 1998, on a pro forma basis ACR generated revenues and EBITDA of $198.2 million and $58.1 million, respectively.

  The Company has grown by pursuing an operating philosophy focused on serving the crane and lifting needs of industrial customers in the petrochemical, paper, steel, utility, mining and multiple other industries. These industrial customers, which accounted for approximately 70% of the Company's 1997 rental revenues, frequently rent cranes for regularly scheduled, non-deferrable plant maintenance activities. These projects can require up to 100 cranes of varying sizes at any one time and are often extremely time-sensitive because they interrupt plant operations. As a result, industrial customers value reliability, availability, safety and operator experience more than certain other factors. The Company believes that its industrial customer base provides stable crane rental demand as such customers tend to require a certain level of predictable and necessary plant maintenance regardless of economic conditions. The Company has also been successful in serving the needs of construction contractors, which accounted for approximately 30% of 1997 rental revenues. These construction customers rent cranes primarily for large, long-term public infrastructure and commercial construction projects which are generally not deferred once started.

INDUSTRY

  The crane rental industry is an estimated $750 million market within the $16 billion general equipment rental industry. The general equipment rental industry has grown at a compound annual growth rate of approximately 15% from 1991 to 1996. This growth has been driven by a combination of underlying end-user growth and a trend toward outsourcing non-core operations in order to: (i) reduce their capital investments; (ii) gain access to specialized equipment on an economic basis; (iii) meet safety standards; and (iv) minimize the downtime, maintenance, repair, storage and other operating costs associated with equipment ownership.

  Growth in the crane rental industry has resulted from factors similar to those driving growth in the general equipment rental industry, particularly the trend toward further outsourcing. Rental companies are able to provide customers with savings relative to owning cranes by capitalizing on volume-driven equipment purchase discounts and high utilization rates. As evidence of the outsourcing trend, the Company believes that approximately 80% of new cranes sold in 1997 were purchased directly for the rental market, representing an increase from 40% in the early 1980s. However, the Company believes rental companies own less than one-half of the total installed base of cranes in the United States. Management believes there is substantial growth potential from the continued outsourcing of lifting equipment as an increasing number of end users assess the "rent versus buy" decision.

  The crane rental industry is highly fragmented and is served by a distinct set of companies who focus almost exclusively on crane and lifting equipment rental. ACR generally competes with a small number of regional crane rental companies (who typically own less than 200 cranes) and hundreds of local crane rental companies (who typically own less than 50 cranes). Management believes that general equipment rental companies have not significantly participated in the crane rental market because they are less able to meet the broad needs of crane rental customers for several reasons, including: (i) the high levels of expertise and commitment required to provide a full range of value-added lifting services, such as highly qualified, well trained operators and lift planning; (ii) the substantial amount of capital dedicated to cranes and lifting equipment required to provide the fleet size and selection necessary to meet the broad demands of larger customers; and (iii) the significant maintenance programs required to ensure equipment reliability and safety. Given the unique characteristics and fragmentation of the crane rental industry, management believes there are substantial opportunities for ACR to leverage its competitive advantages and further increase its market share through geographic expansion and consolidation.

COMPETITIVE STRENGTHS

  ACR believes that it benefits from the following competitive strengths:

  LEADING MARKET POSITION AND NATIONAL SCOPE. ACR is the largest and only national provider of comprehensive crane and lifting equipment rentals and services in the United States. The Company estimates that its crane fleet represented approximately 15% of the total U.S. crane rental fleet in 1997. According to industry estimates, the Company's crane rental fleet is significantly larger than that of its next largest competitor. Management believes that, relative to the Company, most local and regional crane rental competitors lack the fleet size necessary to provide customers with comparable selection and availability. Furthermore, ACR's national scope, together with the mobile nature of its fleet, affords it the ability to move assets in response to varying levels of regional or seasonal demand and thus maximize its fleet utilization.

  LOW COST POSITION. ACR's leadership position results in economies of scale, which management believes provide significant cost savings relative to its competitors and thus allow the Company to provide superior services at competitive prices. ACR's low cost position results from a number of factors. First, ACR is the largest non-government buyer of cranes in the United States and consequently benefits from volume-driven purchase discounts. Second, ACR achieves superior utilization rates for its equipment due to its broad customer base and ability to move equipment among both yards and regions. Third, ACR realizes greater efficiency in its maintenance operations, which enables the Company to realize longer equipment lives than many of its competitors. Finally, ACR spreads operating and corporate overhead costs over a larger revenue base. As a result of these advantages, management believes that the Company generally earns higher margins and returns on its equipment investments than its smaller local and regional competitors.

  EMPHASIS ON INDUSTRIAL CUSTOMERS. The Company focuses on serving the crane and lifting needs of industrial customers, who frequently rent cranes for regularly scheduled, non-deferrable plant maintenance activities. Industrial usage accounted for approximately 70% of the Company's rental revenues in 1997. Management believes that, relative to its competitors, ACR is better positioned to serve industrial customers for several reasons. First, ACR meets the quantity, availability and reliability requirements of large industrial customers with its broad, well maintained fleet which includes larger and more specialized cranes required for major plant maintenance jobs and special applications. Second, the Company offers a full range of lifting services and experienced crane operators, which are increasingly important as customers outsource more of their crane and lifting needs. Last, ACR minimizes downtime on a customer's site through both preventative maintenance and field repair/replacement services. The Company believes that its industrial customer base provides stable crane rental demand as such customers tend to require a certain level of predictable and necessary plant maintenance regardless of economic conditions.

  MODERN, WELL MAINTAINED CRANE FLEET. ACR has a modern, well maintained fleet with an average age of approximately five years as of September 30, 1998. From January 1, 1994 through September 30, 1998, the Company has invested approximately $298 million in rental equipment. As a result of these capital investments, the Company has expanded its rental fleet by approximately 1,500 units over such four and three quarter year period. In addition, ACR spent over $13 million on expensed fleet maintenance during 1997 and $10.7 million for the nine months ended September 30, 1998, in order to maintain the value of its fleet and exceed industry-accepted safety and reliability standards. By regularly inspecting its cranes and investing in preventive maintenance, ACR is able to minimize costly field repairs and downtime on customer sites. Management believes that its strong maintenance programs enhance the long-term value of its cranes over their 15 to 25 year average lives. From 1994 to 1997, ACR sold its used equipment for an average of greater than 90% of its original cost.

  SUPERIOR FLEET MANAGEMENT. The Company believes that a key factor contributing to its ability to generate consistent returns and strong resale values on its rental fleet investment has been its proactive fleet management program. Through this program, the Company uses a tracking system to monitor and maximize asset utilization on a crane-by-crane basis. The Company's fleet management program facilitates decisions regarding: (i) asset mix at individual yards; (ii) movements of equipment on an intra-regional and inter-regional basis; and (iii) relocation or divestiture of underperforming assets. Management believes that as a result of its effective fleet management and high utilization rates, the Company has generated consistent returns on its fleet investment.

  COMPREHENSIVE CRANE AND LIFTING EXPERTISE. Over its 30-year history, the Company has developed significant lifting expertise. The Company provides a full range of turnkey lift planning and execution services, including job specification, equipment selection and skilled crane operation and rigging. The Company's regional managers average over 27 years of crane rental experience. The Company maintains a Crane Specialist at each yard and has several special situation experts throughout its organization who typically have many years of lifting and crane operating experience. In addition, the Company believes that it has the ability to attract and retain superior operators which allows it to strengthen customer relationships and provide superior execution. ACR believes that its long history and reputation as a crane expert and total lifting solution provider represents a significant competitive advantage, and the majority of the Company's rentals include the value-added services described above.

  DIVERSE CUSTOMER BASE. The Company believes its diverse customer base mitigates the impact of an economic downturn related to a particular customer, industry or geographic region. In 1997, ACR served over 8,000 customers in 41 states, Mexico and the Caribbean. Examples of the Company's key customers include: Hess Oil, USX Corp., Mobil Corp., Huntsman Corp., Florida Power and Light Co., International Paper Co., Procter & Gamble Co. and Bayer AG. No customer accounted for greater than 2% of the Company's rental revenues in 1997, other than a single industrial customer who represented 7% of 1997 rental revenues and for whom the Company provides fleet management services under the terms of an exclusive contract. The Company's customers cover a wide spectrum of industries, and management estimates that of the end-user groups for which it records data, no single industry accounted for more than 13% of rental revenues in 1997. Additionally, no single region accounted for greater than 28% of the Company's 1997 rental revenues.

BUSINESS STRATEGY

  ACR's business strategy is to serve the crane and lifting needs of industrial and other large customers by providing a broad selection of modern, well maintained lifting equipment, comprehensive lift planning and execution services and highly qualified, well trained operators. The Company's leading market position and track record of profitable internal growth are attributable to the successful implementation of this business strategy. ACR intends to achieve further growth and strengthen its competitive position through the continued implementation of this strategy and the following initiatives:

  LEVERAGE MARKET LEADERSHIP POSITION. The Company intends to leverage its leadership position and build on its track record of profitable internal growth. From 1993 to 1997, ACR achieved a compound annual revenue growth rate of 26.0% primarily through internal growth. The Company intends to continue this growth by: (i) expanding sales in existing yards through equipment additions and marketing efforts targeted at new and existing customers; (ii) opening satellite yards in contiguous geographic areas; and (iii) opening greenfield yards in selected noncontiguous markets.

  EMPHASIZE LONG-TERM CUSTOMER RELATIONSHIPS. Management believes that its customers value the broad range of equipment and services that the Company provides and many of its customers use ACR for predominantly all of their lifting needs. The strength of ACR's customer relationships is evidenced by the fact that 23 of the Company's top 25 customers in 1997 have been major customers in each of the last five years. The Company capitalizes on its presence on a customer's site by proactively anticipating and pursuing incremental equipment rental opportunities and continuously strengthening this customer relationship. In addition, as the only national provider of crane rental services, the Company believes that it is uniquely positioned to serve customers across multiple locations.

  COMPLETE CALIFORNIA ROLLOUT. ACR intends to continue to invest in the Los Angeles and San Diego markets, which it entered in 1997 with three new rental yards. During the initial stages of infrastructure buildout, the Company incurred significant start-up costs and experienced lower fleet utilization than that of its more mature yards. The Company is increasing the fleet size of these new yards in order to leverage its existing investment and meet the diverse lifting needs of larger customers in these markets. Management expects that these equipment additions will allow the Company to grow revenues in these attractive markets and achieve fleet utilization and operating margins consistent with those of the Company's more mature yards.

  EXPAND THROUGH SELECTED ACQUISITIONS. The crane rental industry is highly fragmented and the Company generally competes with a small number of regional and hundreds of local crane rental companies. Management believes that there are substantial opportunities for ACR to leverage its competitive strengths and increase its market share through selected acquisitions. In evaluating acquisition targets, the Company seeks acquisitions that would allow it to penetrate new geographic markets or to solidify its position in certain existing geographic markets, while generating attractive economic returns and building on existing customer relationships.

                              RECENT DEVELOPMENTS

  The Company has continued to experience growth in revenues and EBITDA since December 31, 1997. For the ten months ended October 31, 1998, total revenues increased 11.7%, from $154.7 million in 1997 to $172.9 million in 1998. Over the same ten-month period, pro forma EBITDA increased 27.7%, from $40.5 million to $51.7 million. A significant portion of this growth resulted from the full-year impact of the capital expenditures for new rental equipment made in 1997 and the improved performance of the Company's new yards in California. See "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE SPONSOR

  Bain Capital, Inc. ("Bain") manages capital in excess of $3 billion and has invested in more than 110 companies representing over $10 billion in purchase price. Bain is one of the most experienced and successful private equity investors in the United States and the firm's principals have extensive experience working with companies in a wide range of industries. Bain's investment strategy is to acquire companies in partnership with exceptional management teams and to improve the long-term value of businesses. Bain typically identifies companies with strong strategic positions and significant opportunities for growth. Bain's investment in the Company is among its largest to date.

  As a result of the Transactions, certain of Bain's affiliates own substantially all of the outstanding membership interests of the Equity Investor. The Equity Investor, through its ownership of approximately 76% of the outstanding membership interests of the General Partner, controls the affairs and policies of Holdings and the Company. Certain employees of Bain, consisting of Paul Edgerley, Robert C. Gay and Andrew B. Balson, serve as members of the board of the General Partner. In addition, an affiliate of Bain owns a portion of the outstanding Senior Notes and Debentures.

                                THE TRANSACTIONS

  Concurrent with the consummation of the Debenture Offering, the Company consummated the Recapitalization (as defined) whereby, among other things: (i) the Company and AC Capital Corp. completed the Note Offering; (ii) the Company entered into and borrowed under the Senior Credit Facilities (as defined);
(iii) the Current Owners (as defined) received the Holdings Preferred Units (as defined) with a liquidation value of approximately $22.5 million;
(iv) Bain/ACR, L.L.C., a Delaware limited liability company (the "Equity Investor"), and certain members of senior management of the Company (the "Management Investors") indirectly acquired through Holdings approximately 76% and 6%, respectively of the outstanding common partnership interests of the Company; and (v) the Current Owners (as defined) indirectly retained through Holdings 18% of the outstanding common partnership interests of the Company. See "The Transactions" and "Use of Proceeds."

  The following represents the organizational structure of the Company and Holdings, and the percentage ownership of the common partnership interests thereof following the Transactions:

                                  [GRAPHIC]

                                 ------------

  The executive offices of Holdings are located at 1165 Camp Hollow Road, West Mifflin, Pennsylvania 15122, and its telephone number is (412) 469-3700.

                             THE DEBENTURE OFFERING

Debentures..................  The Debentures were sold (the "Debenture
                              Offering") by Holdings and AC Holdings Corp. on July 22, 1998 to Donaldson, Lufkin & Jenrette and Goldman, Sachs & Co. (the "Initial Purchasers") pursuant to a Purchase Agreement dated July 16, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Debentures to qualified institutional buyers pursuant to Rule 144A under the Securities Act. AC Holdings Corp. is a wholly owned subsidiary of Holdings that was incorporated for the sole purpose of serving as a co-issuer of the Debentures in order to facilitate the Debenture Offering. AC Holdings Corp. does not have any operations or assets of any kind and will not have any revenues. Prospective investors in the Exchange Debentures should not expect AC Holdings Corp. to participate in servicing the interest, principal obligations or Liquidated Damages (as defined), if any, on the Exchange Debentures. See "Description of Exchange Debentures--Certain Covenants."

Registration Rights           Pursuant to the Purchase Agreement, the Issuers
 Agreement..................  and the Initial Purchasers entered into a
                              Registration Rights Agreement, dated as of July 22, 1998 (the "Registration Rights
                              Agreement"), which grants the holders of the Debentures certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange
                              Offer.

                               THE EXCHANGE OFFER
Securities Offered..........  $48,000,000 in principal amount at maturity of
                              Series B 13 3/8% Senior Discount Debentures due 2009.

The Exchange Offer..........  $1,000 principal amount of the Exchange
                              Debentures in exchange for each $1,000 principal amount of Debentures. As of the date hereof, $25,667,404 aggregate principal amount of Debentures are outstanding. The Issuers will issue the Exchange Debentures to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of either Holdings or AC Holdings Corp. within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures.

                              Each Participating Broker-Dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Debentures received in exchange for Debentures where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Debentures could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

Expiration Date.............  5:00 p.m., New York City time, on      , 1998
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
 Debentures and the
 Debentures.................  Each Exchange Debenture will accrete at a rate of
                              13 3/8% per annum from its issuance date, compounded semi-annually to an aggregate principal amount of $48.0 million on August 1, 2003. Thereafter, interest on the Exchange Debentures will accrue at the rate of 13 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004, to holders of record on the immediately preceding January 15 and July 15. Interest on the Debentures accepted for exchange will cease to accrete upon issuance of the Exchange Debentures.

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Issuers. See "The Exchange Offer--Conditions."

Procedures for Tendering      Each holder of Debentures wishing to accept the
 Debentures.................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Debentures and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. Delivery of the Debentures may also be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.
                              By executing the Letter of Transmittal or effecting delivery by book-entry transfer, each holder will represent to the Issuers that, among other things, the Exchange Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Debentures, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange
                              Debentures and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of either
                              Holdings or AC Holdings Corp. See "The Exchange
                              Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Debentures.......  Following the consummation of the Exchange Offer, holders of Debentures eligible to participate but who do not tender their Debentures will not have any further exchange rights and such Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Debentures could be adversely affected.

Consequences of Failure to    The Debentures that are not exchanged pursuant to
 Exchange...................  the Exchange Offer will remain restricted securities. Accordingly, such Debentures may be resold only: (i) to the Issuers; (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act; (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act; or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                              Offer--Consequences of Failure to Exchange."

Shelf Registration            If the Exchange Offer is not permitted under
 Statement..................  applicable law or Commission policy or any holder of the Debentures (other than any such holder which is an "affiliate" of either Holdings or AC
                              Holdings Corp. within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Debentures to the Issuers for use therein, the Issuers have agreed to register the Debentures on a shelf registration statement (the "Shelf Registration
                              Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practicable on or after the consummation of the Exchange Offer. The Issuers have agreed to maintain the continuous effectiveness of the Shelf

                              Registration Statement for, under certain circumstances, a period of at least two years, to cover resales of the Debentures held by any such holders.

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Debentures, either make appropriate arrangements to register ownership of the Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Issuers will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery           Holders of Debentures who wish to tender their
 Procedures.................  Debentures and whose Debentures are not immediately available or who cannot deliver their Debentures, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Debentures
 and Delivery of Exchange     The Issuers will accept for exchange any and all
 Debentures.................  Debentures which are properly tendered in the
                              Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.
                              See "The Exchange Offer--Terms of the Exchange
                              Offer."

Use of Proceeds.............  There will be no cash proceeds to the Issuers from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  State Street Bank and Trust Company.

                            THE EXCHANGE DEBENTURES

General.....................  The form and terms of the Exchange Debentures are the same as the form and terms of the Debentures (which they replace) except that: (i) the Exchange Debentures bear a Series B designation;
                              (ii) the Exchange Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof;

                              and (iii) the holders of Exchange Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Debentures in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Debentures will evidence the same debt as the Debentures and will be entitled to the benefits of the Indenture. See "Description of Exchange Debentures."

Securities Offered..........
                              $48.0 million in principal amount at maturity of 13 3/8% Senior Discount Debentures due 2009.

Issuers.....................  The Exchange Debentures will be joint and several obligations of Holdings and AC Holdings Corp. AC Holdings Corp. is a wholly owned subsidiary of Holdings formed in connection with the Debenture Offering. AC Holdings Corp. has no assets, no li-abilities (other than the Debentures) and no op-erations and will be prohibited from engaging in any business activities.

Maturity Date...............
                              August 1, 2009.

Interest Rate...............  The Exchange Debentures will accrete at a rate of
                              13 3/8% per annum, compounded semi-annually to an aggregate principal amount of $48.0 million on August 1, 2003. Thereafter, interest on the Ex-change Debentures will accrue at the rate of 13 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004, to holders of record on the immediately preceding January 15 and July 15.

Optional Redemption.........  The Exchange Debentures will be redeemable at the option of the Issuers, in whole or in part, at any time on or after August 1, 2003 in cash at the redemption prices set forth herein, plus ac-crued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In ad-dition, at any time prior to August 1, 2001, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Exchange Debentures originally issued at a redemption price equal to 113.375% of the Accreted Value thereof (as determined on the re-demption date), plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; pro-vided that at least 65% of the aggregate princi-pal amount at maturity of Exchange Debentures originally issued remains outstanding immediately after the occurrence of any such redemption. See "Description of Exchange Debentures--Optional Re-demption."

Change of Control...........
                              Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require the Issuers to repurchase all or any part of such holder's Exchange Debentures at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repur-chase is prior to August 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after August 1, 2003), plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Exchange Debentures--Repurchase at the Option of Holders-- Change of Control." There can be no assurance that, in the event of a Change of Control, the Issuers would have sufficient funds to purchase all Exchange Debentures tendered. See "Risk Fac-tors--Limitations on Ability to Make Change of Control Payment."

Ranking.....................
                              The Exchange Debentures will be general unsecured obligations of the Issuers, will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers and will rank senior in right of payment to all ex-isting and future subordinated indebtedness of the Issuers. The Exchange Debentures, however, will be effectively subordinated to all secured obligations of the Issuers and all obligations of Holdings' subsidiaries, including the Notes and borrowings under the Senior Credit Facilities. As of September 30, 1998, after giving effect to the Transactions, the Exchange Debentures have been effectively subordinated to $349.9 million of ob-ligations of Holdings' subsidiaries (including a capital lease obligation). The Indenture permits additional borrowings under the Senior Credit Fa-cilities in the future. See "Risk Factors--Hold-ings Company Structure; Effective Subordination."

Original Issue Discount.....  The Exchange Debentures are being issued with original issue discount for U.S. federal income tax purposes. Thus, although interest will not be payable on the Exchange Debentures prior to Feb-ruary 1, 2004, holders will be required to in-clude amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attribut-able. See "Certain U.S. Federal Income Tax Con-siderations."

Certain Covenants...........  The Indenture contains certain covenants that will limit, among other things, the ability of the Issuers to: (i) make distributions, except to the extent required to pay taxes, redeem partner-ship interests or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests,
                              (iii) merge, consolidate or sell all or substan-tially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Descrip-tion of Exchange Debentures--Certain Covenants."

                              For additional information regarding the Exchange Debentures, see "Description of Exchange Deben-tures."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR DEBENTURES IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER
                                      DATA

  The following table sets forth: (i) summary historical consolidated financial data of the Company for the five years ended December 31, 1997, as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998; and (ii) summary unaudited pro forma consolidated financial data for the year ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The summary historical consolidated financial data for the five years ended December 31, 1997 were derived from the audited consolidated financial statements of the Company, which, for the three years ended December 31, 1997 are included elsewhere herein. The summary historical consolidated financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 were derived from unaudited historical consolidated financial statements of the Company. The following table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes related thereto of the Company included elsewhere in this Prospectus.

                                                                               NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                           ------------------------------------------------    --------------------
                             1993      1994      1995      1996      1997        1997        1998
STATEMENT OF INCOME DATA:                      (DOLLARS IN THOUSANDS)
                                                                                  (UNAUDITED)
Revenues:
 Equipment rentals......   $ 68,113  $ 85,369  $106,593  $128,161  $156,408    $116,044    $136,876
 Equipment sales........      4,814     7,762     9,419    19,444    27,400      23,127      16,655
                           --------  --------  --------  --------  --------    --------    --------
 Total revenues.........     72,927    93,131   116,012   147,605   183,808     139,171     153,531
Cost of revenues:
 Cost of equipment rent-
  als...................     40,166    50,908    62,533    78,049    97,036      71,659      81,883
 Cost of equipment
  sales.................      3,345     5,206     7,039    13,643    15,541      13,153      12,878
                           --------  --------  --------  --------  --------    --------    --------
 Total cost of reve-
  nues..................     43,511    56,114    69,572    91,692   112,577      84,812      94,761
Gross profit............     29,416    37,017    46,440    55,913    71,231      54,359      58,770
Selling, general and
 administrative.........     17,219    20,567    23,351    29,211    35,111      25,363      30,196
                           --------  --------  --------  --------  --------    --------    --------
Income from operations..     12,197    16,450    23,089    26,702    36,120      28,996      28,574
Net income (loss).......      7,923    10,009    14,128    16,000    23,801(1)   19,467(1)   (3,201)
OTHER DATA:
Net cash provided by op-
 erating activities.....   $ 16,079  $ 22,410  $ 27,695  $ 32,411  $ 30,697    $ 21,998    $ 24,973
Net cash used in invest-
 ing activities.........    (35,254)  (40,938)  (36,907)  (56,349)  (66,976)    (44,020)    (68,661)
Net cash provided by fi-
 nancing activities.....     27,180    11,013     8,722    26,370    32,066      16,568      47,173
EBITDA (2)..............     23,221    28,724    38,922    44,836    47,365      35,352      45,402
Total depreciation and
 amortization (3).......     12,300    14,408    17,653    22,061    21,904(1)   15,496(1)   19,561
Net gain on sales of
 used rental
 equipment .............      1,276     2,134     1,820     3,926    10,659       9,140       2,733
Total capital expendi-
 tures..................     33,735    42,496    45,241    82,673    92,167      68,887      87,806
Original cost of prop-
 erty and equipment.....    159,581   197,264   238,544   295,405   361,772     347,213     432,385
Original cost of rental
 equipment..............    142,823   174,090   201,972   248,406   295,297     285,951     364,712
PRO FORMA DATA:
Pro forma EBITDA........                                           $ 47,978    $ 35,636    $ 45,798
Cash interest expense
 (4)....................                                             31,081      23,311      23,311

                                                        AS OF SEPTEMBER 30, 1998
                                                        ------------------------
                                                           ACTUAL (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................         $  7,860
Total assets...........................................          384,997
Total debt.............................................          375,588
Total partners' capital (deficit)......................          (12,816)

--------------------

(1) Reflects the decrease in depreciation expense of $5.7 million and $4.2 million for the year ended December 31, 1997 and for the nine months ended September 30, 1997, respectively, for the revision in estimated salvage values used for depreciating certain rental equipment.
(2) EBITDA represents income from operations less the net gain on sales of used rental equipment plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company's measure of EBITDA may not be comparable to those reported by other companies.
(3) Excludes amortization of deferred financing fees.

(4) Cash interest expense for all periods is calculated exclusive of any amortization of deferred financing fees and accretion of original issue discount on the Debentures.

                                 RISK FACTORS

  Holders of the Debentures should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this Prospectus, before tendering their Debentures in the Exchange Offer.

  Certain statements, estimates, predictions and projections contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," in addition to certain statements contained elsewhere herein, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect the Issuers' and the Company's current judgment regarding the direction of the Company's business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: substantial levels of indebtedness; restrictions imposed by the terms of indebtedness; limitation on ability to make change of control payments; inability to enter into and borrow under the Senior Credit Facilities; changes in economic conditions; competition; and the other matters referred to herein or elsewhere in this Prospectus. Prospective purchasers of the Debentures are urged to carefully consider these factors in connection with the forward-looking statements. Neither the Issuers nor the Company undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISKS RELATING TO THE DEBENTURES

 SUBSTANTIAL LEVERAGE

  Holdings and the Company incurred significant debt in connection with the Transactions. As of September 30, 1998, after giving effect to the Transactions, Holdings had outstanding consolidated indebtedness of $375.6 million, consisting of $25.7 million of the Debentures, $194.0 million drawn under the Senior Credit Facilities, $155.0 million of the Senior Notes and a capital lease obligation of $0.9 million. In addition, the Company had available borrowings of up to an additional $131.0 million under the Revolving Credit Facility. In addition, subject to restrictions in the Senior Credit Facilities, the Notes Indenture (as defined) and the Indenture, Holdings and the Company may incur additional indebtedness. For the year ended December 31, 1997, after giving pro forma effect to the Transactions, Holdings' ratio of earnings to fixed charges would have been 1.0 to 1.

  Holdings' and the Company's ability to make scheduled payments of principal of, or to pay the premium, if any, interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Exchange Debentures and the Senior Notes), or to fund planned capital expenditures will depend on their future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. Based upon the current level of operations and certain anticipated improvements, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facilities, will be adequate to meet Holdings' and the Company's future liquidity needs for at least the next several years. There can be no assurance that Holdings' and the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facilities in an amount sufficient to enable Holdings and the Company to service their indebtedness, including the Exchange Debentures and the Senior Notes, or to fund their other liquidity needs. Holdings and the Company may be required to refinance all or a portion of the principal of the Exchange Debentures and the Senior Notes, respectively, on or prior to maturity. There can be no assurance, however, that such refinancings would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which Holdings and the Company are leveraged could have important consequences to holders of the Exchange Debentures and the Senior Notes, including, but not limited to: (i) making it more difficult for Holdings and the Company to satisfy their obligations with respect to the Exchange Debentures and the Senior Notes; (ii) increasing Holdings' and the Company's vulnerability to general adverse economic and industry conditions;
(iii) limiting Holdings' and the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements; (iv) requiring the dedication of a substantial portion of Holdings' and the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes; (v) limiting Holdings' and the Company's flexibility in planning for, or reacting to, changes in its business and the industry in which it competes; and (vi) placing Holdings and the Company at a competitive disadvantage compared to less leveraged competitors. In addition, the Notes Indenture, the Indenture and the Senior Credit Facilities contain financial and other restrictive covenants that limit the ability of Holdings and the Company to, among other things, borrow additional funds. Failure by Holdings and the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on Holdings' and the Company's business, financial condition and results of operations. If Holdings and the Company cannot generate sufficient cash to meet their obligations as they become due or refinance such obligations, Holdings and the Company may have to sell assets or reduce capital expenditures. See "Description of Certain Indebtedness--Description of Senior Credit Facilities" and "Description of the Exchange Debentures-- Repurchase at the Option of Holders--Change of Control."

 HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

  Holdings is a holding company and does not have any material operations or assets other than ownership of the Company. Accordingly, the Exchange Debentures will be effectively subordinated to all existing and future liabilities of Holdings' subsidiaries, including indebtedness under the Senior Credit Facilities and the Senior Notes. As of September 30, 1998, after giving effect to the Transactions, the aggregate amount of liabilities of Holdings' subsidiaries to which holders of the Exchange Debentures are effectively subordinated is approximately $349.9 million (including a capital lease obligation). Holdings and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

  As a result of the Transactions, the Equity Investor indirectly owns approximately 76% of the outstanding common partnership interests of Holdings and the General Partner. Thus, the Equity Investor, through the General Partner, controls the affairs and policies of Holdings and the Company, including the ability of the Company and its subsidiaries to pay dividends and other distributions to Holdings. However, the Senior Credit Facilities and the indenture governing the Senior Notes (the "Notes Indenture") impose, and agreements entered into in the future may impose, significant restrictions on the payment of such dividends or distributions.

  Any right of Holdings to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the Exchange Debentures to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. See "Description of Certain Indebtedness--Description of Senior Credit Facilities."

 LIMITATION ON THE PAYMENT OF FUNDS TO HOLDINGS BY ITS SUBSIDIARIES

  Holdings' cash flow, and consequently its ability to service its debt, including its obligations under the Indenture, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holdings in the form of loans, distributions or otherwise. Holdings' subsidiaries have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Exchange Debentures or to make any funds available therefor. In addition, the Senior Credit Facilities and the indenture governing the Senior Notes (the "Notes Indenture") impose, and agreements entered into in the future may impose, significant restrictions on distributions and the making of loans by the Company to Holdings. Accordingly, repayments of the Exchange

Debentures may depend upon the ability of Holdings to effect an equity offering or to refinance the Exchange Debentures.

 ORIGINAL ISSUE DISCOUNT

  The Debentures were issued at a substantial discount from their principal amount. Consequently, holders generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of any cash payment on the Exchange Debentures to which the income is attributable. In addition, the Exchange Debentures will be subject to the "applicable high yield discount obligation" rules under the Internal Revenue Code of 1996, as amended, which will defer and, in part, eliminate the ability to deduct original issue discount that accrues with respect to the Exchange Debentures. Prospective investors should consult their own tax advisors with respect to the application of the original issue discount rules and, in particular, the application of the "applicable high yield discount obligation" rules (including the limited availability of a dividends received deduction for a corporate holder). See "Certain U.S. Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax considerations relevant to holders with respect to the purchase, ownership and disposition of the Exchange Debentures.

  If a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Exchange Debentures, the claim of a holder of Exchange Debentures with respect to the principal amount thereof will likely be limited to an amount equal to the sum of (i) the Accreted Value (as defined in the Indenture) of the Exchange Debentures as of the date of issuance of the Debentures and (ii) the original issue discount that is not deemed to constitute "unmatured interest" for the purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest."

 ASSET ENCUMBRANCES

  The Revolving Credit Facility is secured by a first-priority perfected lien, and the Term Loan is secured by a second-priority perfected lien, on all partnership interests of the Company and all property and assets (tangible and intangible) of the Company and each of its U.S. subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock (or similar equity interests) of each of the Company's direct and indirect subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries are required to be pledged as security. In the event of a default under the Senior Credit Facilities, the lenders thereunder could foreclose upon the assets securing the Senior Credit Facilities and the holders of the Exchange Debentures might not be able to receive any payments until any payment default under the Senior Credit Facilities was cured or waived, any acceleration was rescinded, or the indebtedness under the Senior Credit Facilities was discharged or paid in full.

 FRAUDULENT TRANSFER

  A significant portion of the net proceeds of the Offering were used to consummate the Recapitalization. Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Issuers, at the time they issued the Debentures (i) incurred such indebtedness with intent to hinder, delay or defraud creditors or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b)(1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with the Issuers constituted unreasonably small capital to carry on its businesses or
(4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Exchange Debentures or, in the alternative, subordinate the Exchange Debentures to existing and future indebtedness of the Issuers. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, a company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. The Issuers believe that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Debentures were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that Holdings, after the issuance of the Debentures and the application of the proceeds thereof, was solvent, and Holdings will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Issuers' view.

 LIMITATIONS ON ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

  In the event of a Change of Control, the Issuers will be required to make an offer in cash to repurchase the Exchange Debentures at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to August 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after August 1, 2003), plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. The provisions of the Indenture may not, however, afford holders of the Exchange Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Issuers that may adversely affect holders of Debentures, if such transaction does not result in a Change of Control. A Change of Control will result in an event of default under the Senior Credit Facilities and may result in a default under other indebtedness of the Issuers that may be incurred in the future. The Senior Credit Facilities prohibit the purchase of outstanding Exchange Debentures prior to repayment of the borrowings under the Senior Credit Facilities and any exercise by the holders of the Exchange Debentures of their right to require the Issuers to repurchase the Exchange Debentures will cause an event of default under the Senior Credit Facilities. In addition, prior to repurchasing the Exchange Debentures upon a Change of Control, the Issuers must either repay all outstanding indebtedness under the Senior Credit Facilities or obtain the consent of the lenders. If the Issuers do not obtain such consent or repay their outstanding indebtedness under the Senior Credit Facilities, the Issuers would remain effectively prohibited from offering to purchase the Exchange Debentures. Finally, there can be no assurance that the Issuers will have the financial resources necessary or be able to arrange financing to repay obligations under the Senior Credit Facilities and the Indenture or to repurchase the Exchange Debentures upon a Change of Control. See "Description of Exchange Debentures-- Repurchase at the Option of Holders--Change of Control."

ABSENCE OF PUBLIC MARKET

  Prior to the Exchange Offer, there has been no public market for the Debentures. The Debentures have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Debentures by holders who are entitled to participate in this Exchange Offer. The holders of Debentures (other than any such holder that is an "affiliate" of either Holdings or AC Holdings Corp. within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Issuers are required to file a Shelf Registration Statement with respect to such Debentures. The Exchange Debentures are new securities for which there currently is no market. The Exchange Debentures are eligible for trading by qualified buyers in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The Issuers do not intend to apply for listing of the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Exchange Debentures are eligible for trading through PORTAL, the Exchange Debentures may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Issuers have been advised by the Initial Purchasers that they currently intend to make a market in the Exchange Debentures as permitted by applicable law and regulations; however, the Initial Purchasers are not obligated to do so and any such market-making activities, if commenced, may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for any of the Exchange Debentures will develop, either prior to or after the Issuers' performance of their obligations under the Registration Rights Agreement. See "Description of Exchange Debentures."

  The Exchange Debentures generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Description of Exchange Debentures") by each holder without the requirement of further registration. The Exchange Debentures, however, will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Debentures being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Debentures, or, in the case of non-exchanging holders of Debentures, the trading market for the Debentures following the Exchange Offer.

  The liquidity of, and trading market for, the Exchange Debentures also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independently of the financial performance of, and prospects for, the Company.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Debentures in exchange for the Debentures pursuant to the Exchange Offer will be made only after a timely receipt by the Issuers of such Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Debentures desiring to tender such Debentures in exchange for Exchange Debentures should allow sufficient time to ensure timely delivery. The Issuers are under no duty to give notification of defects or irregularities with respect to the tenders of Debentures for exchange. Debentures that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Debentures for its own account in exchange for Debentures, where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. See "Plan of Distribution." To the extent that Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Debentures could be adversely affected. See "The Exchange Offer."

COMPANY-SPECIFIC RISKS

 COMPETITION

  Certain of the Company's principal competitors are less leveraged than the Company, may have greater financial resources and may be better able to withstand market conditions within the crane rental industry. The Company generally competes on the basis of, among other things: (i) quality and breadth of service; (ii) expertise; (iii) reliability; and (iv) price. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Competition."

 DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the continued services of its senior management team. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

 LABOR RELATIONS

  As of September 30, 1998, the Company had 752 full time employees. Approximately 30 were employed at the corporate headquarters in West Mifflin, Pennsylvania and were involved in administrative functions. The remaining employees were located at ACR's various operating yards and were engaged in management, sales and marketing, maintenance and administrative functions. In addition, as of September 30, 1998, the Company contracted with approximately 790 crane operators on an as-needed basis. The majority of these crane operators were unionized and, as of September 30, 1998, approximately 14% of the Company's full time employees were unionized. The Company has never experienced a material work stoppage and considers its overall relations with its work force to be good. There can be no assurance, however, that the Company will not, at some point, be subject to work stoppages by some of its employees or crane operators and, if such events were to occur, that there would not be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

 COMPUTER SYSTEM; YEAR 2000 ISSUE

  The Company is evaluating the extent to which its computer operating systems will be disrupted upon the turn of the century as a result of the widely-known dating system flaw inherent in most operating systems (the "Year 2000 Issue"). While the Company believes that new software being installed into its computer system will address the Year 2000 Issue, there can be no assurance that the new software will be installed in time to remedy the Year 2000 Issue, that the Company's computer operating systems will not be disrupted upon the turn of the century or that such modifications will not require unanticipated capital expenditures. Any such disruption, whether caused by the Company's systems or those of any of its suppliers or customers, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is 100% complete on the remediation phase for all material information technology systems and the Company's plans call for testing and implementing its information technology systems. Completion of the testing phase is expected by November 1998, with all remediated systems fully implemented by December 31, 1998. The total cost of the Year 2000 project is estimated at $650,000 and is being funded through operating cash flows. To date, the Company has incurred approximately $635,000 for new systems and equipment, the majority of which has been capitalized. The total remaining project costs of approximately $15,000 are attributable to the purchase of new operating equipment, which will be capitalized.

 CYCLICALITY

  The Company's business is affected by the U.S. economy and the varying economic and business cycles of its customers. During recessionary periods, the Company may be adversely affected by reduced demand for equipment rentals and services, particularly from customers involved in construction. Downward cycles may result in the reduction of equipment rentals and pricing, which may materially and adversely impact the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Cyclicality."

 CONCENTRATION OF OWNERSHIP

  As a result of the Transactions, the Equity Investor indirectly owns approximately 76% of the outstanding common partnership interests of Holdings and will control the affairs and policies of Holdings and the Company, including the ability to amend the Partnership Agreements of Holdings or the Company. Circumstances may occur in which the interests of the Equity Investor could be in conflict with the interests of the holders of the Exchange Debentures. In addition, the Equity Investor may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the holders of the Exchange Debentures. See "Security Ownership."

 ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS

  The Company and its operations are subject to federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing petroleum storage, waste water discharge, underground storage tanks, hazardous chemical reporting, and hazardous waste disposal. Based upon the findings of an environmental assessment conducted in connection with the Recapitalization, the Company believes it is in material compliance with such requirements. The Company expects to spend approximately $100,000 in 1998 to close and upgrade certain underground storage tanks. The enactment of more stringent laws or regulations or stricter interpretation of existing laws and regulations could require additional expenditures by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. The amount of such liability could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently investigating and delineating soil and groundwater contamination at its Savannah, Georgia location that resulted from former gasoline underground storage tanks. See "Business--Environmental, Health and Safety Matters."

                               THE TRANSACTIONS

OVERVIEW

  Pursuant to a recapitalization agreement, dated as of June 1, 1998 (the "Recapitalization Agreement"), among Anthony Crane Rental, L.P., a Pennsylvania limited partnership (the "Company"), Bain/ACR, L.L.C., ACR Management, L.L.C., a Delaware limited liability company and the general partner of the Company following the Recapitalization (the "General Partner") and the current owners named therein (the "Current Owners"), the Company and Holdings, which became the direct owner of 99% of ACR's equity as part of the Transactions, were recapitalized on July 22, 1998 (the "Recapitalization") in a transaction in which the proceeds of the Initial Note Offering, together with the proceeds from the Debenture Offering (as defined) and the Senior Credit Facilities, the Current Owner Contribution (as defined) and the Equity Investor and Management Investors Contribution (as defined), were used to fund: (i) a cash distribution to the Current Owners in the amount of $122.4 million and a non-cash distribution of Senior Preferred Units of Holdings with a liquidation and fair value of approximately $22.5 million ("Holdings Preferred Units"); (ii) the refinancing of existing indebtedness of the Company (the "Refinancing"), of approximately $233.5 million (including accrued interest and prepayment penalties thereon); (iii) excess cash of $7.5 million; and (iv) estimated transaction expenses of $25.2 million. Additionally, the Current Owners retained an 18% interest in the common partnership interests of Holdings with an implied fair value of approximately $7.4 million, (the "Current Owner Rollover Equity" and, together with the Holdings Preferred Units, the "Current Owner Contribution"). Each of the Transactions was conditioned upon each of the others and consummation of each of the Transactions occurred simultaneously. The Recapitalization and the transactions described above are collectively referred to herein as the "Transactions."

STRUCTURE OF THE RECAPITALIZATION

  In connection with the Recapitalization, Anthony Crane Sales & Leasing, L.P., a Pennsylvania limited partnership in which the Company held a 97% interest: (i) transferred its assets to a new limited partnership in which the Company has a 99% interest; (ii) was distributed by the Company to the Current Owners; and (iii) changed its name to Anthony Crane Rental Holdings, L.P. In connection with the Transactions, Holdings became the direct and indirect owner of 99% of the Company and each of its subsidiaries' equity, and the remaining 1% ownership in the Company and each of its subsidiaries was held by the General Partner, both of which in turn are owned 82% by the Equity Investor and the Management Investors and 18% by the Current Owners. Following the Transactions, the General Partner transferred its 1% interest in each of the Company's subsidiaries, Anthony Crane International, L.P. and Anthony Crane Sales & Leasing, L.P. to Anthony International Equipment Services Corporation and Anthony Sales & Leasing Corporation, respectively, and those corporations became wholly owned subsidiaries of the Company. All interests in Holdings and the Company have voting rights equivalent to their respective economic interests and limited partners, through a majority vote, can remove the General Partner.

SOURCES OF FUNDS

  In connection with the Transactions: (i) the Company and Anthony Crane Capital Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("AC Capital Corp."), completed the offering of $155.0 million in aggregate principal amount of 10 3/8% Senior Notes due 2008; and (ii) the Company entered into two credit agreements (collectively, the "Senior Credit Facilities") with a syndicate of financial institutions (the "Lenders") for which Goldman Sachs Credit Partners L.P. acted as arranger and syndication agent (the "Arranger"), DLJ Capital Funding, Inc. acted as documentation agent and Fleet National Bank acted as administrative agent. The Debentures were issued at a substantial discount from their principal amount and generated aggregate gross proceeds to Holdings of approximately $25.0 million. The net proceeds from the Debenture Offering of approximately $23.1 million were contributed by Holdings to the Company to fund the Recapitalization. The Senior Credit Facilities are comprised of a revolving credit facility of up to $275.0 million (the "Revolving Credit Facility"), of which a net amount of $125.0 million was drawn at Closing, and a term loan of $50.0 million (the "Term Loan"). The borrowings under the Senior Credit Facilities, together with the aggregate gross proceeds from the Initial Note Offering and the Debenture Offering, Holdings Preferred Units and the Equity Investor Contribution were used to consummate the Recapitalization and pay fees and expenses related to the Transactions. In addition, the Senior Credit Facilities will provide financing for future working capital, capital expenditures and other general corporate purposes. See "Description of Senior Credit Facilities."

  In connection with the Recapitalization, the Current Owners retained interests in Holdings consisting of an implied fair value of $7.4 million of Current Owner Rollover Equity, representing 18% of Holdings common partnership interests, and the Holdings Preferred Units with a liquidation and fair value of approximately $22.5 million. In addition, the Equity Investor and the Management Investors contributed $33.6 million of equity to fund the Transactions (the "Equity Investor Contribution").

REFINANCING OF FORMER INDEBTEDNESS

  The Company's former revolving credit facility (the "Former Credit Agreement") and former senior notes (the "Old Notes" and, together with the Former Credit Agreement, the "Former Indebtedness") was refinanced in connection with the Transactions. As of July 22, 1998, $100.0 million was outstanding under the Former Credit Agreement and $115.0 million was outstanding under the Old Notes. Upon consummation of the Transactions, borrowings under the Former Indebtedness, together with $15.1 million of prepayment penalties and $3.4 million of accrued interest, was repaid with proceeds from the Transactions. See "Capitalization" and "Description of Senior Credit Facilities."

SOURCES AND USES

  The sources and uses of proceeds in connection with the Transactions were as follows:

                                                                 AS OF
                                                             JULY 22, 1998
                                                         (DOLLARS IN MILLIONS)
SOURCES OF FUNDS:
Senior Credit Facilities:
  Revolving Credit Facility--Company(1).................        $125.0
  Term Loan--Company....................................          50.0
Senior Notes--Company...................................         155.0
Debentures--Holdings(2).................................          25.0
Equity Investor and the Management Investor
 Contribution--Holdings(3)..............................          33.6
                                                                ------
  Total sources.........................................        $388.6
                                                                ======
USES OF FUNDS:
Distribution proceeds to Current Owners--Company(4).....        $122.4
Refinancings (including accrued interest)--Company......         218.4
Transaction expenses--Holdings/Company(6)...............          25.2
Prepayment penalties--Company...........................          15.1
Excess cash--Company(5).................................           7.5
                                                                ------
  Total uses............................................        $388.6
                                                                ======

---------------------
(1) Following the Transactions, the Revolving Credit Facility had total availability of $275.0 million, with $181.6 million initially drawn at Closing, followed by an immediate $56.6 million paydown with the proceeds from the cash contribution to the Company from Holdings (net drawdown at closing of $125.0 million). See "Description of Senior Credit Facilities."
(2) Represents proceeds from the Debenture Offering which were contributed by Holdings to the Company.

(3) The Equity Investor and the Management Investor Contribution consisted of the purchase of common partnership interests of Holdings with a fair market value of approximately $33.6 million, which was contributed by Holdings to the Company.

(4) Reflects a gross cash distribution of $130.1 million (per the Recapitalization Agreement) less contractually agreed adjustments for i) the amount by which prepayment penalties exceeded $13.6 million ($1.5 million), and ii) the amount by which estimated consolidated net worth (as defined in the Recapitalization Agreement) at closing was less than targeted net worth (as defined in the Recapitalization Agreement) ($6.2 million). Excludes the non-cash Current Owner Contribution of $29.9 million, consisting of $7.4 million of Current Owner Rollover Equity at an implied fair value and Holdings Preferred Units with a liquidation value of approximately $22.5 million.

(5) Funding requirements as of the Closing were approximately $7.5 million more than pro forma requirements as of July 22, 1998 due to expected additional borrowings to fund capital expenditures.
(6) Reflects fees and expenses related to the Transactions (Holdings of $2.0 million and the Company of $23.2 million). See "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

  The aggregate gross proceeds from the issuance of the Debentures, together with the proceeds of the Initial Note Offering, the borrowings under the Senior Credit Facilities, the Equity Investor and the Management Investors Contribution and the Current Owner Contribution, were used to consummate the Recapitalization and pay fees and expenses in connection with the Transactions. See "The Transactions."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The Unaudited Pro Forma Consolidated Financial Data of Holdings have been derived by giving effect to the pro forma adjustments to the historical consolidated financial statements of the Company appearing elsewhere in this Prospectus. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997 give effect to the Transactions as if they were consummated at the beginning of such periods.

  The pro forma adjustments are described in the accompanying notes and are based upon the available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Consolidated Financial Data and accompanying notes should be read in conjunction with the Consolidated Financial Statements of the Company and related notes, and other financial information pertaining to Holdings and the Company, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

  The Unaudited Pro Forma Consolidated Financial Data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Transactions been consummated on the dates described above, nor are they necessarily indicative of Holdings' or the Company's future results of operations or financial position.

  As a result of the Transactions, the Company incurred penalties associated with the prepayment of the Old Notes of approximately $15.1 million and wrote-off approximately $0.8 million of existing debt issuance costs. These costs are non-recurring in nature and have therefore not been reflected in the unaudited pro forma consolidated statements of income.

                      ANTHONY CRANE RENTAL HOLDINGS, L.P.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   NINE MONTHS ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                   ADJUSTMENTS FOR
                                        HISTORICAL THE TRANSACTIONS  PRO FORMA
Revenues:
  Equipment rentals....................  $136,876     $     --       $136,876
  Equipment sales......................    16,655           --         16,655
                                         --------     ---------      --------
    Total revenues.....................   153,531           --        153,531
Cost of revenues:
  Cost of equipment rentals............    81,883           --         81,883
  Cost of equipment sales..............    12,878           --         12,878
                                         --------     ---------      --------
    Total cost of revenues.............    94,761           --         94,761
                                         --------     ---------      --------
Gross profit...........................    58,770           --         58,770
Selling, general and administrative
 expenses..............................    30,196          (396)(1)    29,800
                                         --------     ---------      --------
Income from operations.................    28,574           396        28,970
  Interest expense.....................    16,377        11,221 (2)    27,598
  Other income.........................      (633)          --           (633)
                                         --------     ---------      --------
Income before extraordinary item and
 taxes.................................    12,830       (10,825)        2,005
Provision for state taxes..............       220           --            220
                                         --------     ---------      --------
Net income before extraordinary item...  $ 12,610     $ (10,825)     $  1,785
                                         ========     =========      ========

OTHER DATA:
  EBITDA (3).......................................................... $ 45,798
  Total depreciation and amortization.................................   19,561
  Net gain on sales of used rental equipment..........................    2,733
  Total capital expenditures..........................................   87,806
  Ratio of earnings to fixed charges (4)..............................      1.1x
  Ratio of EBITDA to cash interest expense (3)........................      2.0x

                      ANTHONY CRANE RENTAL HOLDINGS, L.P.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                    ADJUSTMENTS FOR
                                         HISTORICAL THE TRANSACTIONS PRO FORMA
Revenues:
  Equipment rentals.....................  $116,044      $    --      $116,044
  Equipment sales.......................    23,127           --        23,127
                                          --------      --------     --------
    Total revenues......................   139,171           --       139,171
Cost of revenues:
  Cost of equipment rentals.............    71,659           --        71,659
  Cost of equipment sales...............    13,153           --        13,153
                                          --------      --------     --------
    Total cost of revenues..............    84,812           --        84,812
                                          --------      --------     --------
Gross profit............................    54,359           --        54,359
Selling, general and administrative
 expenses...............................    25,363          (284)(1)   25,079
                                          --------      --------     --------
Income from operations..................    28,996           284       29,280
  Interest expense......................     9,931        17,667 (2)   27,598
  Other income..........................      (480)          --          (480)
                                          --------      --------     --------
Income before extraordinary item and
 taxes..................................    19,545       (17,383)       2,162
Provision for state taxes...............        78           --            78
                                          --------      --------     --------
Net income before extraordinary item....  $ 19,467      $(17,383)    $  2,084
                                          ========      ========     ========

OTHER DATA:
  EBITDA(3)............................................................ $35,636
  Total depreciation and amortization..................................  15,496
  Net gain on sales of used rental equipment...........................   9,140
  Total capital expenditures...........................................  68,887
  Ratio of earnings to fixed charges (4)...............................     1.1x
  Ratio of EBITDA to cash interest expense (3).........................     1.5x

                      ANTHONY CRANE RENTAL HOLDINGS, L.P.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                    ADJUSTMENTS FOR
                                         HISTORICAL THE TRANSACTIONS PRO FORMA
Revenues:
  Equipment rentals.....................  $156,408      $    --      $156,408
  Equipment sales.......................    27,400           --        27,400
                                          --------      --------     --------
    Total revenues......................   183,808           --       183,808
Cost of revenues:
  Cost of equipment rentals.............    97,036           --        97,036
  Cost of equipment sales...............    15,541           --        15,541
                                          --------      --------     --------
    Total cost of revenues..............   112,577           --       112,577
                                          --------      --------     --------
Gross profit............................    71,231           --        71,231
Selling, general and administrative
 expenses...............................    35,111          (613)(1)   34,498
                                          --------      --------     --------
Income from operations..................    36,120           613       36,733
  Interest expense......................    13,962        22,836 (2)   36,798
  Other income..........................    (1,739)          --        (1,739)
                                          --------      --------     --------
Income before taxes.....................    23,897       (22,223)       1,674
Provision for state taxes...............        96           --            96
                                          --------      --------     --------
Net income..............................  $ 23,801      $(22,223)    $  1,578
                                          ========      ========     ========

OTHER DATA:
  EBITDA (3)........................................................... $47,978
  Total depreciation and amortization..................................  21,904
  Net gain on sales of used rental equipment...........................  10,659
  Total capital expenditures...........................................  92,167
  Ratio of earnings to fixed charges (4)...............................    1.0x
  Ratio of EBITDA to cash interest expense (3).........................    1.5x

                         NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED STATEMENTS OF INCOME

              NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                       AND YEAR ENDED DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

(1) Reflects the following pro forma cost savings offset by the annual management fee to be paid to Bain for consulting and financial services to be provided to the Company. See "Certain Relationships and Related Transactions--Advisory Agreement":

                                             NINE MONTHS        NINE MONTHS
                               YEAR ENDED       ENDED              ENDED
                                  1997    SEPTEMBER 30, 1997 SEPTEMBER 30, 1998
  Elimination of operating
   costs for property
   distributed to majority
   current owner .............  $   (813)      $  (458)           $   (487)
  Elimination of majority
   current owner's life
   insurance costs............      (400)         (300)               (217)
  Elimination of terminated
   employee costs.............      (400)         (276)               (244)
  Management fee to be paid to
   Bain.......................     1,000           750                 552
                                --------       -------            --------
  Net decrease in selling,
   general and administrative
   expenses...................  $   (613)      $  (284)           $   (396)
                                ========       =======            ========

(2) The increase in pro forma interest expense as a result of the Transactions is as follows:

                                             NINE MONTHS        NINE MONTHS
                               YEAR ENDED       ENDED              ENDED
                                  1997    SEPTEMBER 30, 1997 SEPTEMBER 30, 1998
  Elimination of historical
   interest expense...........  $(13,962)      $(9,931)           $(16,377)
                                --------       -------            --------
  Interest on new borrowings:
  Senior Credit
   Facilities(a)..............    15,000        11,250              11,250
  Senior Notes................    16,081        12,061              12,061
                                --------       -------            --------
    Cash interest expense.....    31,081        23,311              23,311
  Debentures(b)...............     3,350         2,512               2,512
  Amortization of deferred
   financing fees(c)..........     2,367         1,775               1,775
                                --------       -------            --------
  Total interest from the debt
   requirements of the
   Transactions...............    36,798        27,598              27,598
                                --------       -------            --------
  Net increase in interest
   expense....................  $ 22,836       $17,667            $ 11,221
                                ========       =======            ========

---------------------
  (a) Represents interest expense on bank debt at the LIBO option (assumed to be 5.75%) plus: (i) 2.25% for the Revolving Credit Facility ($125,000) as well as an unused commitment fee of 0.50% on the unused portion of the Revolving Credit Facility ($150,000); and (ii) 2.75% for the Term Loan ($50,000).

  (b) The Debentures will accrete at an annual rate of 13 3/8% for the first five years after issuance and will accrue interest at the same rate thereafter. The interest expense related to the Debentures will be approximately $1.4 million, $3.6 million, $4.2 million, $4.7 million, $5.4 million and $6.3 million in the years ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003, respectively. Thereafter, annual interest expense will be approximately $6.4 million.
  (c) Represents the annual amortization expense assuming a weighted average maturity on all borrowings of 8.4 years.

(3) Based on Holdings' pro forma EBITDA for the twelve-month period ended September 30, 1998 of $58.1 million, the pro forma ratio of EBITDA to cash interest expense would be 1.9 to 1. EBITDA represents income from operations less the net gain on sales of used rental equipment plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company's measure of EBITDA may not be comparable to those reported by other companies.

(4) For purposes of computing this ratio, earnings consist of income before taxes plus fixed charges. Fixed charges consist of total interest expense, the fixed dividend of 11% on the Holdings Preferred Units and the estimated portion of rent expense.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical consolidated financial data of the Company for the five years ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The selected historical consolidated financial data for the five years ended December 31, 1997 were derived from the audited consolidated financial statements of the Company which for the three years ended December 31, 1997 are included elsewhere in this Prospectus, together with the report thereon of PricewaterhouseCoopers LLP, independent accountants. The selected historical consolidated financial data for the nine months ended September 30, 1997 and 1998 were derived from unaudited historical consolidated financial statements of the Company. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes related thereto of the Company included elsewhere in this Prospectus.

                                                                               NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                          ------------------------------------------------     ------------------
                            1993      1994      1995      1996      1997         1997      1998
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Revenues:
 Equipment rentals......  $ 68,113  $ 85,369  $106,593  $128,161  $156,408     $116,044  $136,876
 Equipment sales........     4,814     7,762     9,419    19,444    27,400       23,127    16,655
                          --------  --------  --------  --------  --------     --------  --------
Total revenues..........    72,927    93,131   116,012   147,605   183,808      139,171   153,531
Cost of revenues:
 Cost of equipment
  rentals...............    40,166    50,908    62,533    78,049    97,036       71,659    81,883
 Cost of equipment
  sales.................     3,345     5,206     7,039    13,643    15,541       13,153    12,878
                          --------  --------  --------  --------  --------     --------  --------
Total cost of revenues..    43,511    56,114    69,572    91,692   112,577       84,812    94,761
Gross profit............    29,416    37,017    46,440    55,913    71,231       54,359    58,770
Selling, general and
 administrative
 expenses...............    17,219    20,567    23,351    29,211    35,111       25,363    30,196
                          --------  --------  --------  --------  --------     --------  --------
Income from operations..    12,197    16,450    23,089    26,702    36,120       28,996    28,574
Interest expense........     3,961     6,281     8,482    10,873    13,962        9,931    16,377
Other (income) expense..      (125)        6      (104)      (69)   (1,739)        (480)     (633)
                          --------  --------  --------  --------  --------     --------  --------
Income before
 extraordinary item and
 taxes..................     8,361    10,163    14,711    15,898    23,897       19,545    12,830
Provision (benefit) for
 state taxes............       438       154       583      (102)       96           78       220
                          --------  --------  --------  --------  --------     --------  --------
Income before
 extraordinary item.....     7,923    10,009    14,128    16,000    23,801       19,467    12,610
Extraordinary item......       --        --        --        --        --           --     15,811
Net income (loss).......  $  7,923  $ 10,009  $ 14,128  $ 16,000  $ 23,801(1)  $ 19,467  $ (3,201)
                          ========  ========  ========  ========  ========     ========  ========
OTHER DATA:
Net cash provided by
 operating activities...  $ 16,079  $ 22,410  $ 27,695  $ 32,411  $ 30,697     $ 21,998  $ 24,973
Net cash used in
 investing activities...   (35,254)  (40,938)  (36,907)  (56,349)  (66,976)     (44,020)  (68,661)
Net cash provided by
 financing activities...    27,180    11,013     8,722    26,370    32,066       16,568    47,173
Ratio of earnings to
 fixed charges(2).......       3.1x      2.6x      2.7x      2.4x      2.5x         2.7x      1.7x
EBITDA(3)...............    23,221    28,724    38,922    44,836    47,365       35,352    45,402
Total depreciation and
 amortization(4)........    12,300    14,408    17,653    22,061    21,904 (1)   15,496    19,561
Net gain on sales of
 used rental equipment..     1,276     2,134     1,820     3,926    10,659        9,140     2,733
Total capital
 expenditures...........    33,735    42,496    45,241    82,673    92,167       68,887    87,806
Original cost of
 property and
 equipment..............   159,581   197,264   238,544   295,405   361,772      347,213   432,385
Original cost of rental
 equipment..............   142,823   174,090   201,972   248,406   295,297      285,951   364,712
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 14,160  $  6,646  $  6,156  $  8,588  $  4,375     $  3,135  $  7,860
Total assets............   144,581   164,576   196,053   241,239   306,928      287,340   384,997
Total debt..............    71,808    94,427   108,000   140,000   185,961      166,429   375,588
Total liabilities.......    80,614   100,444   115,908   150,378   205,512      185,891   397,813
Total partners' capital
 (deficit)..............    63,967    64,132    80,145    90,861   101,416      101,448   (12,816)

---------------------

(1) Reflects the decrease in depreciation expense of $5.7 million and $4.2 million for the year ended December 31, 1997 and for the nine months ended September 30, 1997, respectively, for the revision in estimated salvage values used for depreciating certain rental equipment.

(2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income before taxes plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing cost and the component of rental expense that management believes is representative of the interest component of rental expense.

(3) EBITDA represents income from operations less the net gain on sales of used rental equipment plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company's measure of EBITDA may not be comparable to those reported by other companies.

(4) Excludes amortization of deferred financing fees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the more detailed information and the historical consolidated financial statements and pro forma consolidated financial data, including notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  ACR is the largest crane rental company in North America. The Company's primary source of revenue is the rental of cranes and lifting equipment for a variety of applications, most of which involve industrial repair and maintenance activity. Over the past thirty years, the Company has grown by pursuing an operating philosophy focused on the crane and lifting equipment needs of industrial companies in the petrochemical, paper, steel, utility, mining and other industries, and major non-residential construction contractors. In addition to its primary business of renting equipment, the Company also derives revenue from sales of new equipment as a dealer for selected manufacturers and used equipment as part of its fleet management program. Equipment sales can fluctuate based on the Company's fleet management program and market conditions. Fleet management, which is the process of purchasing, dispatching, maintaining and selling rental equipment, is one of the most critical operational elements for crane rental companies. The Company's revenues are dependent on several factors, including the demand for rental equipment, the amount of equipment available for rent, rental rates and general economic conditions.

  The Company's total revenues have increased by approximately 152.0% over the past four years, and have increased in each of the past 31 years. Equipment rental revenues increased by more than 20% in each of the last four years. This revenue growth reflects several strengths of the Company. Most importantly, ACR has the most extensive crane fleet and broadest geographic coverage of any company in the highly fragmented U.S. crane rental industry. Since 1995, the Company has grown by expanding its existing yards, opening new yards and acquiring other crane rental companies. Typically, the costs associated with the opening of new yards or the purchases of new equipment are incurred up to 12 months prior to realizing the full benefit of the revenue stream generated by such yards or equipment.

  The Company is a limited partnership organized under the laws of Pennsylvania, as a result of which (i) the Company is not itself subject to federal and certain state (except for Texas) income tax, (ii) the taxable income of the Company's businesses in the United States will be allocated to the equity holders of Holdings, and (iii) such equity holders will be responsible for income taxes on such taxable income. The Company intends to make distributions to equity holders of Holdings to enable them to meet their tax obligations with respect to income allocated to them by the Company.

  Effective July 22, 1998, the Company completed a recapitalization whereby the Company incurred new debt obligations, repaid its outstanding Senior Notes and credit agreement obligations, restructured certain partnership interests and distributed cash and property to the previous owners. See "The Transactions" and "--Following the Recapitalization."

RESULTS OF OPERATIONS


  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997.

  Equipment Rental Revenues. Revenues from equipment rentals increased $20.8 million, or 17.9% to $136.8 million for the nine months ended September 30, 1998 as compared to $116.0 million for the same period in the prior year. This increase was largely due to the continued growth at the Company's existing yards, reflecting the impact of the rental equipment purchased in 1997 and 1998 and the start up of six rental yards opened in 1997, including three operations in California which are beginning to reach targeted operating levels.

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


  Equipment Sales. Revenues from equipment sales decreased $6.5 million, or 28.0% to $16.6 million for the nine month period ended September 30, 1998 as compared to $23.1 million for the same period in the prior year. The majority of the decrease was attributable to the Company's decision to reduce sales of used equipment in connection with its fleet management program.

  Total Revenues. Based on the foregoing, total revenues increased $14.3 million, or 10.3% to $153.5 million for the nine months ended September 30, 1998 as compared to $139.2 million for the same period in the prior year.

  Gross Profit. Gross profit from equipment rentals increased $10.6 million, or 23.9% to $55.0 million for the nine months ended September 30, 1998 as compared to $44.4 million for the same period in the prior year. The increase was primarily the result of the increased equipment rental revenues as previously discussed, offset in part by an increase in direct operating expenses primarily associated with the rental yards opened during 1997. As a percent of equipment rental revenues, gross profit from equipment rentals increased to 40.2% for the nine months ended September 30, 1998 as compared to 38.3% for the same period in the prior year. This increase in gross profit margin is primarily attributable to improved profitability of the rental yards opened in 1997 as a result of better equipment utilization and management's efforts to maintain and control costs.

  Gross profit from equipment sales decreased $6.2 million or 62.1%, to $3.8 million for the nine months ended September 30, 1998 as compared to $10.0 million for the same period in the prior year. As a percent of equipment sales revenues, gross profit declined to 22.7% for the nine months ended September 30 1998, compared to 43.1% for the same period in the prior year. The gross profit and gross margin percentage decreases were due to the Company's decision to sell a lesser amount of used rental equipment under its fleet management program during the nine months ended September 30, 1998 compared to the same period in the prior year, coupled with the unusually large margins obtained on the sale of certain cranes in the nine months ended September 30, 1997.

  Based on the foregoing, total gross profit increased $4.4 million, or 8.1% to $58.8 million for the nine months ended September 30, 1998 as compared to $54.4 million for the nine months ended September 30, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $4.8 million, or 19.1% to $30.2 million for the nine months ended September 30, 1998 as compared to $25.4 million for the same period in the prior year. This increase was primarily attributable to an increase in salaries and wages and related benefit costs associated with the new yards opened during 1997. As a percent of total revenues, selling general and administrative expenses increased to 19.7% for the nine months ended September 30, 1998 as compared to 18.2% for the same period in the prior year. The increase in selling, general and administrative expenses as a percent of total revenues was largely due to the decrease in revenues from equipment sales during the nine months ended September 30, 1998. As a percent of equipment rental revenues, selling, general and administrative expenses were 22.1% for the nine months ended September 30, 1998 compared to 21.9% for the same period in the prior year.

  Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA (as defined to exclude net gains on sales of used equipment) increased $10.0 million, or 28.4% to $45.4 million for the nine months ended September 30, 1998, compared to $35.4 million, for the same period in the prior year. EBITDA from equipment rentals (as defined to equal revenues from equipment rentals, less costs of equipment rentals, less selling, general and administrative expenses, plus depreciation and amortization) increased $9.9 million, or 28.5%, to $44.4 million for the nine months ended September 30, 1998, compared to $34.5 million for the same period in the prior year. As a percent of equipment rental revenues, EBITDA from equipment rentals increased to 32.4% for the nine months ended September 30, 1998, compared to 29.7% for the same period in the prior year. This increase is primarily due to the equipment rental revenues factors discussed above.

  Interest Expense. Interest expense increased $6.4 million, or 64.9%, to $16.3 million for the nine months ended September 30, 1998, compared to $9.9 million for the same period in the prior year. This increase reflected the higher level of borrowings outstanding attributable to the Company's recapitalization transaction consummated in July 1998 as well as the Company's continued investment in rental equipment and the opening of new yards.

  Other Income. Other income increased $0.1 million or 32.0% to $0.6 million for the nine months ended September 30, 1998 compared to $0.5 million for the same period in the prior year.

  Extraordinary Items. In connection with the recapitalization transaction consummated in July 1998, the Company recorded a one-time charge of $15.8 million primarily resulting from penalties associated with the prepayment of the Company's old debt.

  Net (Loss) Income. Net income decreased $22.7 million, or 116.4% to a net loss of $3.2 million for the nine months ended September 30, 1998, compared to net income of $19.5 million for the same period in the prior year as a result of the factors discussed above.









 YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Equipment Rental Revenues. Revenues from equipment rentals increased $28.2 million, or 22.0%, to $156.4 million for the year ended December 31, 1997, compared to $128.2 million for the year ended December 31, 1996. This increase was largely due to the continued growth at the Company's existing rental yards as a result of new rental equipment purchased in 1997, rental equipment purchased in 1996 becoming more fully utilized and the start-up of six rental yards, including three yards in California.

  Equipment Sales. Revenues from equipment sales increased $8.0 million, or 40.9%, to $27.4 million for the year ended December 31, 1997 as compared to $19.4 million for the year ended December 31, 1996. This increase was primarily attributable to significantly higher levels of activity in the Company's fleet management program through upgrading the fleet and selling older and under-utilized cranes.

  Total Revenues. Based on the foregoing, total revenues for the year ended December 31, 1997 increased $36.2 million, or 24.5%, to $183.8 million as compared to total revenues of $147.6 million for the prior year.

  Gross Profit. Gross profit from equipment rentals increased $9.3 million, or 18.5%, to $59.4 million for the year ended December 31, 1997 as compared to $50.1 million for the year ended December 31, 1996. The increase in gross profit from equipment rentals was the result of the increased revenues as previously discussed, offset in part by an increase in direct operating expenses, primarily attributable to equipment lease expense (relating to a sale/leaseback transaction in December 1996) of $3.2 million, or 2.0% of total equipment rental revenues, as well as new yards opened in 1997. Gross profit from equipment rentals was also impacted by the Company's decision in 1997 to revise its estimate of the salvage values used for depreciating certain rental equipment, which had the effect of improving gross profit by $5.7 million, offset in part by an increase in depreciation expense of $5.4 million as a result of the significant capital expenditures incurred in 1997 and 1996. As a percent of equipment rental revenues, gross profit decreased to 38.0% for the year ended December 31, 1997 from 39.1% for the year ended December 31, 1996. This decrease was primarily attributable to the factors discussed above.

  Gross profit from equipment sales increased $6.1 million, or 104.4%, to $11.9 million for the year ended December 31, 1997 as compared to $5.8 million for the year ended December 31, 1996. As a percent of equipment sales revenue, gross profit increased to 43.3% for the year ended December 31, 1997, from 29.8% for the year ended December 31, 1996. These increases were attributable to the increased equipment sales revenues, as previously discussed as well as the unusually high margins earned on certain equipment sales during 1997.

  Based on the foregoing, total gross profit increased $15.3 million, or 27.4%, to $71.2 million for the year ended December 31, 1997 as compared to $55.9 million for the year ended December 31, 1996.

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

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.9 million, or 20.2%, to $35.1 million for the year ended December 31, 1997 compared to $29.2 million for the year ended December 31, 1996. This increase was primarily attributable to increased salaries and wages and employee benefits associated with the new yards opened during 1997. As a percent of total revenues, selling general and administrative expenses decreased to 19.1% of total revenues for the year ended December 31, 1997 as compared to 19.8% of total revenues for the year ended December 31, 1996. The decrease in selling, general and administrative expenses as a percent of total revenues was largely due to the significant increase in revenues from equipment sales during 1997. As a percent of equipment rental revenues, selling, general and administrative expenses decreased to 22.4% for the year ended December 31, 1997 as compared to 22.8% for the year ended December 31, 1996.

  Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA (as defined to exclude net gains on sales of used equipment) increased $2.6 million, or 5.6%, to $47.4 million for the year ended December 31, 1997 as compared to $44.8 million for the year ended December 31, 1996. EBITDA from equipment rentals (as defined to equal revenues from equipment rentals, less costs of equipment rentals, less selling, general and administrative expenses, plus depreciation and amortization) increased $3.2 million, or 7.5%, to $46.2 million for the year ended December 31, 1997 as compared to $43.0 million for the year ended December 31, 1996. These increases were primarily attributable to the increase in rental revenues, as previously discussed. As a percent of equipment rental revenues, EBITDA from equipment rentals decreased to 29.5% for the year ended December 31, 1997 as compared to 33.5% for the year ended December 31, 1996. This decrease was primarily attributable to the increase in equipment lease expense as a result of a sale/leaseback transaction in December 1996, as well as the new rental yards opened in 1997.

  Interest Expense. Interest expense increased $3.1 million, or 28.4%, to $14.0 million for the year ended December 31, 1997 as compared to $10.9 million for the year ended December 31, 1996. This increase reflected the higher level of borrowings outstanding attributable to the Company's continued investment in rental equipment and the new rental yards opened during 1997.

  Other Income. Other income increased $1.6 million to $1.7 million for the year ended December 31, 1997 as compared to $0.1 million for the year ended December 31, 1996. This increase was primarily the result of a gain on the sale of property purchased for resale by the Company.

  Net Income. Net income increased $7.8 million, or 48.8%, to $23.8 million for the year ended December 31, 1997 as compared to $16.0 million for the year ended December 31, 1996. This increase reflected the factors discussed above.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Equipment Rental Revenues. Revenues from equipment rentals increased $21.6 million, or 20.2%, to $128.2 million for the year ended December 31, 1996 as compared to $106.6 million for the year ended December 31, 1995. The increase in equipment rental revenues was attributable to the Company's increased revenues at existing locations and its continued expansion efforts. During 1996, the Company opened a rental facility in California and expanded its national accounts program by obtaining a long-term contract with a customer.

  Equipment Sales. Revenues from equipment sales increased $10.0 million, or 106.4%, to $19.4 million for the year ended December 31, 1996 as compared to $9.4 million for the year ended December 31, 1995. This increase was principally attributable to the resale of rental equipment purchased in connection with the contract discussed above and the effects of the Company's existing fleet management program.

  Total Revenues. Based on the foregoing, total revenues increased $31.6 million, or 27.2%, to $147.6 million for the year ended December 31, 1996 as compared to $116.0 million for the year ended December 31, 1995.

  Gross Profit. Gross profit from equipment rentals increased $6.0 million, or 13.7%, to $50.1 million for the year ended December 31, 1996 as compared to $44.1 million for the year ended December 31, 1995, primarily as a result of the increased revenues previously discussed. As a percent of equipment rental revenues, the gross profit from equipment rentals decreased to 39.1% for the year ended December 31, 1996 from 41.3% for the year ended December 31, 1995. The key factor contributing to this decrease was an increase in direct operating expenses due to a management initiative to upgrade the Company's ongoing preventive maintenance and inspection program.

  Gross profit from equipment sales increased $3.4 million, or 143.7%, to $5.8 million for the year ended December 31, 1996 as compared to $2.4 million for the year ended December 31, 1995. This increase was primarily attributable to the increased level of equipment sales, as discussed above. As a percent of equipment sales revenues, gross profit increased to 29.8% for the year ended December 31, 1996 as compared to 25.3% for the year ended December 31, 1995. This increase was primarily due to the margins generated on the equipment purchased and subsequently resold in connection with the contract discussed above.

  Based on the foregoing, total gross profit increased $9.5 million, or 20.4%, to $55.9 million for the year ended December 31, 1996 as compared to $46.4 million for the year ended December 31, 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.9 million, or 25.1%, to $29.2 million for the year ended December 31, 1996 as compared to $23.4 million for the year ended December 31, 1995. This increase was attributable to increased salaries and wages and travel expenses related to the new locations opened in 1996 and 1995. As a percent of total revenues, selling, general and administrative expenses decreased to 19.8% for the year ended December 31, 1996 as compared to 20.1% for the year ended December 31, 1995.

  Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA (as defined to exclude net gains on sales of used equipment) increased $5.9 million, or 15.2%, to $44.8 million for the year ended December 31, 1996 as compared to $38.9 million for the year ended December 31, 1995. This increase was primarily attributable to the increased revenues discussed above. EBITDA from equipment rentals (as defined to equal revenues from equipment rentals, less costs of equipment rentals, less selling, general and administrative expenses, plus depreciation and amortization) increased from $38.4 million in 1995 to $43.0 million in 1996, an increase of 12.0%. As a percent of equipment rental revenues, EBITDA from equipment rentals decreased from 36.0% in 1995 to 33.5% in 1996. This decrease was principally attributable to the changes in gross profit and selling, general and administrative expenses discussed above.

  Interest Expense. Interest expense increased $2.4 million, or 28.2%, to $10.9 million for the year ended December 31, 1996 as compared to $8.5 million for the year ended December 31, 1995. This increase was reflective of the Company's higher levels of borrowings to finance the continued growth of the Company.

  Net Income. Net income increased $1.9 million, or 13.3%, to $16.0 million for the year ended December 31, 1996 as compared to $14.1 million for the year ended December 31, 1995 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

 HISTORICAL

  During the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, the Company's primary sources of funds consisted of net cash provided by operating activities, proceeds from the sale of fixed assets, including rental equipment and borrowings under its Former Credit Agreement. Additionally, in 1996, proceeds of $24.1 million were received from a sale/leaseback transaction, and in 1997, $59.0 million in proceeds from the issuance of privately placed senior notes. Net cash provided by operating activities for the nine months ended September 30, 1998 increased $3.0 million, or 13.5%, to $25.0 million from

$22.0 million for the same period in the prior year. This increase was primarily the result of an increase in income from operations before consideration of non-cash components of net income. Net cash provided by operating activities for the year ended December 31, 1997 declined to $30.7 million from $32.4 million as a result of an increase in working capital partially offset by an increase in net income. Net cash provided by operations for the year ended December 31, 1996 increased 17.0% to $32.4 million from $27.7 million in 1995. This increase is primarily the result of increased net income and an increase in certain operating liabilities.

  For the nine months ended September 30, 1998, the Company's principal use of cash for investing activities was for capital expenditures, primarily the purchase of rental equipment for the Company's fleet. Total capital expenditures for the nine months ended September 30, 1998 increased $21.1 million, or 36.0%, to $80.9 million, compared to $59.8 million for the same period in the prior year. Of those amounts, $73.6 million and $40.2 million, respectively, reflected the purchases of rental equipment both to increase the size of the Company's fleet and to replace sold used rental equipment. Proceeds from the sale of fixed assets, including rental equipment, for the nine months ended September 30, 1998 decreased $10.4 million, or 53.0%, to $9.2 million from $19.6 million for the same period in the prior year.

  For the nine months ended September 30, 1998 and 1997, net cash provided by financing activities was $47.2 million and $16.6 million, respectively. The increase in net cash provided by financing activities was due to an increase in net borrowings and equity proceeds as a result of the Recapitalization as well as borrowings to fund capital expenditures, offset by an increase in partner distributions, primarily related to the Recapitalization.

  During the years ended December 31, 1997, 1996 and 1995, the Company's principal uses of cash for investing activities, were for capital expenditures, including expenditures for rental equipment. Total capital expenditures during these periods were $85.6 million, $81.2 million and $44.8 million, respectively. Included in these totals were expenditures for rental equipment totaling $64.2 million, $77.0 million, and $37.0 million, respectively. These expenditures were made to increase the Company's total investment in the rental fleet and to replace sold used rental equipment. Total proceeds from the sale of fixed assets, including rental equipment, increased 170.2% to $22.5 million for the year ended December 31, 1997 from $8.3 million for the year ended December 31, 1996. Total proceeds from the sale of fixed assets, including rental equipment, totaled $7.7 million for the year ended December 31, 1995.

  For the year ended December 31, 1997, net cash provided by financing activities was $32.1 million compared to $26.4 million and $8.7 million for the years ended December 31, 1996 and 1995, respectively. The increases in 1997 and 1996 were due to higher net borrowings to fund capital expenditures and acquisitions, offset by an increase in partner withdrawals compared to 1995.

  The Company has no long-term minimum purchase commitments for rental equipment. Management has budgeted $95 million for gross fleet capital expenditures for 1998. These expenditures will be partially offset by expected proceeds from the sale of used equipment. The Company also expects to spend approximately $8.0 million in 1998 on non-rental related capital expenditures consisting of buildings, land, furniture and fixtures and machinery and tools. In addition to the budgeted capital expenditures, the Company is currently considering several potential acquisitions, although the Company does not currently have any agreements with respect to the potential acquisitions. In 1997, the Company incurred approximately $3.1 million related to a sale/leaseback transaction entered into in December 1996. This transaction will require annual payments of approximately $3.1 million through January, 2004.

  In connection with the Recapitalization, the Company and Holdings incurred significant amounts of debt with interest and principal repayments on the Discount Debentures, the Senior Notes and under the Senior Credit Facilities representing significant obligations of the Company and Holdings. Holdings' operations are conducted through its subsidiaries and Holdings is, therefore, dependent upon the cash flow of its subsidiaries, including the Company, to meet its debt service obligations. The Company's liquidity needs relate to working capital, debt service, capital expenditures and potential acquisitions.

  The Company intends to fund its working capital, capital expenditures and debt service requirements through cash flows generated from operations and borrowings under the Senior Credit Facilities. The Senior Credit Facilities consist of a $275.0 million, non-amortizing revolving Credit Facility of which a net amount of $144.0 million was drawn at September 30, 1998, and a $50.0 million non-amortizing Term Loan. Amounts under the Revolving Credit Facility will be available on a revolving basis during the period commencing on July 22, 1998 (the date of the closing) and ending on the sixth anniversary of the closing.

  The Senior Credit Facilities, the Senior Notes and the Discount Debentures contain certain covenants that limit, among other things, the ability of the Company and Holdings to: (i) make distributions, redeem partnership interests or make certain other restricted payments or investments other than distributions to pay taxes; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. In addition, the Senior Credit Facilities require the Company to maintain specified financial ratios and tests, among other obligations, including a minimum interest coverage ratio. At September 30, 1998, the Company and Holdings were in full compliance with the financial covenants and expects to remain in compliance for the forseeable future, including with respect to the minimum interest coverage ratio covenant.

IMPACT OF YEAR 2000 ISSUE

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  Based on recent assessments, the Company determined that its information technology systems will require modification or replacement of portions of hardware and software so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications and replacement of existing hardware and software, the Year 2000 Issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company. The Company does not have any significant non-information technology systems.

  The Company will utilize both internal and external resources to reprogram, or replace, test, and implement the software and hardware for Year 2000 modifications. The total cost of the Year 2000 project is estimated at $650,000 and is being funded through operating cash flows. To date, the Company has incurred approximately $635,000 for new systems and equipment, the majority of which has been capitalized. The total remaining project costs of approximately $15,000 are attributable to the purchase of new operating equipment, which will be capitalized.

  The Company's plan to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, and other factors. Estimates on the status of completion and the expected completion dates are based on costs incurred to date compared to total expected costs. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

  The Company's plan to resolve the Year 2000 Issue involves four phases: assessment, remediation, testing, and implementation. To date, the Company has fully completed its assessment of all material systems that could be affected by the Year 2000 Issue. The completed assessment indicated that most of the Company's significant information technology systems could be affected. Further, the Company conducts a significant portion of its purchase transactions with vendors involved in the business of crane and lifting equipment manufacturing and repair. If these vendors are not Year 2000 ready, the Company's ability to service its crane rental customers could be impaired.

  For its information technology exposures, to date, the Company is 100% complete on the remediation phase for all material systems and is 98% complete with testing and implementing its information technology systems. Completion of the testing phase is expected by November 1998 with all remediated systems fully implemented by December 31, 1998.

  With respect to third parties, the Company does not utilize systems that interface directly with significant vendors. The Company has queried its important vendors, and to date, the Company is not aware of any problems that would materially impact results of operations, liquidity, or capital resources. The Company has no means of ensuring that their vendors will be Year 2000 ready. The inability of those parties to complete their Year 2000 resolution process could materially impact the Company.

INFLATION AND CYCLICALITY

  Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

  Although much of the Company's business is with customers in industries that are cyclical in nature, management believes that certain characteristics of the crane rental industry and the Company's operating strategies should help to mitigate the effects of an economic downturn. These characteristics include: (i) the flexibility and low cost offered to customers by renting, which may be a more attractive alternative to capital purchases; (ii) the Company's ability to relocate equipment during regional recessions; (iii) the Company's high percentage of industrial customers who frequently rent cranes for regularly scheduled, non-deferrable plant maintenance activities; and (iv) the diversity of the Company's industry and customer base.

SUPPLEMENTARY FINANCIAL INFORMATION

  The following table presents unaudited quarterly operating results for each of the Company's last eleven quarters as well as the percentage of the Company's total revenues represented by each item. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                              QUARTER ENDED
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                           MARCH 31        JUNE 30     SEPTEMBER 30         DECEMBER 31
                         -------------  -------------  -----------------   -------------
                                         (DOLLARS IN THOUSANDS)
1996:
Total revenues.......... $29,790 100.0% $34,663 100.0% $39,948     100.0%  $43,204 100.0%
Gross profit............  11,599  38.9   13,486  38.9   14,072      35.2    16,756  38.8
Income before income
 taxes..................   3,322  11.2    4,178  12.1    3,395       8.5     5,003  11.6
Net income..............   3,342  11.2    4,205  12.1    3,417       8.6     5,036  11.7
1997:
Total revenues.......... $45,575 100.0% $44,278 100.0% $49,319     100.0%  $44,636 100.0%
Gross profit............  17,384  38.2   16,164  36.5   20,811      42.2    16,872  37.8
Income before income
 taxes..................   7,629  16.8    4,594  10.4    7,323      14.9     4,351   9.8
Net income..............   7,599  16.7    4,576  10.3    7,293      14.8     4,333   9.7
1998:
Total revenues.......... $48,463 100.0% $51,086 100.0% $53,982       100%      --    --
Gross profit............  17,551  36.3   20,271  39.7   20,948      38.8%      --    --
Income (loss) before
 income taxes...........   4,564   9.5    5,765  11.3  (13,310)(a) (24.7%)     --    --
Net income (loss).......   4,504   9.3    5,765  11.3  (13,470)(a) (25.0%)     --    --

---------------------

(a) Includes an extraordinary loss of $15,811 associated with refinancing indebtedness in connection with the Recapitalization.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The provisions of SFAS No. 130 have been adopted in the nine month period ended September 30, 1998 and all years presented have been adjusted to reflect the adoption.

  The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Company is not required to adopt this standard until the fiscal year ending December 31, 1998. Management is currently evaluating the impact of this standard on the consolidated financial statements.

  The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans by standardizing the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requiring additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminating certain disclosures that are no longer as useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Company is not required to adopt this standard until the fiscal year ending December 31, 1998. Management is currently evaluating the impact of this standard on the consolidated financial statements.

                                   BUSINESS

  Anthony Crane Rental, L.P. is the largest provider of comprehensive crane and lifting equipment rentals and services in North America. The Company believes that it is the only national crane rental company in the highly fragmented U.S. crane rental industry. The Company has a network of 25 crane rental yards that provide services to over 8,000 customers in 41 states, Mexico and the Caribbean. The Company owns approximately 2,500 pieces of lifting equipment, ranging from 1,000-ton mobile cranes to two-person aerial work platforms. The Company believes that its crane fleet represented approximately 15% of the total U.S. crane rental fleet in 1997. While its primary business is the rental of crane and lifting equipment, approximately 15% of the Company's 1997 revenues were derived from sales of new and used equipment. The Company has achieved 31 consecutive years of revenue growth and compound annual growth rates of revenues and EBITDA (as defined) from 1993 to 1997 of 26.0% and 19.5%, respectively. For the twelve months ended September 30, 1998, on a pro forma basis ACR generated revenues and EBITDA of $198.2 million and $58.1 million, respectively.

  The Company's two subsidiaries, Anthony Crane Sales & Leasing, L.P. ("Sales & Leasing") and Anthony Crane International, L.P. ("AC International") conduct business solely in the Virgin Islands under the terms of a contract with a single customer. The principal activity of Sales & Leasing is the rental of cranes and lifting equipment. AC International provides labor services for the operation, management and maintenance of the equipment.

  ACR was founded by Ray G. Anthony, who entered the crane rental business in 1966 when he took over the family business, a small scrap yard south of Pittsburgh. Mr. Anthony initially purchased a crane to facilitate moving scrap metal and shortly thereafter began receiving calls from parties interested in renting the crane. As such calls became more frequent, Mr. Anthony purchased additional cranes and incorporated Anthony Crane Rental, Inc. in 1973. Since that time, the Company has grown largely through controlled and disciplined geographic expansion.

OPERATING PHILOSOPHY

  The Company has grown by pursuing an operating philosophy focused on serving the crane and lifting needs of industrial customers in the petrochemical, paper, steel, utility, mining and multiple other industries. These industrial customers, which accounted for approximately 70% of the Company's 1997 rental revenues, frequently rent cranes for regularly scheduled, non-deferrable plant maintenance activities. These projects can require up to 100 cranes of varying sizes at any one time and are often extremely time-sensitive because they interrupt plant operations. As a result, industrial customers value reliability, availability, safety and operator experience more than certain other factors. The Company believes that its industrial customer base provides stable crane rental demand as such customers tend to require a certain level of predictable and necessary plant maintenance regardless of economic conditions. The Company has also been successful in serving the needs of construction contractors, which accounted for approximately 30% of 1997 rental revenues. These construction customers rent cranes primarily for large, long-term public infrastructure and commercial construction projects which are generally not deferred once started.

CRANE RENTAL INDUSTRY

  The crane rental industry is an estimated $750 million market within the $16 billion general equipment rental industry. The general equipment rental industry has grown at a compound annual growth rate of approximately 15% from 1991 to 1996. This growth has been driven by a combination of underlying end-user growth and a trend toward outsourcing non-core operations in order to:
(i) reduce their capital investments; (ii) gain access to specialized equipment on an economic basis; (iii) meet safety standards; and (iv) minimize the downtime, maintenance, repair, storage and other operating costs associated with equipment ownership.

  Growth in the crane rental industry has resulted from factors similar to those driving growth in the general equipment rental industry, particularly the trend toward further outsourcing. Rental companies are able to provide customers with savings relative to owning cranes by capitalizing on volume-driven equipment purchase discounts and high utilization rates. As evidence of the outsourcing trend, the Company believes that approximately 80% of new cranes sold in 1997 were purchased directly for the rental market, representing an increase from 40% in the early 1980s. However, the Company believes rental companies own less than one-half of the total installed base of cranes in the United States. Management believes there is substantial growth potential from the continued outsourcing of lifting equipment as an increasing number of end users assess the "rent versus buy" decision.

  Generally, cranes are rented by two sets of customers: (i) industrial customers who typically use cranes for regularly-scheduled, non-deferrable plant maintenance activities; and (ii) contractors who generally utilize cranes in public infrastructure or commercial construction projects. Crane lifting services are required in many plant maintenance and construction projects but typically represent only a small fraction of a project's total cost. In addition, plant maintenance programs often require the suspension of production. Consequently, effective, timely and safe crane operation is critical to avoid prolonged, costly production suspensions and construction delays. As a result, crane rental companies are held to stringent safety, availability and uptime standards and well trained, experienced operators and lifting expertise are highly valued. As crane rental customers weigh the average cost of crane rental relative to the all-in-cost of ownership, safety violations and lengthened project delays or plant shutdowns, they typically value reliability, availability, safety record and technical skill over other factors.

  The crane rental industry is highly fragmented and is served by a distinct set of companies who focus almost exclusively on crane and lifting equipment rental. ACR generally competes with a small number of regional crane rental companies (who typically own less than 200 cranes) and hundreds of local crane rental companies (who typically own less than 50 cranes). Management believes that general equipment rental companies have not significantly participated in the crane rental market because they are less able to meet the broad needs of crane rental customers for several reasons, including: (i) the high levels of expertise and commitment required to provide a full range of value-added lifting services, such as highly qualified, well trained operators and lift planning; (ii) the substantial amount of capital dedicated to cranes and lifting equipment required to provide the fleet size and selection necessary to meet the broad demands of larger customers; and (iii) the significant maintenance programs required to ensure equipment reliability and safety. Given the unique characteristics and fragmentation of the crane rental industry, management believes there are substantial opportunities for ACR to leverage its competitive advantages and further increase its market share through geographic expansion and consolidation.

COMPETITIVE STRENGTHS

  ACR believes that it benefits from the following competitive strengths:

  LEADING MARKET POSITION AND NATIONAL SCOPE. ACR is the largest and only national provider of comprehensive crane and lifting equipment rentals and services in the United States. The Company estimates that its crane fleet represented approximately 15% of the total U.S. crane rental fleet in 1997. According to industry estimates, the Company's crane rental fleet is significantly larger than that of its next largest competitor. Management believes that, relative to the Company, most local and regional crane rental competitors lack the fleet size necessary to provide customers with comparable selection and availability. Furthermore, ACR's national scope, together with the mobile nature of its fleet, affords it the ability to move assets in response to varying levels of regional or seasonal demand and thus maximize its fleet utilization.

  LOW COST POSITION. ACR's leadership position results in economies of scale, which management believes provide significant cost savings relative to its competitors and thus allow the Company to provide superior services at competitive prices. ACR's low cost position results from a number of factors. First, ACR is the largest non-government buyer of cranes in the United States and consequently benefits from volume-driven purchase discounts. Second, ACR achieves superior utilization rates for its equipment due to its broad customer base and ability to move equipment among both yards and regions. Third, ACR realizes greater efficiency in its maintenance operations, which enables the Company to realize longer equipment lives than many of its competitors. Finally, ACR spreads operating and corporate overhead costs over a larger revenue base. As a result of these advantages, management believes that the Company generally earns higher margins and returns on its equipment investments than its smaller local and regional competitors.

  EMPHASIS ON INDUSTRIAL CUSTOMERS. The Company focuses on serving the crane and lifting needs of industrial customers, who frequently rent cranes for regularly scheduled, non-deferrable plant maintenance activities. Industrial usage accounted for approximately 70% of the Company's rental revenues in 1997. Management believes that, relative to its competitors, ACR is better positioned to serve industrial customers for several reasons. First, ACR meets the quantity, availability and reliability requirements of large industrial customers with its broad, well maintained fleet which includes larger and more specialized cranes required for major plant maintenance jobs and special applications. Second, the Company offers a full range of lifting services and experienced crane operators, which are increasingly important as customers outsource more of their crane and lifting needs. Last, ACR minimizes downtime on a customer's site through both preventative maintenance and field repair/replacement services. The Company believes that its industrial customer base provides stable crane rental demand as such customers tend to require a certain level of predictable and necessary plant maintenance regardless of economic conditions.

  MODERN, WELL MAINTAINED CRANE FLEET. ACR has a modern, well maintained fleet with an average age of approximately five years as of September 30, 1998. From January 1, 1994 through September 30, 1998, the Company has invested approximately $298 million in rental equipment. As a result of these capital investments, the Company has expanded its rental fleet by approximately 1,500 units over such four and three quarter year period. In addition, ACR spent over $13 million on expensed fleet maintenance during 1997 and $10.7 million for the nine months ended September 30, 1998, in order to maintain the value of its fleet and exceed industry-accepted safety and reliability standards. By regularly inspecting its cranes and investing in preventive maintenance, ACR is able to minimize costly field repairs and downtime on customer sites. Management believes that its strong maintenance programs enhance the long-term value of its cranes over their 15 to 25 year average lives. From 1994 to 1997, ACR sold its used equipment for an average of greater than 90% of its original cost.

  SUPERIOR FLEET MANAGEMENT. The Company believes that a key factor contributing to its ability to generate consistent returns and strong resale values on its rental fleet investment has been its proactive fleet management program. Through this program, the Company uses a tracking system to monitor and maximize asset utilization on a crane-by-crane basis. The Company's fleet management program facilitates decisions regarding: (i) asset mix at individual yards; (ii) movements of equipment on an intra-regional and inter-regional basis; and (iii) relocation or divestiture of underperforming assets. Management believes that as a result of its effective fleet management and high utilization rates, the Company has generated consistent returns on its fleet investment.

  COMPREHENSIVE CRANE AND LIFTING EXPERTISE. Over its 30-year history, the Company has developed significant lifting expertise. The Company provides a full range of turnkey lift planning and execution services, including job specification, equipment selection and skilled crane operation and rigging. The Company's regional managers average over 27 years of crane rental experience. The Company maintains a Crane Specialist at each yard and has several special situation experts throughout its organization who typically have many years of lifting and crane operating experience. In addition, the Company believes that it has the ability to attract and retain superior operators which allows it to strengthen customer relationships and provide superior execution. ACR believes that its long history and reputation as a crane expert and total lifting solution provider represents a significant competitive advantage, and the majority of the Company's rentals include the value-added services described above.

  DIVERSE CUSTOMER BASE. The Company believes its diverse customer base mitigates the impact of an economic downturn related to a particular customer, industry or geographic region. In 1997, ACR served over 8,000 customers in 41 states, Mexico and the Caribbean. Examples of the Company's key customers include: Hess Oil, USX Corp., Mobil Corp., Huntsman Corp., Florida Power and Light Co., International Paper Co., Procter & Gamble Co. and Bayer AG. No customer accounted for greater than 2% of the Company's rental revenues in 1997, other than a single industrial customer who represented 7% of 1997 rental revenues and for whom the Company provides fleet management services under the terms of an exclusive contract. The Company's customers cover a wide spectrum of industries, and management estimates that of the end-user groups for which it records data, no single industry accounted for more than 13% of rental revenues in 1997. Additionally, no single region accounted for greater than 28% of the Company's 1997 rental revenues.

BUSINESS STRATEGY

  ACR's business strategy is to serve the crane and lifting needs of industrial and other large customers by providing a broad selection of modern, well maintained lifting equipment, comprehensive lift planning and execution services and highly qualified, well trained operators. The Company's leading market position and track record of profitable internal growth are attributable to the successful implementation of this business strategy. ACR intends to achieve further growth and strengthen its competitive position through the continued implementation of this strategy and the following initiatives:

  LEVERAGE MARKET LEADERSHIP POSITION. The Company intends to leverage its leadership position and build on its track record of profitable internal growth. From 1993 to 1997, ACR achieved a compound annual revenue growth rate of 26.0% primarily through internal growth. The Company intends to continue this growth by: (i) expanding sales in existing yards through equipment additions and marketing efforts targeted at new and existing customers; (ii) opening satellite yards in contiguous geographic areas; and (iii) opening greenfield yards in selected noncontiguous markets.

  EMPHASIZE LONG-TERM CUSTOMER RELATIONSHIPS. Management believes that its customers value the broad range of equipment and services that the Company provides and many of its customers use ACR for predominantly all of their lifting needs. The strength of ACR's customer relationships is evidenced by the fact that 23 of the Company's top 25 customers in 1997 have been major customers in each of the last five years. The Company capitalizes on its presence on a customer's site by proactively anticipating and pursuing incremental equipment rental opportunities and continuously strengthening this customer relationship. In addition, as the only national provider of crane rental services, the Company believes that it is uniquely positioned to serve customers across multiple locations.

  COMPLETE CALIFORNIA ROLLOUT. ACR intends to continue to invest in the Los Angeles and San Diego markets, which it entered in 1997 with three new rental yards. During the initial stages of infrastructure buildout, the Company incurred significant start-up costs and experienced lower fleet utilization than that of its more mature yards. The Company is increasing the fleet size of these new yards in order to leverage its existing investment and meet the diverse lifting needs of larger customers in these markets. Management expects that these equipment additions will allow the Company to grow revenues in these attractive markets and achieve fleet utilization and operating margins consistent with those of the Company's more mature yards.

  EXPAND THROUGH SELECTED ACQUISITIONS. The crane rental industry is highly fragmented and the Company generally competes with a small number of regional and hundreds of local crane rental companies. Management believes that there are substantial opportunities for ACR to leverage its competitive strengths and increase its market share through selected acquisitions. In evaluating acquisition targets, the Company seeks acquisitions that would allow it to penetrate new geographic markets or to solidify its position in certain existing geographic markets, while generating attractive economic returns and building on existing customer relationships.

OPERATIONAL OVERVIEW

  ACR is headquartered in West Mifflin, Pennsylvania and organized into four regions: Northeast (based in Pittsburgh, PA), Southeast (based in Atlanta,
GA), Central (based in Beaumont, TX), and West (based in Phoenix, AZ). Each of these regions is headed by a regional manager who supervises five to eight yards and oversees the movement of equipment within and across regions. These managers have responsibility for sales and profitability for an individual region and for the Company as a whole and receive bonuses for local, regional and company-wide performance. This cooperative management style ensures proper fleet deployment and optimal utilization on a company-wide basis. Additionally, regional managers are responsible for locating promising growth opportunities, new national customers and new yard sites in their respective regions. The Company's regional managers average over 27 years of crane rental experience.

  Each yard serves an area within a radius of approximately 150 miles. Depending on its size, each yard utilizes 20 to 40 skilled crane operators who have undergone an intensive four-year training and apprenticeship program to develop their expertise, which is a critical success factor for the Company. The majority of these operators are used on an as-needed basis, which provides ACR with a significant degree of operational and financial flexibility. In addition, each yard is supervised by its respective regional manager and staffed with a

Yard Manager, Crane Specialist, Dispatcher, two to four sales people, an in-house maintenance department and a small financial and administrative staff. The Yard Manager oversees the day-to-day management of equipment, employees and local customers and approves all pricing decisions.

  Throughout its history, the Company has continually reviewed its options to expand both within and across regions by adding new yards, often at the initial request of one of its existing customers. ACR evaluates these opportunities, applying financial and market-related criteria, and if appropriate, enters a market through a single yard. As the Company gains new customers in this market, it continues to build the size of its fleet and, correspondingly, its market share. This initial yard then serves its market and adjoining markets until the Company develops a sufficient revenue base to support further expansion, at which point ACR opens a new yard in a contiguous market. ACR has used this disciplined expansion strategy to expand regionally into the Southeast and Central regions, and more recently to enter the West region. Management believes that there are significant opportunities to expand operations and grow revenue within the geographic scope of its current operations.

  One of the Company's primary performance measures is utilization, which it defines as equipment rental revenue (excluding ancillary services such as labor, freight and rigging which have historically generated additional revenues) expressed as a percentage of original equipment cost. Since 1990, ACR has consistently achieved utilization rates at or near its target of 30%, even as it has expanded into new markets. For a particular class of equipment, ACR's utilization rates tend to be relatively constant throughout its useful life. Utilization in 1997 was below average primarily due to the Company's substantial investment in new equipment and the start-up of new yards in California. The Company's improved utilization rate in the nine months ended September 30, 1998 reflects increased utilization achieved related to these investments.

  Fleet management, which is the process of purchasing, dispatching, maintaining and selling rental equipment, is one of the most critical operational elements for crane rental companies. As part of its fleet management program, the Company monitors utilization on a crane-by-crane basis, using a tracking system that indicates, by yard, the number of cranes currently utilized or reserved and the number and types of cranes available. The Company's fleet management program facilitates decisions regarding: (i) asset mix at individual yards; (ii) movements of equipment on an intra-regional and inter-regional basis; and (iii) relocation and divestiture of underperforming assets. The Company believes that as a result of its effective fleet management and high utilization rates, it has generated consistent returns on its fleet investment.

CRANE SALES

  While the majority of its revenues result from crane rentals and services, the Company engages in two forms of crane sales and has a dedicated staff focused on maximizing returns in this business. First, the Company purchases cranes directly from manufacturers and acts as a dealer in sales to third parties, which has historically generated a relatively small percentage of the Company's total revenues (4.7% in 1997). As a dealer and the largest non-government crane purchaser in the United States, the Company benefits from both wholesale and volume-driven purchase discounts. Additionally, by participating in the new crane sales business, the Company has access to up-to-date crane market and product information, which aids ACR in marketing its used equipment and in advising its rental customers regarding equipment selection.

  Second, the Company's proactive fleet management program is designed to match the Company's rental product offerings with regional market demand. As part of this program, once management determines that a piece of equipment is being underutilized in a particular yard, the equipment is either relocated to achieve higher utilization rates or sold. The Company's preventative maintenance programs and its knowledge of the global market for crane sales allow it to generate consistent average returns on sales of used equipment to both domestic and international purchasers. For example, from 1994 to 1997, ACR sold its used equipment for an average of greater than 90% of its original cost. The Company has historically reinvested these sales proceeds in new equipment selected to meet customer demand and maintain optimal fleet mix.

CUSTOMERS, SALES AND MARKETING

  The Company's broad and stable customer base consists of over 8,000 customers in 41 states, Mexico and the Caribbean. Examples of the Company's key customers include: Hess Oil, USX Corp., Mobil Corp., Huntsman Corp., Florida Power and Light Co., International Paper Co., Proctor & Gamble Co. and Bayer AG.

  Over 60% of the Company's rental revenues are derived from customers who rent cranes on an operated and maintained basis, which means that the rentals include an experienced operator. These types of rentals also tend to include value-added services, such as the services of a Crane Specialist who provides equipment recommendations and specifications for a potential lift. The remainder of ACR's rental revenues are on a bare basis (i.e., without an operator). Additionally, approximately 75% of ACR's rentals are for greater than one month, with the majority lasting for two to four months.

  In 1997, approximately 70% of the Company's rental revenues were derived from industrial customers. The Company believes that its industrial customer base provides stable demand for crane rentals as such customers tend to require a certain level of predictable and necessary plant maintenance regardless of economic conditions. Approximately 30% of the Company's rental revenues in 1997 were from construction contractors, who primarily utilize cranes for public infrastructure and commercial construction for a wide variety of industries. These construction projects tend to be large, long-term projects that generally demand value-added services and lifting expertise, and which are generally not deferred once started.

  The Company believes its diverse customer base mitigates the impact of an economic downturn related to a particular customer, industry or geographic region. Management estimates that in 1997, of the specific end-user groups for which it records such data, no single industry accounted for over 13% of rental revenues. In 1997, no single customer accounted for over 2% of rental revenues, except for one industrial customer who represented 7% of rental revenues and for whom the Company provides fleet management services under the terms of an exclusive contract. The Company's customer base is also diversified by geography, which helps to insulate the Company from regional economic downturns and seasonality and enables ACR to optimize fleet utilization as equipment can be moved in response to fluctuations in demand across ACR's markets. No single region accounted for greater than 28% of the Company's 1997 rental revenues.

  The Company has created and continues to develop its diverse and extensive customer base through a proactive marketing strategy. The Company employs an experienced staff of over 70 full-time sales personnel to reach new customers and maintain existing relationships. ACR believes that its marketing approach fosters long-term relationships and multi-location or national crane rental contracts, and enables the Company to drive market share gains and consolidate its position as the number one choice in crane rental services. This strategy differs from those of the Company's smaller local and regional competitors, whose marketing efforts have traditionally been limited to yellow pages and other print advertising which typically attracts sporadic and smaller users of cranes and lifting services.

COMPETITION

  The crane rental industry is highly fragmented and is served by a distinct set of companies who focus almost exclusively on crane and lifting equipment rental. ACR generally competes with a small number of regional crane rental companies (who typically own less than 200 cranes) and hundreds of local crane rental companies (who typically own less than 50 cranes). Management believes that general equipment rental companies have not significantly participated in the crane rental market because they are less able to meet the broad needs of crane rental customers for several reasons, including: (i) the high levels of expertise and commitment required to provide a full range of value-added lifting services, such as highly qualified, well trained operators and lift planning; (ii) the substantial amount of capital dedicated to cranes and lifting equipment required to provide the fleet size and selection necessary to meet the broad demands of larger customers; and (iii) the significant maintenance programs required to ensure equipment reliability and safety. Given the unique characteristics and fragmentation of the crane rental industry, management believes there are substantial opportunities for ACR to leverage its competitive advantages and further increase its market share through geographic expansion and consolidation.

  ACR is the largest and only national provider of comprehensive crane and lifting equipment rentals and services in the United States. The Company estimates that its crane fleet represented approximately 15% of the total U.S. crane rental fleet in 1997. According to industry estimates, the Company's crane rental fleet is significantly larger than that of its next largest competitor. Management believes that, relative to the Company, most local and regional crane rental competitors lack the fleet size necessary to provide customers with comparable selection and availability. Furthermore, ACR's national scope, together with the mobile nature of its fleet, affords it the ability to move assets in response to varying levels of regional or seasonal demand and thus maximize its fleet utilization.

EQUIPMENT

  The Company has a total of approximately 4,300 pieces of equipment, of which approximately 2,500 pieces are comprised of cranes and lifting equipment, with the remainder comprised of support vehicles (including tractors, trailers and mechanics' vehicles). As of September 30, 1998, the original cost of the Company's equipment, in the aggregate, was greater than $395 million. ACR is the largest non-government purchaser of cranes in North America and consequently benefits from volume-driven purchase discounts. The large scale of the Company's fleet, in conjunction with its broad geographic coverage and customer base, allow it to purchase specialized, often expensive equipment that smaller competitors or individual crane users could not justify.

PROPERTIES

  The following table sets forth certain information regarding significant facilities operated by the Company as of September 30, 1998:

                                        FACILITY
                                         SQUARE
            LOCATION              ACRES FOOTAGE      PURPOSE     OWNED OR LEASED
CALIFORNIA
  Fontana........................  5.0    7,200  Regional Office     Leased
  Richmond.......................  5.3   12,000  Regional Office      Owned
  San Diego......................  4.3    6,000  Regional Office     Leased
  Wilmington.....................  6.4   26,420  Regional Office      Owned
ARIZONA
  Phoenix........................  8.7   33,800  Regional Office      Owned
TEXAS
  Beaumont.......................  8.8   21,000  Regional Office      Owned
  Dallas.........................  3.1    5,380  Regional Office      Owned
  Jacinto........................ 13.2   20,720  Maintenance          Owned
  La Porte.......................  5.4    9,940  Regional Office      Owned
  North Houston..................  3.6   18,000  Regional Office      Owned
LOUISIANA
  West Lake......................  6.5   21,962  Regional Office      Owned
NORTH CAROLINA
  Charlotte......................  1.5      500  Regional Office     Leased
SOUTH CAROLINA
  Columbia.......................  4.5   16,800  Regional Office      Owned
GEORGIA
  Atlanta........................ 32.0   34,884  Regional Office      Owned
  Augusta........................ 12.6   12,556  Regional Office      Owned
  Savannah....................... 14.9   26,390  Regional Office      Owned
FLORIDA
  Miami..........................  2.1      160  Regional Office     Leased
  Pompano........................  3.4   15,440  Regional Office      Owned
  West Palm Beach................  3.0   15,100  Regional Office     Leased

                                FACILITY
                                 SQUARE
        LOCATION          ACRES FOOTAGE        PURPOSE         OWNED OR LEASED
U.S. VIRGIN ISLANDS
  St. Croix..............  N/A      N/A    Contract Office    Customer Facility
PENNSYLVANIA
  Mercer................. 17.6   18,050    Regional Office          Owned
  Monroeville............  5.9   39,100    Regional Office          Owned
  Philadelphia...........  8.0   19,350    Regional Office          Owned
  West Mifflin (Pitts-    28.5   45,760
   burgh)................                Corp. & Reg. Offices       Owned
WEST VIRGINIA
  Nitro (Charleston).....  5.8   29,220    Regional Office          Owned

  To the extent any such properties are leased, the Company expects to be able to renew such leases or lease comparable facilities on terms commercially acceptable to the Company. Management believes that the Company's facilities are suitable for its operations and provide sufficient capacity to meet the Company's requirements for the foreseeable future.

LEGAL PROCEEDINGS

  Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against the Company. While the Company cannot predict the outcome of these matters, in the opinion of management, any liability arising thereunder will not have a material adverse effect on the Company's business, financial condition and results of operations after giving effect to provisions already recorded.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company and its operations are subject to federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing petroleum storage, waste water discharge, underground storage tanks, hazardous chemical reporting, and hazardous waste disposal. Based upon the findings of an environmental assessment conducted in connection with the Recapitalization, the Company believes it is in material compliance with such requirements. The Company expects to spend approximately $100,000 in 1998 to close and upgrade certain underground storage tanks to comply with the U.S. EPA 1998 deadline for attaining certain technical standards for such tanks. The Company does not anticipate any material capital expenditures in 1999 for environmental controls. The enactment of more stringent laws or regulations or stricter interpretation of existing laws and regulations could require additional expenditures by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Like all businesses, the Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. The amount of such liability could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is currently investigating and delineating soil and groundwater contamination at its Savannah, Georgia location that resulted from former gasoline underground storage tanks that were removed in 1994. These activities are being conducted under the oversight of the Georgia Department of Natural Resources. Following delineation, either active remediation or continued monitoring of contamination will likely be required. The cost of such work is not yet known, but the Company expects that it will receive reimbursement for such costs from the Georgia Underground Storage Tank Trust Fund. To date, the Company has been approved for reimbursement for $80,000 to delineate the contamination. The reimbursement limit under the Trust Fund is $1 million. The Company believes that it is unlikely that its costs will exceed the reimbursement limit.

  In connection with the Recapitalization, the Current Owners have agreed to indemnify the Company for matters that breach the environmental representations and warranties set forth in the Recapitalization Agreement. Such indemnification is limited to claims submitted within four years following the Recapitalization, subject to a $1.6 million deductible and a $16 million cap, when aggregated with other indemnified matters. There can be no assurance that the Current Owners will have the ability to fulfill their indemnification obligations if called upon to do so by the Company.

EMPLOYEES

  As of September 30, 1998, the Company had 752 full time employees. Approximately 30 were employed at the corporate headquarters in West Mifflin, Pennsylvania and were involved in administrative functions. The remaining employees were located at ACR's various operating yards and were engaged in management, sales and marketing, maintenance and administrative functions. In addition, as of September 30, 1998, the Company contracted with approximately 790 crane operators on an as-needed basis. The majority of these crane operators were unionized and, as of September 30, 1998, approximately 14% of the Company's full time employees were unionized. The Company has never experienced a material work stoppage and considers its overall relations with its work force to be good.

  The Company believes that its employees are an invaluable source of industry expertise. ACR's ability to draw upon the vast experience of its employees enables the Company to provide extensive, value-added services. In-house training ensures that ACR's operators are at the forefront of industry best practices and are able to operate the best available equipment in a safe, efficient manner. The Company's employees and operators also provide ACR with substantial market data, which contributes to more efficient fleet utilization and consequently stronger financial results.

                                  MANAGEMENT

BOARD OF MANAGERS AND EXECUTIVE OFFICERS OF HOLDINGS AND THE COMPANY

  The executive officers of Holdings and the Company serve at the discretion of the General Partner, acting through its board of managers (the "GP Board"). Neither Holdings nor the Company has a board of managers or similar body. The following table sets forth information concerning executive officers of the Company and Holdings and the members of the GP Board (those executive officers indicated by a "*" following their name are executive officers of Holdings):

NAME                            AGE                    POSITION
Ray G. Anthony*................  59 Chairman and Chief Executive Officer
David W. Mahokey*..............  39 Member of the GP Board and Chief Operating
                                    Officer
Dale A. Buckwalter*............  40 Chief Financial Officer
Albert C. Bove.................  51 Senior Vice President--West Region
Joseph M. Connelly.............  51 Senior Vice President--Northeast Region
Richard Ferchak, Sr............  53 Senior Vice President--Central Region
Ray Graham.....................  49 Senior Vice President--Regional Development
Michael Corn...................  50 Senior Vice President--Southeast Region
Frank Hanjorgiris..............  36 Senior Vice President of Sales and Marketing
Arthur J. Innamorato*..........  44 General Counsel
Paul Edgerley..................  41 Member of the GP Board
Robert C. Gay..................  46 Member of the GP Board
Andrew B. Balson*..............  31 Member of the GP Board
James E. Haas..................  62 Member of the GP Board
William B. Kania...............  66 Member of the GP Board

  Ray G. Anthony is the founder of Anthony Crane Rental, L.P. and currently serves as its Chairman and Chief Executive Officer. His primary focus is to aid senior management in reviewing fleet management strategies and to coach and develop yard managers.

  David W. Mahokey has a total of 16 years of experience in the crane rental business, all of which have been with ACR. As the Chief Operating Officer, Mr. Mahokey oversees the daily operations of the Company, including all equipment acquisition and disposition decisions, fleet management, sales and marketing and personnel issues. He has a direct dialogue with the four regional senior vice presidents and works closely with them regarding the key operations issues at the Company. Mr. Mahokey was appointed Chief Operating Officer upon consummation of the Recapitalization. Prior to that time, he served as the Company's Chief Financial Officer, a position he held since 1991.

  Dale A. Buckwalter has four years of public accounting experience and over 11 years of investment banking experience. He has served as the financial advisor to ACR for the past five years and has been primarily responsible for the Company's financial activities during this time. Mr. Buckwalter became the Company's Chief Financial Officer upon the consummation of the Recapitalization.

  Albert C. Bove has more than 26 years of experience in the crane rental and general construction industries, 21 of which have been with ACR. Since 1996, Mr. Bove has served as the Senior Vice President--West Region. Prior to this time, Mr. Bove served as the Yard Manager of the Company's Phoenix yard, a position he held since 1992.

  Richard Ferchak, Sr. has 31 years experience in the crane rental industry, all with ACR. Mr. Ferchak is responsible for the operations of the Company's Central region as Senior Vice President--Central Region. He has been Yard Manager of the Pittsburgh, Carnegie and Beaumont yards. He was one of the first ACR employees and has experience in all phases of the crane rental business.

  Ray Graham has 27 years of experience in the crane rental industry, the last nine of which have been with ACR. Mr. Graham started his career as a crane operator and has been in a management position for the past 16 years. For the past three years, Mr. Graham has been responsible for the Southeast region. In 1998, he assumed responsibility as a regional development officer and is responsible for developing operating plans for any facilities which are deemed by Management as being underperforming.

  Michael Corn has 13 years of experience in the crane rental industry, all of which have been with ACR. Mr. Corn ran the operations in the Southeast from 1986 to 1995. For the past three years he has managed the Company's Virgin Islands operation and recently returned to assume operating responsibilities for the Southeast region.

  Joseph M. Connelly has nearly 26 years of experience in construction and engineering, the last seven of which have been with ACR. Mr. Connelly has responsibility for the Company's quality control programs and oversees the operations of the Company's Northeast region.

  Frank Hanjorgiris has 10 years of industry sales experience and has been employed by the Company for four years. Since 1996, Mr. Hanjorgiris has been Vice President of Sales and Marketing and his primary responsibility has been the sales of new and used equipment. Mr. Hanjorgiris joined the company as a salesman of new and used equipment in 1994 and was promoted to Corporate Sales Manager in 1995. Prior to his employment with the Company, Mr. Hanjorgiris was employed by Brambles Equipment and American High Reach as a salesman.

  Arthur J. Innamorato has 20 years of legal and public accounting experience and has been a valued advisor to the Company for the past five years. He assumed the position as General Counsel upon the consummation of the Recapitalization and is responsible for managing the legal affairs of the Company. Mr. Innamorato is also involved in strategic planning and the Company's external growth initiatives.

  Paul Edgerley has been Managing Director of Bain since 1993. Since 1990, he has been a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a Principal of Bain Venture Capital. He serves on the Boards of Directors of Steel Dynamics, Inc., GS Technologies Corporation, AMF Group Inc. and Sealy Corporation.

  Robert C. Gay has been a Managing Director of Bain since 1993 and has been a General Partner of Bain Venture Capital since 1989. From 1988 to 1989, Mr. Gay was a Principal of Bain Venture Capital. Mr. Gay is Vice Chairman of the Board of Directors of IHF Capital, Inc., parent of ICON Health & Fitness Inc. Mr. Gay also serves as a director of Alliance Entertainment Corp., GT Bicycles, Inc., Physio-Control International Corporation, Cambridge Industries, Inc., Nutraceutical Corporation, American Pad & Paper Company, GS Technologies Corporation, Small Fry Snack Foods Limited and Alliance Laundry Holdings LLC.

  Andrew B. Balson has been a Principal of Bain since June 1998 and was an Associate of Bain from 1996 to 1998. From 1994 to 1996, Mr. Balson was a Consultant for Bain & Company. Previously, he was an Associate with SBC Australia.

  James E. Haas has been Vice President and Director of Sensical Corporation, a printing company, since 1993. From 1990 to 1993, Mr. Haas was President, Chief Executive Officer and Director of Edgecomb Metals, a metals distributor. Mr. Haas is a Director of GS Technologies Corporation.

  William B. Kania has been Senior Partner of W.B. Kania & Associates, CPAs since 1987. Mr Kania is a Director of BT Financial Corporation, Chairman of North Fayette County Municipal Authority and Vice Chairman of Fayette County Industrial Development Authority. He was also a Director of Fayette Bank & Trust Company from 1989 to 1997.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for 1997 of those persons who served as (i) the chief executive officer during 1997 and
(ii) the other four most highly compensated executive officers of the Company or its predecessor for 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                              ---------------------------------
               NAME AND                                          OTHER ANNUAL
          PRINCIPAL POSITION             YEAR  SALARY   BONUS   COMPENSATION(1)
Ray G. Anthony, Chairman and Chief
 Executive Officer.....................  1997 $266,000 $    --     $    --
Frank Hanjorgiris, Vice President of
 Sales and Marketing...................  1997   65,600   17,500     332,474
Sam R. Anthony, Executive Vice
 President(2)..........................  1997  100,160  191,280         --
Albert C. Bove, Senior Vice President--
 Western Region........................  1997  104,000  116,067      53,362
Michael Corn, Vice President...........  1997  122,681   65,300      50,768

----------

(1) Represents commissions earned on the sale of new and used rental equipment and deferred compensation.

(2) Sam Anthony is no longer an Executive Vice President but acts as a consultant on strategic acquisitions to the Board. Mr. Anthony's consulting agreement provides for annual compensation of $240,000.

PENSION PLANS

  All non-union and certain union employees of the Company are eligible to participate in the Company's profit sharing defined contribution plan. Under the plan, the Company contributes an amount determined by the Company (1% of eligible participant's compensation in 1997). The plan also includes a 401(k) savings plan feature which enables employees to make voluntary salary reduction contributions up to 15% of eligible compensation to the plan. The Company will match fifty percent of the contributions, up to six percent of participant's compensation.

MULTI-EMPLOYER BENEFIT PLANS

  Union employees of the Company are covered by various union-sponsored, collectively bargained, benefit plans. The Company's contributions to these multi-employer plans are based on specified amounts per hours worked by the covered union employees. One such plan is currently in reorganization and the unfunded amount is being funded through ongoing contributions by all sponsoring companies. Under certain circumstances, the Company may have to accelerate such funding. In 1997, the Company paid approximately $600,000 towards its share of the unfunded plan.

EMPLOYMENT AGREEMENTS

  In connection with the Transactions, the Company entered into an employment agreement with Ray G. Anthony. Such agreement provides for : (i) a five year employment term (subject to earlier termination in certain circumstances);
(ii) a minimum base salary and a bonus following the end of each fiscal year;
(iii) severance benefits in certain circumstances; (iv) non-compete and non-solicitation agreements; and (v) other terms and conditions of Mr. Anthony's employment.The Company may, from time to time, enter into employment agreements with certain other members of senior management.

MANAGEMENT EQUITY PARTICIPATION

  In connection with the Transactions, it is expected that the Equity Investor will offer certain members of management the opportunity to purchase up to an aggregate of 10% of the common partnership interests of Holdings, including approximately 6% of which was purchased at the Closing and 4% of which is expected to be purchased in the future. In addition, in order to provide additional financial incentives to management, certain members of management are expected to be granted options to purchase up to 10% of the common partnership interests of Holdings. Such additional options are expected to be granted periodically and all options vest and become exercisable upon the occurrence of certain events. The terms of management's equity participation will be determined following the Offering.

COMPENSATION OF MEMBERS OF THE GP BOARD

  Members of the GP Board will not be compensated in connection with services provided in such capacity. Members of the GP Board will be reimbursed for any out-of-pocket expenses incurred in traveling to and from meetings of the GP Board.

COMPENSATION AND AUDIT COMMITTEES

  The Company currently intends to establish a Compensation Committee and an Audit Committee from members of the GP Board.

                              SECURITY OWNERSHIP

  Holdings owns 99% of the outstanding common partnership and voting interests of the Company and the General Partner owns the remaining 1% of the common partnership and voting interests. The following table sets forth certain information regarding the actual beneficial ownership of Holdings' common partnership interests to be held by (i) each person (other than directors and executive officers of Holdings) known to Holdings to own more than 5% of the outstanding common partnership interests of Holdings and (ii) certain executive officers and members of the Board of Holdings.

                                           NUMBER OF COMMON         PERCENTAGE OF COMMON
                                      PARTNERSHIP INTERESTS ON A PARTNERSHIP INTERESTS ON A
NAME AND ADDRESS OF BENEFICIAL OWNER     FULLY DILUTED BASIS        FULLY DILUTED BASIS
Bain/ACR, L.L.C.(1)........                  3,444,444.44                   75.6%
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, MA 02116
Anthony Iron and Metal Com-
 pany......................                    820,000.00                   18.0%
  c/o Anthony Crane Rental,
   L.P.
  1165 Camp Hollow Road
  West Mifflin, PA 15122
Ray G. Anthony(2)..........                    820,000.00                   18.0%
  c/o Anthony Crane Rental,
   L.P.
  1165 Camp Hollow Road
  West Mifflin, PA 15122
David W. Mahokey...........                    182,222.22                    4.0%
  c/o Anthony Crane Rental,
   L.P.
  1165 Camp Hollow Road
  West Mifflin, PA 15122
Paul Edgerley(1)...........                  3,058,197.35                   67.1%
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, MA 02116
Robert C. Gay(1)...........                  3,128,700.42                   68.7%
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, MA 02116
Andrew B. Balson(1)........                    150,177.65                    2.4%
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, MA 02116
James E. Haas(3)...........                    233,333.33                    5.1%
  c/o Haas Family Limited
   Partnership
  745 Beach View Drive
  Boca Grande, FL 33921
Albert C. Bove.............                     45,555.56                    1.0%
  c/o Anthony Crane Rental,
   L.P.
  1165 Camp Hollow Road
  West Mifflin, PA 15122
William B. Kania...........                     17,777.78                    0.4%
  c/o Anthony Crane Rental,
   L.P.
  1165 Camp Hollow Road
  West Mifflin, PA 15122
All directors and executive
 (1)(2)(3) ................                  4,493,671.51                   98.6%
  officers as a group
  (12 persons)

--------
(1) The limited liability company units of Bain/ACR, L.L.C. will be held by Bain Capital Fund VI, L.P. ("Fund VI"), BCIP Trust Associates II ("BCIP Trust II"), BCIP Trust Associates II-B ("BCIP Trust II-B"), BCIP Associates II ("BCIP II"), BCIP Associates II-B ("BCIP II-B"), BCIP Associates II-C ("BCIP II-C") and certain unrelated entities. Messrs. Edgerley and Gay are: (i) Managing Directors of Bain Capital Investors VI, Inc., the General Partner of Bain Capital Partners VI, L.P., which is the General Partner of Fund VI; (ii) General Partners of BCIP II; (iii) General Partners of BCIP Trust II; and (iv) affiliated with BCIP II-C. Mr. Edgerley is a General Partner of BCIP Trust II-B. Mr. Gay is a General Partner of BCIP II-B. Mr. Balson is a General Partner of BCIP II-B and BCIP Trust II-B. Each of Messrs. Edgerley, Gay and Balson may be deemed to beneficially own units held by entities in which they have an interest and, accordingly, to beneficially own the common partnership interests of Holdings held by such entities. Each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest.
(2) Mr. Anthony is a General Partner of Anthony Iron and Metal Company ("AIM"). Accordingly, Mr. Anthony may be deemed to beneficially own interests owned by AIM. Mr. Anthony disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest.
(3) Mr. Haas is a General Partner of Haas Family Limited Partnership ("HFLP"), a member of the Equity Investor. Accordingly, Mr. Haas may be deemed to beneficially own interests beneficially owned by HFLP. Mr. Haas disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SECURITYHOLDERS AGREEMENT

  Upon the consummation of the Recapitalization, Holdings, the General Partner, the Equity Investor and the Current Owners entered into a securityholders agreement (the "Securityholders Agreement"). The Securityholders Agreement: (i) restricts the transfer of the equity interests of Holdings; (ii) grants tag-along rights on certain transfers of equity interests of Holdings; (iii) requires each of the Equity Investor and the Current Owners to consent to a sale of Holdings to an independent third party if such sale is approved by a majority of the then outstanding equity interests of Holdings; and (iv) grants preemptive rights on certain issuances of equity interests of Holdings. The foregoing provisions of the Securityholders Agreement will terminate upon the consummation of an Initial Public Offering (as defined in the Securityholders Agreement) or a Liquidity Event. For purposes of the Securityholders Agreement, "Liquidity Event" means
(a) any sale to an Independent Third Party of all or substantially all (as defined in the Model Business Corporation Act) of the assets of Holdings and its Subsidiaries on a consolidated basis in one transaction or series of related transactions, (b) any sale to an Independent Third Party of all or substantially all of the Common Units (as defined) (or a transaction having a similar effect as contemplated by Section 13.9 of the Holdings Partnership Agreement (as defined)) in one transaction or series of related transactions, but excluding any sales of Common Units in a Public Sale (as defined in the Securityholders Agreement) or (c) a merger or consolidation or other transaction which accomplishes one of the foregoing. Certain equity holders and directors of the Issuers, including Bain, and certain other related parties received one-time transaction fees aggregating $8.8 million upon consummation of the Transactions.

ADVISORY AGREEMENT

  In connection with the Transactions, the Company entered into an advisory agreement (the "Advisory Agreement") with Bain pursuant to which Bain agreed to provide: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by the Company and Bain. In exchange for such services, Bain will receive (i) an annual management fee of $1.0 million, plus reasonable out-of-pocket expenses (payable quarterly) and
(ii) a transaction fee in an amount in accordance with the general practices of Bain at the time of the consummation of any additional acquisition or divestiture by the Company and of each financing or refinancing. The Advisory Agreement has an initial term of ten years subject to automatic one-year extensions (unless the Company or Bain provides written notice of termination), provided that the Advisory Agreement will terminate automatically upon the consummation of a transaction involving a sale of all or substantially all of the assets or partnership interests of the Company.

REGISTRATION RIGHTS AGREEMENT

  Upon the consummation of the Recapitalization, Holdings, the General Partner, the Equity Investor and the Current Owners entered into a registration rights agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) owned by the Equity Investor and General Partner have the right, subject to certain conditions, to require Holdings to register any or all of their common equity interests of Holdings under the Securities Act at Holdings' expense. In addition, all holders of Registrable Securities are entitled to request the inclusion of any common equity interests of Holdings subject to the Registration Rights Agreement in any registration statement at Holdings' expense whenever Holdings proposes to register any of its common equity interests under the Securities Act. In connection with all such registrations, Holdings has agreed to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

  Holdings and each of the Equity Investor, General Partner and certain of the Current Owners (collectively, the "Partners") entered into an Amended and Restated Agreement of Limited Partnership of Holdings (the

"Holdings Partnership Agreement"). The Holdings Partnership Agreement governs the relative rights and duties of the Partners.

  Partnership Units. The ownership interests of the Partners consist of the Holdings Preferred Units and common units (the "Common Units"). The Common Units have voting rights and represent the common equity of Holdings. Holders of the Holdings Preferred Units do not have voting rights but are entitled to payment of unpaid yield and a return of capital contributions prior to any distributions made to holders of the Common Units.

  Distributions. Subject to any restrictions contained in any financing agreements to which Holdings or any of its Affiliates (as defined in the Holdings Partnership Agreement) is a party, the Board may make distributions, whether in cash, property or securities of Holdings, at any time or from time to time pursuant to an order of priority set forth in the Holdings Partnership Agreement. In addition, Holdings may distribute to each holder of units within 75 days after the close of each fiscal year such amounts as determined by the Board to be appropriate to enable each holder of units to pay estimated income tax liabilities.

  Management. General Partner, as general partner of Holdings, will conduct, direct and exercise full control over all activities of Holdings; however, limited partners have voting rights equivalent to their respective economic interests and, through a majority vote, can remove the General Partner.

HOLDINGS PREFERRED UNITS

  Upon the consummation of the Recapitalization, Holdings issued the Holdings Preferred Units with a liquidation preference and fair value of approximately $22.5 million to the Current Owners. The Holdings Preferred Units are not redeemable and have a yield of 11.0% per annum, compounded quarterly. Subject to any restrictions contained in any financing agreements to which Holdings or any of its Affiliates is a party, the holders of the Holdings Preferred Units are entitled to receive distributions from Holdings, including payment of the accrued interest thereon, prior to distributions in respect to any other partnership interests of Holdings. See "--Amended and Restated Agreement of Limited Partnership."

ESCROW AGREEMENT

  Upon the consummation of the Recapitalization, the Company and the Current Owners entered into an Escrow Agreement (the "Escrow Agreement") pursuant to which the Company deposited an aggregate of $4.0 million with an escrow agent in connection with certain distribution amount adjustment provisions and certain indemnification provisions for the benefit of the Company pursuant to the Recapitalization Agreement. The Escrow Agreement provides for the payment of a distribution amount adjustment to the Company or the Current Owners based on a targeted level of Consolidated Net Worth (as defined in the Recapitalization Agreement) for the Company as of the Closing Date. In addition, the Escrow Agreement provides for the payment of indemnity claims to either the Equity Investor, the Company or the Current Owners upon any breach by another party of any representation, warranty, covenant or agreement made in the Recapitalization Agreement. If, upon payment of the distribution amount adjustment and indemnity claims, if any, the escrow fund holds greater than $2.0 million, such amount in excess of $2.0 million shall be distributed to the Current Owners.

OTHER RELATED PARTY TRANSACTIONS

  The Company periodically rents and sells equipment to affiliated companies. Rental revenues from such transactions totaled approximately $682,000, $423,000 and $639,000 and gross proceeds from equipment sales totaled approximately $119,000, $45,000 and $22,000 in 1997, 1996 and 1995,
respectively. In addition, the Company rents equipment, utilizes personnel and purchases equipment from affiliated companies. Expenses from such transactions totaled approximately $652,000, $198,000 and $366,000 in 1997, 1996 and 1995,
respectively, and purchases of equipment totaled approximately $218,000 and $50,000 in 1997 and 1996, respectively. See Note 6 to the Consolidated Financial Statements.

  The Company has periodically made advances to Mr. Anthony. Such advances, which totaled approximately $4.0 million at December 31, 1997 and 1996, had no specific repayment terms and have been treated as a distribution to Anthony Iron and Metal Company and have been classified as a reduction of partners' capital. In addition, during 1997, advances and other receivables due from Mr. Anthony totaling $806,000 were treated as a distribution to Anthony Iron and Metal Company and have been charged to the partners' capital account.

  Certain employees of the Company have from time to time received equity interests in entities controlled by Mr. Anthony in conjunction with their affiliation with the Company.

  The GP Board is expected to adopt a Corporate Compliance Policy for the Company. Such policy will be administered by a Corporate Compliance Officer. Pursuant to such policy, the Company will prohibit its employees from engaging in any activity or conduct which appears to conflict with the interests of the Company, its customers or its suppliers. Reports of any violations of the policy will be investigated by the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES

  The Senior Notes are limited in aggregate principal amount to $255.0 million, of which $155.0 million was issued in the Initial Note Offering, and will mature on August 1, 2008. The Senior Notes were issued pursuant to the Indenture (the "Note Indenture"), and are senior, general unsecured obligations of the Company. Interest on the Senior Notes accrues at the rate of 10 3/8% per annum from the issue date and is payable semi-annually in arrears on each February 1 and August 1 commencing February 1, 1999, to the holders of record on the immediately preceding January 15 and July 15, respectively. Additional Senior Notes may be issued from time to time after the Initial Note Offering, subject to the provisions of the Note Indenture.

  The Senior Notes are not redeemable at the Issuers' option prior to August 1, 2003. Thereafter, the Senior Notes are subject to redemption at any time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve month period beginning on August 1 of the years indicated below:

                                                                 PERCENTAGE OF
   YEAR                                                         PRINCIPAL AMOUNT
   ----                                                         ----------------
   2003........................................................     105.188%
   2004........................................................     103.458%
   2005........................................................     101.729%
   2006 and thereafter.........................................     100.000%

  Notwithstanding the foregoing, at any time prior to August 1, 2001, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes originally issued under the Note Indenture at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (as defined in the Note Indenture) thereon, if any, to the redemption date, with the net cash proceeds of any Equity Offering (as defined in the Note Indenture); provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding Senior Notes held by the Company and its Subsidiaries (as defined in the Note Indenture); and provided further that such redemption shall occur within 120 days of the date of the closing of any such Equity Offering.

  Upon the occurrence of a Change of Control (as defined in the Note Indenture), each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase.

  The Note Indenture contains certain covenants that will limit, among other things, the ability of the Company to: (i) make distributions, except to the extent required to pay taxes, redeem partnership interests or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. The Note Indenture contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Notes or the Note Indenture, a default under certain indebtedness, the imposition of certain final judgements and certain events occurring under bankruptcy laws. See "Risk Factors--Holding Company Structure; Effective Subordination" and "--Limitation on the Payment of Funds to Holdings by its Subsidiaries."

SENIOR CREDIT FACILITIES

  In connection with the Transactions, the Company entered into the Senior Credit Facilities with the Lenders for which Goldman Sachs Credit Partners L.P. acted as arranger and syndication agent, DLJ Capital Funding, Inc. acted as documentation agent and Fleet National Bank acted as administrative agent. The following is a summary of the material terms and conditions of the Senior Credit Facilities and is subject to the detailed provisions of the Senior Credit Facilities and the various related documents entered into in connection therewith.

  Loans; Interest Rates. The Senior Credit Facilities consist of up to a $275.0 million six-year non-amortizing Revolving Credit Facility and a $50.0 million eight-year non-amortizing Term Loan. Borrowings of $175.0 million under the Senior Credit Facilities, together with the proceeds of the Note Offering and the Debenture Offering, provided a portion of the financing for the Transactions and certain expenses related to the Transactions, and will provide financing for future working capital, capital expenditures and other general corporate purposes including acquisitions.

  The Revolving Credit Facility is available on a revolving basis subject to a borrowing base during the period commencing on the date of the Closing and ending on the date that is six years after the date of the Closing. At the Company's option, loans made under the Revolving Credit Facility bear interest at either (i) the Base Rate (defined as the highest of (x) the rate of interest announced publicly by Fleet National Bank from time to time, as its prime rate and (y) the Federal funds effective rate from time to time plus 0.50%) plus a margin of 1.25%, subject to adjustment based on a leverage test, or (ii) the reserve-adjusted London Interbank Offered Rate ("LIBO") plus a margin of 2.25%, subject to adjustment based on a leverage test. The entire Term Loan was drawn at Closing and, at the Company's option, bears interest at either (i) the Base Rate plus a margin of 1.75%, or (ii) the reserve-adjusted LIBO rate plus a margin of 2.75%.

  Repayment. Revolving loans may be borrowed, repaid and reborrowed from time to time until six years after the closing of the Senior Credit Facilities. The Term Loan may be repaid at any time but is subject to certain call protections and must be repaid in full eight years after the closing of the Senior Credit Facilities.

  Security. The Revolving Credit Facility is secured by a first-priority perfected lien, and the Term Loan is secured by a second-priority perfected lien, on all partnership interests of the Company and all property and assets (tangible and intangible) of the Company and each of its material subsidiaries, including, without limitation, all intercompany indebtedness, and all capital stock (or similar equity interests owned by the Company) of each of the Company's direct and indirect material subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis or would violate applicable law.

  Guarantees. The obligations of the Company under the Senior Credit Facilities are guaranteed by all material existing, direct and indirect domestic and foreign subsidiaries of the Company and by Holdings and will be guaranteed by all material future, direct and indirect domestic and foreign subsidiaries of the Company.

  Prepayments. The Senior Credit Facilities provide for mandatory repayments, subject to certain exceptions, of the Revolving Credit Facility and the Term Loan based on certain net asset sales outside the ordinary course of business of the Company and its subsidiaries and the net proceeds of certain debt and equity issuances.

  Outstanding loans under the Revolving Credit Facility and the Term Loan (subject to certain call protections) are voluntarily pre-payable without penalty; provided, however, that LIBO breakage costs, if any, shall be borne by the Company.

  Conditions and Covenants. The obligations of the lenders under the Senior Credit Facilities are subject to the satisfaction of certain conditions precedent customary for similar credit facilities or otherwise appropriate under the circumstances. The Company, Holdings and each of its Subsidiaries are subject to certain negative covenants contained in the Senior Credit Facilities, including without limitation covenants that restrict: (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, consolidations, amalgamations, liquidations, dissolutions and dispositions of assets; (iii) investments, loans and advances; (iv) dividends, stock repurchases and redemptions; (v) prepayment or repurchase of subordinated indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Exchange Notes; (vi) engaging in transactions with affiliates; and (vii) sales and leasebacks. The Senior Credit Facilities also contain customary affirmative covenants, including compliance with environmental laws, maintenance of corporate existence and rights, maintenance of insurance, property and interest rate protection, financial reporting, inspection of property, books and records, and the pledge of additional collateral and guarantees from certain new subsidiaries. In addition, the Revolving Credit Facility requires the Company to maintain a minimum interest coverage ratio and maximum leverage ratios. Certain of these financial, negative and affirmative covenants are more restrictive than those set forth in the Indenture.

  Events of Default. The Senior Credit Facilities also include events of default that are typical for senior credit facilities and appropriate in the context of the Transactions, including, without limitation, nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgements under ERISA and change of control. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the Senior Credit Facilities and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Exchange Notes.

                      DESCRIPTION OF EXCHANGE DEBENTURES

GENERAL

  The Exchange Debentures will be issued pursuant to an Indenture (the "Indenture") among the Issuers and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Debentures will be issued in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Exchange Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Debentures are subject to all such terms, and Holders of Exchange Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Holdings" refers only to Anthony Crane Rental Holdings, L.P. and not to any of its Subsidiaries.

  The Exchange Debentures will be general senior unsecured obligations of the Issuers, will rank pari passu in right of payment to all existing and future senior unsecured Indebtedness of the Issuers and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers. The Exchange Debentures, however, will be effectively subordinated to all secured obligations of the Issuers and all obligations of Holdings' subsidiaries, including the Senior Notes and borrowings under the Senior Credit Facilities. As of September 30, 1998, after giving effect to the Transactions, the Exchange Debentures have been effectively subordinated to $349.9 million of obligations of Holdings' subsidiaries (including a capital lease obligation). The Indenture will permit additional borrowings under the Senior Credit Facilities in the future. See "Risk Factors--Holdings Company Structure; Effective Subordination."

  Anthony Crane Holdings Capital Corporation is a Wholly Owned Subsidiary of Holdings that was incorporated in Delaware for the purpose of serving as a co-issuer of the Debentures in order to facilitate the Debenture Offering. The Issuers believe that certain prospective purchasers of the Exchange Debentures may be restricted in their ability to purchase debt securities of partnerships, such as Holdings, unless such debt securities are jointly issued by a corporation. Anthony Crane Holdings Capital Corporation will not have any operations or assets and will not have any revenues. It is expected that the Exchange Debentures will be repaid by Holdings and Holdings will have no contribution or similar rights against Anthony Crane Holdings Capital Corporation with respect thereto. As a result, prospective purchasers of the Exchange Debentures should not expect Anthony Crane Holdings Capital Corporation to participate in servicing the interest and principal Obligations on the Exchange Debentures.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Debentures will be limited in aggregate principal amount at maturity to $48.0 million and will mature on August 1, 2009. The Exchange Debentures will accrete at a rate of 13 3/8% per annum, compounded semi-annually to an aggregate principal amount of $48.0 million on August 1, 2003. Thereafter, interest on the Exchange Debentures will accrue at the rate of 13 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004, to Holders of record on the immediately preceding January 15 and July 15. No cash interest will be payable on the Exchange Debentures prior to August 1, 2003. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the Exchange Debentures will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Debentures at their respective addresses set forth in the register of Holders of Exchange Debentures; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Exchange Debentures, the Holders of which have given wire transfer instructions to the Issuers, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Debentures will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Exchange Debentures will not be redeemable at the Issuers' option prior to August 1, 2003. Thereafter, the Exchange Debentures will be subject to redemption at any time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                                   PERCENTAGE OF
                                                                     PRINCIPAL
YEAR                                                                  AMOUNT
2003..............................................................    106.688%
2004..............................................................    104.458%
2005..............................................................    102.229%
2006 and thereafter...............................................    100.000%

  Notwithstanding the foregoing, at any time prior to August 1, 2001, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Exchange Debentures originally issued under the Indenture at a redemption price of 113.375% of the Accreted Value thereof (as determined on the redemption date), plus Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of any Equity Offerings; provided that at least 65% of the aggregate principal amount at maturity of Exchange Debentures originally issued remain outstanding immediately after the occurrence of such redemption (excluding Exchange Debentures held by Holdings and its Subsidiaries); and provided further that such redemption shall occur within 120 days of the date of the closing of any such Equity Offering.

SELECTION AND NOTICE

  If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount at maturity thereof to be redeemed. A new Exchange Debenture in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture. Exchange Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Debentures or portions of them called for redemption.

MANDATORY REDEMPTION

  The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Exchange Debentures will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to August 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after August 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

  On the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Exchange Debentures or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Debenture equal in principal amount at maturity to any unpurchased portion of the Exchange Debentures surrendered, if any; provided that each such new Exchange Debenture will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Senior Credit Facilities and the Note Indenture restricts the Issuers' ability to repurchase any Exchange Debentures prior to repaying any obligations outstanding thereunder and also provides that certain change of control events with respect to the Issuers would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Issuers or the Company become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Exchange Debentures, the Issuers could seek the consent of their lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Exchange Debentures. In such case, the Issuers' failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facilities and the Note Indenture. In addition, the exercise by Holders of the Exchange Debentures of their right to require the Issuers to repurchase the Exchange Debentures could cause a default under the Senior Credit Facilities or the
Note Indenture, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuers. Finally, the Issuers' ability to pay cash to the Holders of Exchange Debentures upon a repurchase may be limited by the Company's then existing financial resources.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Debentures to require that the Issuers repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

  The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries (determined on a consolidated basis) to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than a Principal or a Related Party of a Principal; (ii) the approval by the holders of Capital Stock of one or more of the Issuers or the General Partner of any plan or proposal for the liquidation or dissolution of the Issuers or the General Partner (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than one of the Principals or their respective Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of more than 50% of either the aggregate Voting Stock or Capital Stock of one of the Issuers, the General Partner or any successor to all or substantially all of their respective assets; (iv) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of Holdings; (v) the first day on which Holdings fails to own 100% of the issued and outstanding Equity Interests of Anthony Crane Holdings Capital Corporation; and (vi) (A) for so long as Holdings is a partnership (or other pass-through entity for federal income tax purposes) with a limited liability company serving as the General Partner, the first day on which a majority of the members of the Management Committee of the General Partner are not Continuing Members and (B) at all such other times, the first day on which a majority of the members of Holdings Management Committee are not Continuing Members. Notwithstanding the foregoing, any reorganization of Holdings and Anthony Crane Holdings Capital Corporation pursuant to the last sentence of the covenant described below under the caption "Merger, Consolidation or Sale of Assets" shall not constitute a Change of Control under the Indenture.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Debentures to require the Issuers to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Members" means, as of any date of determination, any member of the Management Committee of Holdings who (i) was a member of such Management Committee on the date of the Indenture or (ii) was nominated for election or elected to such Management Committee by any of the Principals or with the approval of a majority of the Continuing Members who were members of such Board at the time of such nomination or election.

  "Principals" means Bain Capital, Inc. and any Affiliate of Bain Capital,
Inc.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

ASSET SALES

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holdings or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Management Committee), (ii) at least 75% of the consideration received by Holdings or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on Holdings or such Restricted Subsidiary's most recent balance sheet) of Holdings or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures) that are assumed by the transferee of any such assets, (b) any Exchange Debentures or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are immediately converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), and (c) any Designated Noncash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision, and (iii) upon the consummation of an Asset Sale, Holdings shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof to reinvest in Productive Assets or to repay Indebtedness under the Senior Credit Facilities. Pending the final application of any such Net Cash Proceeds, Holdings or such Restricted Subsidiary may invest such Net Cash Proceeds in Cash Equivalents.

  On the 366th day after an Asset Sale or such earlier date, if any, as the Management Committee or such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (iii) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by Holdings or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, (x) from all holders of Senior Notes on a pro rata basis that amount of Senior Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Senior Notes to be purchased, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, or (y) from all Holders on a pro rata basis that amount of Exchange Debentures equal to the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to August 1, 2003) or 100% of the principal amount of the Exchange Debentures to be purchased (if such date of repurchase is on or after August 1, 2003), plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Holdings or any Restricted Subsidiary of Holdings, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

  Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Holdings and its Restricted Subsidiaries aggregates at least $10.0 million, at which time Holdings or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

  Notwithstanding the two immediately preceding paragraphs, Holdings and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable

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Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Management Committee of the General Partner); provided that any consideration not constituting Productive Assets received by Holdings or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Debentures in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Exchange Debentures in an amount exceeding the Net Proceeds Offer Amount, Exchange Debentures of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Exchange Debentures tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

  The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Debentures pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Subsidiaries) or to the direct or indirect holders of Holdings' or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Capital Stock of Holdings or the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Debentures (other than intercompany Indebtedness), except a payment of interest or principal at stated maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (3), (4)(but only to the extent such Restricted Payment is made with the cash proceeds received by Holdings or one of its Restricted Subsidiaries from any "key man" life insurance policies), (5), (7), (8) and
  (9) of the next succeeding paragraph), is less than the sum, without duplication,

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

  of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Management Committee as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing)) received by Holdings since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Holdings (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem Exchange Debentures in accordance with the optional redemption provisions of the Exchange Debentures) or from the issue or sale of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus
  (iv) any dividends (the fair market value of property other than cash shall be determined in good faith by the Management Committee as evidenced by a certificate filed with the trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by Holdings or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in Consolidated Net Income of Holdings for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, if as a result of such redesignation, (x) the Fixed Charge Coverage Ratio of Holdings on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the fair market value of Holdings' Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary or (y) the Fixed Charge Coverage Ratio of Holdings on a pro forma basis is equal to or higher than such ratio immediately prior thereto, the fair market value of Holdings Investment in such Subsidiary as of the date of such redesignation.

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any Capital Stock of Holdings (the "Retired Capital Stock"), either (i) solely in exchange for Qualified Capital Stock of Holdings (the "Refunding Capital Stock"), or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Holdings) of Qualified Capital Stock of Holdings, and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (3) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the Indenture (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, Holdings, after giving effect to such issuance on a pro forma basis, would have had a

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

Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 for the most recent Four-Quarter Period; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Subsidiary of Holdings held by any former member of the Holdings' (or any of its Subsidiaries') management committee or any former officer, employee or director of Holdings or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement or other similar agreements; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed
(x) $1.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) plus (y) the aggregate cash proceeds received by Holdings or the Company during such calendar year from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided, further that the aggregate cash proceeds referred to in (y) above shall be excluded from clause (c)(ii) of the preceding paragraph; (5) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $12.0 million since the date of the Indenture; (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) distributions to the Current Owners to fund the Transactions (as described under "The Transactions-Sources and Uses") and (8) so long as Holdings is treated as a partnership or disregarded as an entity separate from its owners for federal income tax purposes, distributions to the partners of Holdings in an amount with respect to any period after June 30, 1998 not to exceed the Tax Amount of Holdings for such period.

  The Management Committee may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and that Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers may incur Indebtedness or issue shares of Disqualified Stock and Holdings' Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness or the issuance of any such Disqualified Stock, and (ii) the Consolidated Fixed Charge Coverage Ratio for Holdings' most recently ended Four-Quarter Period would have been at least
1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such Four-Quarter Period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

    (i) the incurrence by Holdings of Indebtedness represented by the Exchange Debentures issued in the Offering, the incurrence by the Company of Indebtedness represented by the Senior Notes and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees of the Senior Notes;

    (ii) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Subsidiaries thereunder) not to exceed the sum of (a) $50.0 million (which amount shall initially be utilized for term Indebtedness) plus (b) the greater of (I) the Borrowing Base or (II) $275.0 million, less, in the case of clauses (a) or (b)(II), (A) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding less (B) the amount of all optional or mandatory principal payments actually made by the Company or any of its Restricted Subsidiaries since the date of the Indenture in respect of term loans under Credit Facilities (excluding any such payments to the extent refinanced at the time of payment under a Credit Facility) and (C) further reduced by (X) any repayments of revolving credit borrowings under Credit Facilities that are applied in accordance with the covenant described above under the caption "--Asset Sales" and (Y) any Attributable Debt incurred in pursuant to the covenant described below under the caption "--Sale Leaseback Transaction";

    (iii) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness under Currency Agreements;

    (iv) the incurrence by Holdings and its Restricted Subsidiaries of Existing Indebtedness;

    (v) Interest Swap Obligations of Holdings and its Restricted Subsidiaries covering Indebtedness of Holdings and its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; and provided, further, that such Interest Swap Obligations are entered into, in the judgment of Holdings, to protect Holdings and its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

    (vi) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that (i) if Holdings is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

    (vii) the incurrence of Acquired Indebtedness of Restricted Subsidiaries of Holdings to the extent Holdings could have incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness became Acquired Indebtedness;

    (viii) Guarantees by Holdings and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture;

    (ix) Indebtedness (including Capitalized Lease Obligations) incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities);

    (x) the incurrence of Indebtedness (including letters of credit) in respect of workers' compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by Holdings or a Restricted Subsidiary in the ordinary course of business and consistent with past practices;

    (xi) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary of Holdings providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Holdings, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

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

  provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

    (xii) obligations in respect of performance and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business;

    (xiii) any refinancing, modification, replacement, renewal, restatement, refunding, defeasance, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith ("Refinancing Indebtedness"); provided that (1) any such event shall not directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) of Holdings and its Restricted Subsidiaries,
  (2) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (xiv) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance of Disqualified Stock in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable), at any time outstanding, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $20 million; and

    (xv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt (except for Standard Securitization Undertakings) with respect to Holdings and its other Restricted Subsidiaries.

  The Indenture also provides that the Issuers will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the Exchange Debentures on substantially identical terms; provided, however, that no Indebtedness of the Issuers shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Company as accrued.

LIENS

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, except for Permitted Liens.

SALE LEASEBACK TRANSACTION

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) Holdings or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Management Committee and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of Holdings or (c) transfer any of its property or assets to Holdings or any other Restricted Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture or the Note Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(5) agreements existing on the date of the Indenture (including, without limitation, the Senior Credit Facilities); (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing Capital Stock of any Person that is in effect on the date such Person is acquired by Holdings or a Restricted Subsidiary of Holdings; (9) any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (10) other Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances); (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Management Committee, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Indenture provides that Holdings may not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

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(i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Holdings under the Registration Rights Agreement, the Exchange Debentures and the Indenture pursuant to supplemental indentures in forms reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holdings with or into a Wholly Owned Restricted Subsidiary of Holdings and except in the case of a merger entered into solely for the purpose of incorporating Holdings or reincorporating Holdings in another jurisdiction, Holdings or the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The Indenture will also provide that Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a merger, sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and any of its Restricted Subsidiaries. Notwithstanding the foregoing, Holdings is permitted to reorganize as a corporation in accordance with the procedures established in the Indenture (and Anthony Crane Holdings Capital Corporation may thereafter liquidate); provided that Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization (and, if applicable, liquidation of Anthony Crane Holdings Capital Corporation) is not adverse to holders of the Exchange Debentures from a U.S. federal tax standpoint (it being recognized that such reorganization shall not be deemed adverse to the holders of the Exchange Debentures solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or
(b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

TRANSACTIONS WITH AFFILIATES

  (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series or related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at Holdings option, either (i) a majority of the disinterested members of the Management Committee shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings or (ii) the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings; and provided, further, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the Management Committee or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings.

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

  (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employee or consultants of Holdings or any Subsidiary as determined in good faith by the Management Committee or senior management; (ii) transactions exclusively between or among Holdings and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the date of the Indenture or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the Indenture; (iv) Restricted Payments permitted by the Indenture; (v) the payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Management Committee or such Restricted Subsidiary in good faith; (vi) payments or loans to employees or consultants that are approved by the Management Committee in good faith; (vii) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of Exchange Debentures in any material respect; (viii) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of Assets"; (ix) transactions effected as part of a Qualified Securitization Transaction; (x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings or its Restricted Subsidiaries, in the reasonable determination of the Management Committee or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (xi) any Affiliate Transaction with
(A) a Principal or Related Party not in excess of $1.0 million or (B) any other Person not in excess of $100,000.

CONDUCT OF BUSINESS

  The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the date of the Indenture.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Debentures are outstanding, the Issuers will furnish to the Holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Holdings certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept

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

such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any Exchange Debentures remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on any Exchange Debentures when the same becomes due and payable if the default continues for a period of 30 days; (ii) the failure to pay the principal on any Exchange Debentures when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Exchange Debentures tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions of the covenants described above under the captions "--Change of Control," or "--Asset Sales;" (iv) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 30 days after the Issuers receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Exchange Debentures; (v) the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of Holdings or any Restricted Subsidiary (other than a Securitization Entity), which failure continues for at least 10 days, or the acceleration of the maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 10 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Issuers or any of their Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vii) certain events of bankruptcy affecting the Issuers or any of their Significant Subsidiaries.

  Upon the happening of any Event of Default specified in the Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding Exchange Debentures may declare the principal of and accrued interest on all the Exchange Debentures to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Issuers occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Exchange Debentures.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Debentures as described in the preceding paragraph, the Holders of a majority in principal amount of Debentures may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of Exchange Debentures may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Exchange Debentures.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers

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

would have had to pay if the Issuers then had elected to redeem the Exchange Debentures pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Exchange Debentures prior to August 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

  No partner, director, officer, employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Exchange Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Debentures by accepting a Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Debentures when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to such Exchange Debentures concerning issuing temporary Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Debentures.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on all outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such

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

Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (including the Indenture and the Senior Credit Facilities) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Debentures over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Exchange Debentures in accordance with the Indenture. The applicable Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Issuers are not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

  The registered Holder of a Exchange Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture and the Exchange Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures), and any existing default or compliance with any provision of the Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (i) reduce the principal amount of Exchange Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures, (vii) waive a redemption payment with respect to any Debenture (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

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

  Notwithstanding the foregoing, without the consent of any Holder of Exchange Debentures, the Issuers and the Trustee may amend or supplement the Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Issuers' obligations to Holders of Exchange Debentures in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets, to make any change that would provide any additional rights or benefits to the Holders of Exchange Debentures or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain copies of the Indenture and Registration Rights Agreement, without charge, by writing to Anthony Crane Holdings Rental L.P., 1165 Camp Hollow Road, Pittsburgh, Pennsylvania 15122,
Attention: Investor Services.

BOOK-ENTRY, DELIVERY AND FORM

  The Exchange Debentures initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Debenture"). The Global Debenture will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

  Except as set forth below, the Global Debenture may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debenture may not be exchanged for Debentures in certificated form except in the limited circumstances described below.

  The Exchange Debentures may be presented for registration of transfer and exchange at the offices of the Exchange Agent.

  DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to

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other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

  DTC has also advised the Issuers that pursuant to procedures established by it, (i) upon deposit of the Global Debenture, DTC will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of the Global Debenture and (ii) ownership of such interests in the Global Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debenture).

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Debenture to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL DEBENTURE WILL NOT HAVE DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of (and premium, if any) and interest on the Global Debenture registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Exchange Debentures, including the Global Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuers or the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Debenture or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

  DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Exchange Debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Debentures will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Exchange Debentures, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Debenture for all purposes.

  Interests in the Global Debenture will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

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

  DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Exchange Debentures only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited and only in respect of such portion of the aggregate principal amount of the Exchange Debentures as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Debentures for Certificated Debentures" occurs, DTC reserves the right to exchange the Global Debenture for Debentures in certificated form and to distributed such Debentures to its Participants.

  The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debenture among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers or the Trustee nor any agent of the Issuers or the Trustee will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Debentures for Certificated Debentures

  The Global Debenture is exchangeable for definitive Exchange Debentures in registered certificated form if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depository for the Global Debenture and the Issuers thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Debentures in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Debentures. In all cases, certificated Exchange Debentures delivered in exchange for the Global Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means for each $1,000 of Exchange Debentures, as of any date of determination prior to August 1, 2003, the sum of (i) the initial offering price of each Exchange Debenture and (ii) that portion of the excess of the principal amount of each Exchange Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 13 3/8% per annum from the date of issuance of the Exchange Debentures through the date of determination.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Holdings or that is assumed by Holdings or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, in each case excluding any Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Holdings or such acquisition.

  "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Holdings. The term "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Holdings or any Subsidiary of Holdings) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of such Investment.

  "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

  "Asset Acquisition" means (a) an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Holdings, or shall be merged with or into Holdings or any Restricted Subsidiary of Holdings, or (b) the acquisition by Holdings or any Restricted Subsidiary of Holdings of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value (other than operating leases entered into in the ordinary course of business (other than Sale and Leaseback Transactions)) by Holdings or any of its Restricted Subsidiaries to any Person other than Holdings or a Restricted Subsidiary of Holdings of (a) any Capital Stock of any Restricted Subsidiary of Holdings or (b) any other property or assets of Holdings or any Restricted Subsidiary of Holdings other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all substantially all of the assets of Holdings as permitted under the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of used or obsolete cranes and equipment in the ordinary course of business, (vii) the sale, lease conveyance, disposition or other transfer by Holdings or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption "--Restricted Payments" and (viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

  "Attributable Debt" means, in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 100% of the orderly liquidation value of cranes and lifting equipment; (ii) 75% of the orderly liquidation value of trucks and trailers; (iii) 85% of the face amount of all accounts receivable owned by Holdings and its Restricted Subsidiaries as of such date that are not more than 90 days past due, as calculated on a consolidated basis and in accordance with GAAP and (iv) 75% of the book value of spare parts inventory. To the extent that information is not available as to the amount of accounts receivable as of a specific date, Holdings may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturity no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(i) through (v) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means Anthony Crane Rental, L.P., a Pennsylvania limited partnership and its successors.

  "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of such Person's (i) Consolidated Net Income (less any gains on Used Crane Sales) and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and any provision for taxes paid or accrued based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income, (B) Consolidated Interest Expense, (C) Consolidated Noncash Charges, (D) all one-time cash compensation payments made in connection with the Transactions, and (E) any payments related to addressing the Company's or any of its Restricted Subsidiaries "Year 2000" information systems issues or to re-engineering efforts that must be expensed in accordance with EITF 97-13.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) associated with such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating rate, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write off of debt issuance costs incurred on or prior to the date of the Indenture) plus (ii) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, provided that with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the Exchange Debentures, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of clause (ii) of this definition.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness (including amortization or write-off of debt issuance costs) of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, (ii) the consolidated interest expense incurred by such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) the interest component of Capitalized Lease Obligations and imputed interest with respect to Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period,
(i) the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) gains (or losses) from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains (or losses) due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains (or losses) (including, without limitation, severance, relocation, other restructuring costs and multiemployer pension plan insured liability payments), and the related tax effects according to GAAP and any related Tax Amounts with respect thereto, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged or consolidated with Holdings or any Restricted Subsidiary of Holdings, (e) the net income of any Restricted Subsidiary of Holdings to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of Holdings of that income is restricted by operation of its charter (or the equivalent thereof), operation of law or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) the net income of any Person, other than a Restricted Subsidiary of Holdings, except to the extent of cash dividends or distributions paid to Holdings or a Restricted Subsidiary of

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

Holdings by such Person, (g) only for purposes of clause (c)(i) of the first paragraph of the covenant described under the caption "--Restricted Payments", any amounts included pursuant to clause (c)(iii) of the first paragraph of such covenant, (h) the net income (or loss) from the operations of any business that has been divested by distribution, sale, spin-off or abandonment, and (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, less (ii) any cash distribution paid or accrued related to payment of the Tax Amount for such period.

  "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and any other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidate basis in accordance with GAAP excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit.

  "Currency Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Holdings or any Restricted Subsidiary of Holdings against fluctuations in currency values.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Noncash Consideration" means any non-cash consideration (other than non-cash consideration that would constitute a Restricted Investment) received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Holdings or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

  "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Holdings, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iv) of the first paragraph of the covenant described under the caption "--Restricted Payments."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Debentures mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-Restricted Payments."

  "dividends" means, for so long as Holdings or any applicable Subsidiary is a partnership (or other pass-through entity for federal income tax purposes), dividends or distributions.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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

  "Equity Offering" means any offering of Qualified Capital Stock of Holdings.

  "Existing Indebtedness" means Indebtedness of Holdings and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the Indenture, until such amounts are permanently repaid.

  "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (including Interest Swap Obligations) and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, Exchange Debentures, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

  "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments".

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Management Committee" means (i) for so long as Holdings is a partnership (or other pass through entity for federal income tax purposes), the management committee (or the equivalent thereof for any other pass through entity for federal income tax purposes) of the General Partner and (ii) otherwise, the Board of Directors of Holdings.

  "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated at least "AAA-" from S&P or "Aaa3" from Moody's.

  "Moody's" means Moody's Investors Service, Inc.

  "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes or Tax Distributions paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

  "Note Indenture" means the indenture governing the Senior Notes.

  "Obligations" means any principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to the Issuers, would accrue on such obligations), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business that derives a majority of its revenues from the sale, rental or lease of cranes or other lifting equipment or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the date of the Indenture.

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

  "Permitted Investments" means (i) Investments by Holdings or any Restricted Subsidiary of Holdings in any Restricted Subsidiary of Holdings (whether existing on the date of the Indenture or created thereafter) or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Holdings and Investments in Holdings by any Restricted Subsidiary of Holdings,
(ii) cash and Cash Equivalents, (iii) Investments existing on the date of the Indenture, (iv) loans and advances to employees and officers of Holdings and its Restricted Subsidiaries in the ordinary course of business, (v) accounts receivable created or acquired in the ordinary course of business, (vi) Interest Swap Obligations entered into in the ordinary course of Holdings businesses and otherwise in compliance with the Indenture, (vii) Investments in Unrestricted Subsidiaries an amount at any one time outstanding not to exceed $10.0 million, (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (ix) guarantees by Holdings of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Holdings under the Indenture, (x) Investments the payment for which consists exclusively of Qualified Capital Stock of Holdings, (xi) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause
(xi) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xii) Investments received by Holdings or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described under the caption "--Redemption or Repurchase at Option of Holders-Asset Sales," and (xiii) any Investment by Holdings or a Subsidiary of Holdings in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest.

  "Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Holdings or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (iv) judgment Liens not giving rise to an Event of Default;

    (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

    (vi) any interest or title of a lessor under any Capitalized Lease
  Obligation;

    (vii) purchase money Liens to finance property or assets of Holdings or any Restricted Subsidiary of Holdings acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Holdings or any Restricted Subsidiary of Holdings other than the property and assets so acquired and
  (B) the Lien securing such Indebtedness shall be created with 90 days of such acquisition;

    (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

    (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    (xii) Liens securing Acquired Indebtedness incurred in reliance on the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

    (xiii) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $15.0 million at any one time outstanding;

    (xiv) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Holdings and its Restricted Subsidiaries;

    (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

    (xvii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

    (xviii) Liens existing on the date of the Indenture, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the date of the Indenture; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

    (xix) Liens securing Indebtedness and other Obligations under Credit Facilities that will be permitted by the terms of the Indenture to be incurred;

    (xx) Liens securing Attributable Debt incurred in connection with any sale and leaseback transaction permitted to be consummated pursuant to the covenant described above under the caption "Sale Leaseback Transaction";

    (xxi) Liens securing Indebtedness permitted to be incurred pursuant to
  (A) the Senior Credit Facilities (whether such Indebtedness is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or clause (ii) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"), (B) clause (ix) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) clause (xiv) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (xxii) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction.

  "Productive Assets" means assets (including Capital Stock) that are used or usable by Holdings and its Restricted Subsidiaries in Permitted Businesses; provided that for any Capital Stock to qualify as Productive Assets, it must, after giving pro forma effect to the transaction in which it was acquired, be Capital Stock of a Restricted Subsidiary.

  "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that were (i) directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (ii) implemented by the business that was the subject of any such Asset Acquisition within six months of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs had been effected as of the beginning of such period.

  "Purchase Money Note" means a promissory Debenture of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Holdings or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction, which Debenture shall be repaid from cash available to the Securitization Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, principal and other amounts owing to such investors and (iii) amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

  "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Holdings or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Holdings or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect to such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment, all of the foregoing for the purpose of providing working capital financing on terms that are more favorable to Holdings and its Restricted Subsidiary than would otherwise be available at that time.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "S&P" means Standard & Poor's.

  "Securitization Entity" means a Wholly Owned Subsidiary of Holdings (or another Person in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Management Committee of Holdings (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Restricted Subsidiary of Holdings (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any Restricted Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Holdings nor any Restricted Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Management Committee of Holdings shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the Management Committee of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Sale and Leaseback Transaction" means any sale and leaseback transaction by Holdings or any of its Restricted Subsidiaries with respect to assets with an aggregate fair market value (as determined in good faith by the Management Committee) in excess of $1.0 million.

  "Senior Credit Facilities" means the Credit Agreement, dated as of the date of the Indenture, by and among the Company, Goldman Sachs Credit Partners L.P., and the Agent, Collateral Agent and the financial institutions party thereto, providing for revolving credit borrowings and term loan borrowings, including any related Exchange Debentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured from time to time and whether with the same or any other agent, lender or group of lenders, including to increase the amount of available borrowings thereunder.

  "Senior Notes" means the 10 3/8% Senior Notes due 2008 of the Company.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that are reasonably customary in an accounts receivable or equipment transactions.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), but shall not include any Non-Recourse Subsidiary.

  "Tax Amount" means the amount of distributions, whether paid or accrued, necessary to permit Holdings partners to pay federal and state income tax liabilities arising from income of Holdings and its Restricted Subsidiaries and taxable to such partners, including the tax distributions contemplated by Holdings' and the Company's respective partnership agreements attributable to such partners solely as a result of Holdings (and any intermediate entity through which any such partner owns its interest in Holdings) being a partnership or similar pass-through entity for federal income tax purposes.

  "Tax Distributions" means a distribution in respect of taxes to the partners of Holdings pursuant to clause (9) of the second paragraph of the covenant described above under the caption "Certain Covenants-Restricted Payments."

  "Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as set forth on Holdings most recent consolidated balance sheet.

  "Unrestricted Subsidiary" means (i) any Subsidiary (other than Anthony Crane Holdings Capital Corporation) that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt;
(b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and
(e) has at least one director on its board of directors that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", Holdings shall be in default of such covenant). The Management Committee may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation.

  "Used Crane Sales" means sales of used cranes, used parts and other used equipment by Holdings or any of its Restricted Subsidiaries pursuant to the Company's fleet management program in the ordinary course of business consistent with past practices on the date of the Indenture.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Committee or Board of Directors, as applicable, of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Debentures were originally sold by the Issuers on July 22, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Debentures to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act. As a condition to the Purchase Agreement, the Issuers entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Issuers have agreed to: (i) to use their respective best efforts to file with the Commission on or prior to 90 calendar days after the date of issuance of the Debentures (the "Issue Date") a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Debentures under the Securities Act and (ii) use their respective best efforts to cause the Exchange Offer Registration Statement to become effective within 165 calendar days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, unless it would not be permitted by applicable law or Commission policy, the Issuers will promptly offer to exchange any and all of the outstanding Debentures for the Exchange Debentures that are identical in all material respects to the Debentures (except that the Exchange Debentures will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Issuers will keep the Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Debentures. For each Debenture surrendered to the Issuers pursuant to the Exchange Offer, the holder of such Debenture will receive an Exchange Debenture having a principal amount equal to that of the surrendered Debenture. Interest on each Exchange Debenture will accrue from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Issuers believe that the Exchange Debentures would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Debentures who is an "affiliate" of either Holdings or AC Holdings Corp. or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Debentures: (i) will not be able to rely on the interpretation of the staff of the Commission; (ii) will not be able to tender its Debentures in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements.

  If (i) the Issuers are not required to file the Exchange Offer Registration Statement or permitted to effect the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or (ii) any Holder of Transfer Restricted Securities notifies the Issuers prior to the 20th business day following commencement of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Debentures acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Debentures acquired directly from the Issuers or an affiliate of the Issuers, then the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each (A) Debenture, until the earliest to occur of any of the following events: (i) the date on which such Debenture may be exchanged for an Exchange Debenture in the Exchange Offer, if following such exchange such Holder would be entitled to resell such Exchange Debenture to the public without complying with the prospectus delivery requirements of the Securities Act; (ii) the date on which such Debenture has been registered pursuant to an effective Shelf Registration Statement under the Securities Act and disposed of in accordance with the Shelf Registration Statement (and purchasers thereof have been issued Exchange Debentures); or (iii) the date on which such Debenture is sold to the public pursuant to Rule 144 under the Securities Act and each (B) Exchange Debenture held by a Broker-Dealer until the date on which such Exchange Debenture is disposed of by a Broker Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein).

  The Issuers will use their respective best efforts to cause the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") to become effective under the Securities Act by the Commission as soon as practicable after the filing thereof but in no event later than 165 calendar days after the Issue Date.

  Upon the effectiveness of the Exchange Offer Registration Statement, unless it would not be permitted by applicable law or Commission policy, the Issuers will promptly commence the Exchange Offer to enable each Holder of the Debentures (other than Holders who are affiliates (within the meaning of the Securities Act) of either Holdings or AC Holdings Corp. or underwriters (as defined in the Securities Act) with respect to the Exchange Debentures) to exchange the Debentures for Exchange Debentures. If applicable, the Issuers shall keep the Shelf Registration Statement continuously effective for, under certain circumstances, a period of at least two years after the Issue Date.

  In the event that, for any reason whatsoever: (a) the Issuers fail to file any of the Registration Statements on or before the date specified for such filing; (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (c) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers will pay liquidated damages ("Liquidated Damages") to each Holder of Debentures, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Debentures held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Debentures. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  The Issuers (i) shall make available for a period of 180 days from the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Debentures and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the Holders covered thereby) and will indemnify certain holders of the Debentures (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Debentures who wishes to exchange such Debentures for Exchange Debentures in the Exchange Offer will be required to make representations in the Letter of Transmittal that (a) it is not an "affiliate" of either Holdings or AC Holdings Corp. (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Debentures to be issued in the Exchange Offer;
(c) it is acquiring the Exchange Debentures in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Debentures acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Debentures received in respect of such Exchange Debentures pursuant to the Exchange Offer. The Commission has taken the position and the Issuers believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Debentures (other than a resale of an unsold allotment from the original sale of the Debentures) with the prospectus contained in the Exchange Offer

Registration Statement. Under the Registration Rights Agreement, the Issuers are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Debentures.

  If the holder is a Participating Broker-Dealer, it will be required to include a representation in such Participating Broker-Dealer's letter of transmittal with respect to the Exchange Offer that such Participating Broker-Dealer has not entered into any arrangement or understanding with the Issuers or any affiliate of the Issuers to distribute the Exchange Debentures.

  Holders of the Debentures will be required to make certain representations to the Issuers (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Debentures included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  For so long as any Debentures are outstanding, the Issuers will continue to provide to holders of the Debentures and to prospective purchasers of the Debentures the information required by Rule 144A(d)(4) under the Securities Act.

  The foregoing description of the Registration Rights Agreement contains a discussion of all material elements thereof, but does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement. The Issuers will provide a copy of the Registration Rights Agreement to holders of Debentures identified to the Issuers by any Initial Purchasers upon request.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Debentures in exchange for each $1,000 principal amount of outstanding Debentures accepted in the Exchange Offer. Holders may tender some or all of their Debentures pursuant to the Exchange Offer. However, Debentures may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Debentures are the same as the form and terms of the Debentures except that: (i) the Exchange Debentures bear a Series B designation and a different CUSIP Number from the Debentures; (ii) the Exchange Debentures have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and (iii) the holders of the Exchange Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Debentures in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Debentures will evidence the same debt as the Debentures and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $25,667,404 aggregate principal amount of Debentures were outstanding. The Issuers have fixed the close of business on
     , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Debentures do not have any appraisal or dissenters' rights under the Pennsylvania Revised Uniform Limited Partnership Act, the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Issuers shall be deemed to have accepted validly tendered Debentures when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Debentures from the Issuers.

  If any tendered Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Debentures will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Debentures pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
    , 1998, unless the Issuers, in their sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the foregoing,
the Company will not extend the Expiration Date beyond     , 1998.

  In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Debentures, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

ACCRETION OF THE EXCHANGE DEBENTURES; INTEREST

  The Debentures will continue to accrete at the rate of 13 3/8% per annum to, compounded semi-annually to an aggregate principal amount of $48.0 million on August 1, 2003. Any Debentures not tendered or accepted for exchange will continue to accrete at the rate of 13 3/8% per annum in accordance with their terms and will cease to accrete upon cancellation of the Debentures and issuance of the Exchange Debentures. From and after the date of issuance of the Exchange Debentures, the Exchange Debentures shall accrete at the rate of 13 3/8% per annum, but no cash interest will accrue or be payable in respect of the Exchange Debentures prior to August 1, 2003. Thereafter, interest on the Exchange Debentures will accrue on the principal amount at maturity at the rate of 13 3/8% per annum and will be payable semi-annually on each February 1 and August 1, commencing February 1, 2004. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

PROCEDURES FOR TENDERING

  Only a holder of Debentures may tender such Debentures in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of

Transmittal or such facsimile, together with the Debentures and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Debentures, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Debentures may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Issuers the representations set forth in the eighth paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Issuers will constitute agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF DEBENTURES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR DEBENTURES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case maybe, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Debentures listed therein, such Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Debentures with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

  The Issuers understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Debentures at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Debentures by causing such Book-Entry Transfer Facility to transfer such Debentures into the Exchange Agent's account with respect to the Debentures in accordance with the Book-Entry Transfers Facility's procedures for such transfer. Although delivery of the Debentures may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  The Depositary and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Debentures to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

  The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Debentures which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering Debentures that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

  Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute and applicable Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has Debentures credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Debentures and withdrawal of tendered Debentures will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Debentures not properly tendered or any Debentures the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserves the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Debentures. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Debentures must be cured within such time as the Issuers shall determine. Although the Issuers intend, to notify holders of defects or irregularities with respect to tenders of Debentures, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Debentures and (i) whose Debentures are not immediately available, (ii) who cannot deliver their Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Debentures and the principal amount of Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Debentures (or a confirmation of book-entry transfer of such Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Debentures in proper form for transfer (or a confirmation of book-entry transfer of such Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Debentures in the Exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Debentures to be withdrawn (the "Depositor"), (ii) identify the Debentures to be withdrawn (including the certificate number(s) and principal amount of such Debentures, or, in the case of Debentures transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Debentures register the transfer of such Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Debentures are to be registered, if different form that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Debentures will be issued with respect thereto unless the Debentures so withdrawn are validly retendered. Any Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange, or exchange Exchange Debentures for, any Debentures, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Debentures, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuers or any of their respective subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

    (c) any governmental approval has not been obtained, which approval the Issuers shall, in their sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Issuers determine in their reasonable sole discretion that any of the conditions are not satisfied, the Issuers may (i) refuse to accept any Debentures and return all tendered Debentures to the tendering holders,
(ii) extend the Exchange Offer and retain all Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Debentures (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Debentures which have not been withdrawn.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       By Overnight Courier or Hand:                  By Registered or Certified Mail:
       -----------------------------                  --------------------------------
       State Street Bank and Trust Company            State Street Bank and Trust Company
       Corporate Trust Department                     Corporate Trust Department
       Two International Place                        P.O. Box 778
       Boston, Massachusetts 02102-0078               Boston, Massachusetts 02102-0078
       Fourth Floor                                   Attn: Kellie Mullen
       Attn: Kellie Mullen                            Telephone: (617) 664-5587
       Telephone: (617) 664-5587                      Facsimile: (617) 664-5290
       Facsimile: (617) 664-5290

  Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuers and their respective affiliates.

  The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuers however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Debentures will be recorded at the same carrying value as the Debentures, which is face value less accrued original discount, as reflected in the Issuers' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers. The expenses of the Exchange Offer will be capitalized and amortized to expense over the term of the Exchange Debentures.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Debentures that are not exchanged for Exchange Debentures pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Debentures may be resold only; (i) to the Issuers (upon redemption thereof or otherwise); (ii) so long as the Debentures are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuers);
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE DEBENTURERS

  With respect to resales of Exchange Debentures, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a holder or other person who receives Exchange Debentures, whether or not such person is the holder (other than a person that is an "affiliate" of either Holdings or AC Holdings Corp. within the meaning of Rule 405 under the Securities Act) who receives Exchange Debentures in exchange for Debentures in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Debentures, will be allowed to resell the Exchange Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Debentures in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Debentures, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Debentures for its own account in exchange for Debentures, where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (a) it is not an "affiliate" of either Holdings or AC Holdings Corp. (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Debentures to be issued in the Exchange Offer;
(c) it is acquiring the Exchange Debentures in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Debentures acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Debentures received in respect of such Exchange Debentures pursuant to the Exchange Offer. As indicated above, each Participating Broker-Dealer that receives and Exchange Debenture for its own account in exchange for Debentures must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Issuers recommend that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Debentures for Exchange Debentures, including the applicability and effect of any state, local or foreign tax laws.

  Kirkland & Ellis, special counsel to the Issuers, has advised the Issuers that in its opinion, the exchange of the Debentures for Exchange Debentures pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Debentures will not be considered to differ materially in kind or extent from the Debentures. Rather, the Exchange Debentures received by a holder will be treated as a continuation of the Debentures in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Debentures for Exchange Debentures pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Debentures received in respect of such Debentures pursuant to the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Debentures received in exchange for Debentures where such Debentures were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that for a period of 180 days from the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until     , 1998, all dealers effecting transactions in the Exchange
Debentures may be required to deliver a prospectus.

  The Issuers will not receive any proceeds from any sales of the Exchange Debentures by Participating Broker-Dealers. Exchange Debentures received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Debentures. Any Participating Broker-Dealer that resells the Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation a under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  With respect to resales of Exchange Debentures, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a holder or other person who receives Exchange Debentures, whether or not such person is the holder (other than a person that is an "affiliate" of either Holdings or AC Holdings Corp. within the meaning of Rule 405 under the Securities Act) who receives Exchange Debentures in exchange for Debentures in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Debentures, will be allowed to resell the Exchange Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Debentures in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Debentures, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Debentures for its own account in exchange for Debentures, where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Issuers have agreed that, for a period of up to one year from the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Debentures offered hereby will be passed upon for the Issuers by Kirkland & Ellis, New York, New York. Certain partners of Kirkland & Ellis indirectly own a portion of the equity of Holdings.

                                    EXPERTS

  The consolidated financial statements of Anthony Crane Rental Holdings, L.P. and subsidiaries for each of the three years in the period ended December 31, 1997, included in this Prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

           ANTHONY CRANE RENTAL HOLDINGS, L.P. AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and September
 30, 1998 (unaudited).....................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and for the nine month periods ended September 30,
 1997 and 1998 (unaudited)................................................  F-4
Consolidated Statements of Partners' Capital (Deficit) for the years ended
 December 31, 1995, 1996 and 1997 and for the nine month period ended
 September 30, 1998 (unaudited)...........................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and for the nine month periods ended September 30,
 1997 and 1998 (unaudited)................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of

 Anthony Crane Rental Holdings, L.P.:

  We have audited the accompanying consolidated balance sheets of Anthony Crane Rental Holdings, L.P. and subsidiaries (collectively, the Partnership) as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anthony Crane Rental Holdings, L.P. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 3 to the consolidated financial statements, effective January 1, 1997, the Partnership revised its estimate of the salvage values used for depreciating certain rental equipment. The effect of this change was to decrease depreciation expense and increase net income for 1997 by approximately $5,650,000.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 25, 1998, except as to Note 13,

which is as of July 22, 1998

                    ANTHONY CRANE RENTAL HOLDINGS, L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ------------------
                                                SEPTEMBER 30,
                                                    1998        1997      1996
                                                ------------- --------  --------
                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents...................    $  7,860    $  4,375  $  8,588
  Trade accounts receivable, net of allowance
   for doubtful accounts of $2,673, $1,840 and
   $1,850 in 1998, 1997 and 1996,
   respectively...............................      25,349      24,152    19,871
  Receivable from sale of property (Note 3)...         --        6,055       --
  Other receivables (Note 6)..................       2,140       2,596     2,010
  Prepaid expenses and deposits...............       1,496       1,560     1,262
                                                  --------    --------  --------
    Total current assets......................      36,845      38,738    31,731
Rental equipment, net of accumulated
 depreciation of $89,960, $82,322 and $77,181
 in 1998, 1997 and 1996, respectively (Notes 3
 and 5).......................................     274,752     212,975   171,226
Property and equipment, net (Notes 4 and 5)...      50,654      51,859    35,068
Intangible assets, net of accumulated
 amortization of $3,095, $2,661 and $2,273 in
 1998, 1997 and 1996, respectively............       3,511       1,865     1,868
Debt issuance costs, net of accumulated
 amortization of $548, $926 and $566 in 1998,
 1997 and 1996, respectively..................      18,749       1,003       711
Other assets (Note 6).........................         486         488       635
                                                  --------    --------  --------
    Total assets..............................    $384,997    $306,928  $241,239
                                                  ========    ========  ========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable--trade (Note 6)............       9,479       8,603     3,559
  Accrued interest............................       3,988       2,530     1,953
  Accrued wages and employee benefits.........       1,793       1,730     1,548
  Accrued taxes, other than income taxes......       4,613       3,669     1,027
  Other accrued liabilities...................         657       1,450     1,001
  Current portion of long-term debt (Note 5)..         --        7,500     4,000
  Current portion of obligation under capital
   lease (Note 7).............................          94          94       --
                                                  --------    --------  --------
    Total current liabilities.................      20,624      25,576    13,088
Long-term debt, less current portion (Note
 5)...........................................     374,695     177,500   136,000
Long-term obligation under capital lease (Note
 7)...........................................         799         867       --
Other non-current liabilities.................       1,695       1,569     1,290
                                                  --------    --------  --------
    Total liabilities.........................     397,813     205,512   150,378
Commitments and contingencies (Notes 7 and 10)
Partners' capital (deficit):
  Senior Preferred Units......................      22,500         --        --
  Equity Investors Common Units...............      20,079         --        --
  Predecessor Partners Common Units...........     (51,493)    105,316    94,654
  Accumulated other comprehensive income......          48          50       157
  Related party receivables (Note 6)..........      (3,950)     (3,950)   (3,950)
                                                  --------    --------  --------
    Total partners' capital (deficit).........     (12,816)    101,416    90,861
                                                  --------    --------  --------
      Total liabilities and partners' capital
       (deficit)..............................    $384,997    $306,928  $241,239
                                                  ========    ========  ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                    ANTHONY CRANE RENTAL HOLDINGS, L.P.

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                              NINE MONTHS ENDED
                                SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
Revenues:
  Equipment rentals (Note
   6).......................  $136,876  $116,044  $156,408  $128,161  $106,593
  Equipment sales...........    16,655    23,127    27,400    19,444     9,419
                              --------  --------  --------  --------  --------
    Total revenues..........   153,531   139,171   183,808   147,605   116,012
                              --------  --------  --------  --------  --------
Cost of revenues:
  Cost of equipment rentals
   (Note 6).................    81,883    71,659    97,036    78,049    62,533
  Cost of equipment sales...    12,878    13,153    15,541    13,643     7,039
                              --------  --------  --------  --------  --------
    Total cost of revenues..    94,761    84,812   112,577    91,692    69,572
                              --------  --------  --------  --------  --------
Gross profit................    58,770    54,359    71,231    55,913    46,440
Selling, general and admin-
 istrative expenses.........    30,196    25,363    35,111    29,211    23,351
                              --------  --------  --------  --------  --------
Income from operations......    28,574    28,996    36,120    26,702    23,089
Interest expense............    16,377     9,931    13,962    10,873     8,482
Other income................      (633)     (480)   (1,739)      (69)     (104)
                              --------  --------  --------  --------  --------
Income before extraordinary
 item and taxes.............    12,830    19,545    23,897    15,898    14,711
Provision (benefit) for
 state taxes................       220        78        96      (102)      583
                              --------  --------  --------  --------  --------
Income before extraordinary
 item.......................    12,610    19,467    23,801    16,000    14,128
Extraordinary item (see Note
 13)........................    15,811       --        --        --        --
                              --------  --------  --------  --------  --------
Net income (loss)...........  $ (3,201) $ 19,467  $ 23,801  $ 16,000  $ 14,128
                              ========  ========  ========  ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                    ANTHONY CRANE RENTAL HOLDINGS, L.P.

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

                                                                               PREDECESSOR
                                                                                 PARTNERS
                                                                            ------------------
                                                                   EQUITY                         ACCUMULATED
                                                                  INVESTORS  SENIOR                  OTHER
                                                    COMPREHENSIVE  COMMON   PREFERRED  COMMON    COMPREHENSIVE   RELATED PARTY
                                                       INCOME       UNITS     UNITS    UNITS    INCOME (EXPENSE)  RECEIVABLES
                                                    ------------- --------- --------- --------  ---------------  -------------
Balance at December 31, 1994...                                    $   --    $   --   $ 74,645       $ --          $(10,512)
Capital contributions..........                                        --        --         25         --             6,562
Partner withdrawals............                                        --        --     (4,851)        --               --
Comprehensive income:
 Net income....................                        $14,128         --        --     14,128         --               --
 Unrealized investment gain on
  securities...................                            148         --        --        --          148              --
                                                       -------     -------   -------  --------       -----         --------
Comprehensive income...........                        $14,276
                                                       =======
Balance at December 31, 1995...                                        --        --     83,947         148           (3,950)
Partner withdrawals............                                        --        --     (5,293)        --               --
Comprehensive income:
 Net income....................                         16,000         --        --     16,000         --               --
 Unrealized investment gain on
  securities...................                              9         --        --        --            9              --
                                                       -------     -------   -------  --------       -----         --------
Comprehensive income...........                        $16,009
                                                       =======
Balance at December 31, 1996...                                        --        --     94,654         157           (3,950)
Partner withdrawals............                                        --        --    (13,139)        --               --
Comprehensive income:
 Net income....................                         23,801         --        --     23,801         --               --
 Unrealized investment (loss)
  on securities................                           (107)        --        --        --         (107)             --
                                                       -------     -------   -------  --------       -----         --------
Comprehensive income...........                        $23,694
                                                       =======
Balance at December 31, 1997...                                        --        --    105,316          50           (3,950)
Partner withdrawals
 (unaudited)...................                                        --        --    (13,891)        --               --
Recapitalization expenses
 (unaudited)...................                                     (1,523)      --     (6,886)        --               --
Capital contributions
 (unaudited)...................                                     33,620       --        --          --               --
Partner distributions from
 Recapitalization (unaudited)..                                        --     22,500  (144,849)        --               --
Comprehensive income
 (unaudited):
 Net income (loss).............                         (3,201)    (12,018)      --      8,817         --               --
 Unrealized investment (loss)
  on securities................                             (2)        --        --        --           (2)             --
                                                       -------     -------   -------  --------       -----         --------
Comprehensive income
 (unaudited)...................                        $(3,203)
                                                       =======
Balance at September 30, 1998
 (unaudited)...................                                    $20,079   $22,500  $(51,493)      $  48         $ (3,950)
--------------------------------------------------
                                                                   =======   =======  ========       =====         ========
                                                    TOTAL PARTNERS'
                                                        CAPITAL
                                                    ---------------
Balance at December 31, 1994...                        $ 64,133
Capital contributions..........                           6,587
Partner withdrawals............                          (4,851)
Comprehensive income:
 Net income....................                          14,128
 Unrealized investment gain on
  securities...................                             148
                                                    ---------------
Comprehensive income...........
Balance at December 31, 1995...                          80,145
Partner withdrawals............                          (5,293)
Comprehensive income:
 Net income....................                          16,000
 Unrealized investment gain on
  securities...................                               9
                                                    ---------------
Comprehensive income...........
Balance at December 31, 1996...                          90,861
Partner withdrawals............                         (13,139)
Comprehensive income:
 Net income....................                          23,801
 Unrealized investment (loss)
  on securities................                            (107)
                                                    ---------------
Comprehensive income...........
Balance at December 31, 1997...                         101,416
Partner withdrawals
 (unaudited)...................                         (13,891)
Recapitalization expenses
 (unaudited)...................                          (8,409)
Capital contributions
 (unaudited)...................                          33,620
Partner distributions from
 Recapitalization (unaudited)..                        (122,349)
Comprehensive income
 (unaudited):
 Net income (loss).............                          (3,201)
 Unrealized investment (loss)
  on securities................                              (2)
                                                    ---------------
Comprehensive income
 (unaudited)...................
Balance at September 30, 1998
 (unaudited)...................                        $(12,816)
--------------------------------------------------
                                                    ===============

   The accompanying notes are an integral part of the consolidated financial statements.

                    ANTHONY CRANE RENTAL HOLDINGS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997      1996      1995
                               --------  --------  --------  --------  --------
                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income..................  $ (3,201) $ 19,468  $ 23,801  $ 16,000  $ 14,128
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation and
    amortization.............    20,872    15,767    22,264    22,302    17,909
   Net (gains) on used rental
    equipment sales..........    (2,733)   (9,140)  (10,659)   (3,926)   (1,820)
   Net (gains) losses on
    other asset
    dispositions.............      (390)     (418)   (1,657)       29       --
   Provision (benefit) for
    bad debts................     1,255       236       428     1,071     1,293
   Deferred income tax
    provision (benefit)......       220        78        96      (102)      582
   Write-off of deferred
    financing costs..........       735       --        --        --        --
   Extraordinary item-loss on
    early extinguishment of
    debt.....................    15,076       --        --        --        --
 Increase (decrease) in cash
  from changes in:
   Trade accounts
    receivable...............    (2,238)   (4,743)   (4,709)   (4,304)   (4,759)
   Other receivables.........       456      (460)   (2,011)     (571)      139
   Prepaid expenses and
    deposits.................        65       431      (298)      670      (871)
   Other non-current assets..       --        --         39       --         17
   Accounts payable--trade...    (6,149)     (639)     (447)      803      (228)
   Accrued interest..........       806     1,066       577       278       125
   Accrued wages and employee
    benefits.................        48       734       182       664       302
   Accrued taxes, other than
    income taxes.............       944       (91)    2,642      (627)    1,262
   Other accrued
    liabilities..............      (793)     (291)      449       124      (384)
                               --------  --------  --------  --------  --------
      Net cash provided by
       operating activities..    24,973    21,998    30,697    32,411    27,695
                               --------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Cash paid for business
  acquisitions...............    (2,936)   (4,050)   (4,050)   (7,825)      --
 Proceeds from sale/leaseback
  transaction................       --        --        --     24,162       --
 Proceeds from sale of fixed
  assets, including rental
  equipment..................     9,241    19,655    22,532     8,338     7,738
 Proceeds from sale of
  property...................     6,055       --        --        --        --
 Capital expenditures........   (80,927)  (59,819)  (85,641)  (81,195)  (44,847)
 Repayment of related party
  loans, net.................       --        --        --        319       350
 Other.......................       (94)      194       183      (148)     (148)
                               --------  --------  --------  --------  --------
      Net cash used in
       investing activities..   (68,661)  (44,020)  (66,976)  (56,349)  (36,907)
                               --------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  debt.......................   404,044    88,480   108,000    56,500    21,000
 Payments on debt............  (215,000)  (63,000)  (63,000)  (24,500)   (7,427)
 Payments under capital
  leases.....................       (58)      (87)      (74)      --        --
 Expenditures for debt
  issuance cost and other
  intangibles................   (19,297)     (864)   (1,147)     (337)      --
 Proceeds from
  Recapitalization, net of
  recapitalization expenses
  of $1,523..................    32,097       --        --        --        --
 Prepayment penalties as a
  result of early
  extinguishment of debt.....   (15,076)      --        --        --        --
 Partner withdrawals
  including recapitalization
  expenses of $6,886 in
  1998.......................  (139,537)   (7,961)  (11,713)   (5,293)   (4,851)
                               --------  --------  --------  --------  --------
      Net cash provided by
       financing activities..    47,173    16,568    32,066    26,370     8,722
                               --------  --------  --------  --------  --------
      Net increase (decrease)
       in cash and cash
       equivalents...........     3,485    (5,454)   (4,213)    2,432      (490)
Cash and cash equivalents,
 beginning of period.........     4,375     8,588     8,588     6,156     6,646
                               --------  --------  --------  --------  --------
Cash and cash equivalents,
 end of period...............  $  7,860  $  3,134  $  4,375  $  8,588  $  6,156
                               ========  ========  ========  ========  ========
Supplemental disclosure of
 cash flow information:
 Cash paid during the period
  for interest...............  $ 14,260  $  8,594  $ 13,026  $ 10,353  $  8,101
                               ========  ========  ========  ========  ========
Noncash investing and
 financing activities:
 Assets acquired under
  capital lease obligations..       --   $  1,035  $  1,035       --        --
                               ========  ========  ========  ========  ========
 Expenditures for rental
  equipment purchases
  included in accounts
  payable/trade..............  $  6,879  $  8,033  $  5,491  $  1,478  $    394
                               ========  ========  ========  ========  ========
 Receivable from sale of
  property...................       --        --   $  6,055       --        --
                               ========  ========  ========  ========  ========
 Noncash partner
  withdrawals................  $  3,589  $    806  $  1,426       --        --
                               ========  ========  ========  ========  ========
 Property and equipment
  contributed by partners....       --        --        --        --   $  6,562
                               ========  ========  ========  ========  ========
 Contributed capital through
  advances...................       --        --        --        --   $     25
                               ========  ========  ========  ========  ========
 Distribution of Senior
  Preferred Units............  $ 22,500       --        --        --        --
                               ========  ========  ========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

  Anthony Crane Rental, L.P. (the "Company"), its subsidiaries and, effective July 22, 1998, its parent, Anthony Crane Rental Holdings, L.P. ("Holdings") (collectively, the Partnership) are engaged in the rental of cranes and other heavy equipment primarily for industrial maintenance and construction to a variety of companies in the petrochemical, paper, steel, utility, mining and multiple other industries. The Partnership provides twenty-four hour service, seven days a week to customers principally in the United States. The Partnership also sells new and used equipment to commercial construction, industrial and residential users. Effective July 22, 1998 as part of the Company's Recapitalization (see Note 13), the Company became 99% directly-owned by Holdings (a former subsidiary of the Company which has no current operations other than through the Company).

2. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Partnership and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Prior to the Recapitalization of the Partnership on July 22, 1998 (see Note
13), the partners of the Partnership consisted of Anthony Crane Rental, Inc., as general partner; and ACR Acquisitions, Inc., Anthony Crane Rental of Georgia, Inc., Anthony Crane Rental of Texas, Inc. and Anthony Iron and Metal Company, as limited partners (collectively referred to hereafter as the "Predecessor Partners"). All of these entities are under common control of Ray
G. Anthony (Mr. Anthony). Effective with the Recapitalization, the partners of the Partnership now include the Predecessor Partners who have retained an 18% interest in the Partnership and the Equity Investors (as defined in Note 13), who collectively hold an 82% interest in the Partnership.

  In addition, Mr. Anthony has a majority ownership interest in organizations that engage in steel erection and installation (Century Steel Erectors, Inc.); inspect, repair and manufacture overhead cranes (Century Crane and Hoist, Inc.); rent cranes to mining operations (Republic Crane Rental, Inc.); and sell motorcycles and service (Dallas Corporation). Mr. Anthony also owns a fifty percent interest in Steel City Environmental Services, Inc., which provides environmental remediation and transportation services to the steel and petrochemical industries; Crane and Rigging Consultants, Inc., a lift consulting company; and A & D Tower, Inc., a communications company, which is a passive investment with no personal management control by Mr. Anthony. These companies are not included in these consolidated financial statements.

 PARTNERSHIP AGREEMENT

  The term of the Partnership, which was amended and restated July 22, 1998, expires December 31, 2080; however, dissolution will occur earlier in the event of the sale of substantially all of the Partnership's assets or a disabling event as described in the Partnership Agreement. Partners may not sell, assign, transfer or convey all or any portion of their interest in the Partnership without the consent of the general partner, or as specifically defined in the Partnership Agreement.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 CASH AND CASH EQUIVALENTS

  For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

 INVESTMENT SECURITIES

  Investment securities, included in other assets, are classified as available for sale and are recorded at the aggregate fair market value determined at the consolidated balance sheets date. Gross unrealized investment gains/losses are included as a separate component of partners' capital.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)

 RENTAL EQUIPMENT AND PROPERTY AND EQUIPMENT

  Rental equipment and property and equipment are stated at cost less accumulated depreciation.

  Major renewals and improvements are charged to the property and equipment accounts, while replacements, maintenance and repairs which do not improve or extend the useful lives of the respective assets are expensed. Upon disposition or retirement of property and equipment, the cost and the related accumulated depreciation are removed from the accounts and any gain or loss is recorded in results of operations. Depreciation of rental equipment and property and equipment is computed using the straight-line method based on the estimated useful lives of the assets.

  Effective January 1, 1997, the Partnership revised its estimate of the salvage values used for depreciating certain rental equipment, principally cranes, to amounts ranging from 15% to 35%. Prior to 1997, the Partnership depreciated this rental equipment over their estimated useful lives with no salvage value. The Partnership believes this change in estimated salvage values more appropriately allocates the costs of this rental equipment over their estimated useful lives. The effect of this change was to decrease depreciation expense and increase net income for 1997 by approximately $5,650. All other rental equipment and property and equipment will continue to be depreciated with no salvage value.

  The useful lives of rental equipment and property and equipment are as follows:

                                                                          LIFE
                                                                        IN YEARS
                                                                        --------
      Rental equipment:
        Cranes, lifts and other heavy equipment........................  8-12.5
      Property and equipment:
        Buildings and improvements.....................................    5-30
        Motor vehicles and trailers....................................     3-8
        Aircraft.......................................................      15
        Machinery and tools............................................     3-8
        Furniture, fixtures and office equipment ......................    5-10

 INTANGIBLE ASSETS

  Intangible assets consist of noncompetition agreements, customer lists, trade names and goodwill related to various business acquisitions. These assets are being amortized using the straight-line method over periods ranging from 2 to 20 years. The Partnership periodically reviews the carrying value of intangible assets and will recognize impairments when the expected future operating cash flow derived from such intangible assets is less than their carrying value.

 REVENUE RECOGNITION

 The Partnership rents equipment to commercial, industrial and government customers by the day, month and longer terms. Revenue from equipment rentals is earned over the corresponding rental period. In addition, the Partnership generates revenue from equipment sales. Revenue from the sale of equipment is recognized upon the execution of a sales agreement and delivery of the equipment.

 OTHER INCOME

  Included in other income is approximately $1.4 million related to a net gain on property sold by the Partnership during 1997.

 INCOME TAXES

  The partners included in the accompanying consolidated financial statements have elected to be treated as either an S-corporation or a partnership for federal income tax purposes.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)

  Similar elections are made, where possible, for state income tax purposes. Accordingly, all federal and certain state (except for Texas) income tax liabilities are borne by the partners and, accordingly, are not reflected in the accompanying consolidated financial statements.

  Deferred income tax assets and liabilities are provided for state income tax purposes for the temporary differences between the tax basis of assets and liabilities and the financial reporting basis using enacted tax rates in effect in the years in which these differences are expected to reverse. These differences principally relate to depreciation and the reporting for certain revenues and expenses.

 CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Partnership to significant concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Partnership's customer base and their geographic dispersion. The Partnership generally does not require collateral on accounts receivable. As of December 31, 1997 and 1996, the Partnership had no significant concentrations of credit risk.

  The Partnership maintains cash and cash equivalents with a limited number of financial institutions located throughout the country in order to limit exposure. No collateral or other security is provided on these deposits, other than $100 of deposits insured by the Federal Deposit Insurance Corporation. The Partnership's periodic evaluations of the relative credit standing of these financial institutions are considered in the Partnership's business strategy.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

  The unaudited consolidated balance sheet as of September 30, 1998, and the unaudited consolidated statements of operations, partners' capital (deficit) and cash flows for the nine months ended September 30, 1998 and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 1997, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results for the entire year.

 RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The provisions of SFAS No. 130 have been adopted in the nine month period ended September 30, 1998 and all years presented have been adjusted to reflect the adoption. In the Partnership's case, comprehensive income includes net income and unrealized investment gains and losses on securities.

  The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)
segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Partnership is not required to adopt this standard until the fiscal year ending December 31, 1998. Management is currently evaluating the impact of this standard on the consolidated financial statements.

  The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans by standardizing the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requiring additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminating certain disclosures that are no longer as useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Partnership is not required to adopt this standard until the fiscal year ending December 31, 1998. Management is currently evaluating the impact of this standard on the consolidated financial statements.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following as of December 31:

                                                               1997      1996
                                                             --------  --------
     Land................................................... $  8,438  $  5,351
     Buildings and improvements.............................   14,898    12,362
     Motor vehicles and trailers............................   29,986    15,560
     Aircraft...............................................    1,889     3,549
     Machinery and tools....................................    3,562     3,414
     Furniture, fixtures and office equipment...............    2,685     2,722
     Spare equipment parts..................................    5,016     4,041
                                                             --------  --------
                                                               66,474    46,999
     Less accumulated depreciation and amortization.........  (14,615)  (11,931)
                                                             --------  --------
                                                             $ 51,859  $ 35,068
                                                             ========  ========

  Depreciation expense for rental equipment and property and equipment was approximately $21,405, $21,662 and $17,228 in 1997, 1996 and 1995,
respectively.

5. LONG-TERM DEBT

  Long-term debt consists of the following (see Note 13):

                                        SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                            1998          1997         1996
                                        ------------- ------------ ------------
                                         (UNAUDITED)
   10 3/8% Company Senior Notes, due
    2008 (A)..........................    $155,000      $    --      $    --
   13 3/8% Holdings Senior Discount
    Debentures, due 2009 (A)..........      25,695           --           --
   Senior Credit Facility of the
    Company (A)
     Revolving Credit Facility........     144,000           --           --
     Term Loan........................      50,000           --           --
   8.5% Series A Senior Notes $20
    million, due 2001 (B).............         --         16,000       20,000
   8.9% Series B Senior Notes $40
    million, due 2006 (B).............         --         40,000       40,000
   8.9% Series C Senior Notes $22.5
    million, due 2004 (C).............         --         22,500           --
   9.5% Series D Senior Notes $36.5
    million, due 2009 (C).............         --         36,500           --
   Credit Agreement--Banks' Prime Rate
    (D)...............................         --         10,000           --
   Credit Agreement--LIBO (D).........         --         60,000       80,000
                                          --------      --------     --------
                                           374,695       185,000      140,000
   Less current portion of long-term
    debt..............................         --          7,500        4,000
                                          --------      --------     --------
                                          $374,695      $177,500     $136,000
                                          ========      ========     ========

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)

(A) Refer to Note 13 for a description of the Company's Senior Notes and Senior Credit Facility and Holdings' Senior Discount Debentures.

(B) The $20 million and $40 million Senior Notes issued to various insurance companies are due September 30, 2001 and 2006, respectively. On April 16, 1997, in connection with the issuance of the Senior Notes discussed in item (C) below, the Series A and B Senior Notes were amended to change the interest rates from 8.25% and 8.65% to 8.5% and 8.9%, respectively. Interest payments are due semi-annually on March 31 and September 30. In accordance with the note agreements, the Partnership is required to make sinking funds payments of principal amounting to $4.0 million annually beginning September 30, 1997 for Series A Senior Notes and $5.0 million annually beginning September 30, 1999 for Series B Senior Notes.

(C)On April 16, 1997, the Partnership issued Series C and D Senior Notes to various insurance companies. The $22.5 million Series C Senior Notes and the $36.5 million Series D Senior Notes bear interest at 8.9% and 9.5%, respectively. Interest payments are due semi-annually on April 15 and October 15. The Series C and D Senior Notes mature on April 15, 2004 and April 15, 2009, respectively.

(D)On September 23, 1994, the Partnership entered into a credit agreement (Credit Agreement) by which two banks committed maximum borrowings of $40 million. The facilities bear interest at the banks' prime rate (8.5% at December 31, 1997) or the London Interbank Offered Rate (LIBO) plus 1.25% for specified periods if elected by the Partnership. The interest rate in effect for borrowings at LIBO was 7.1875% at December 31, 1997.

  During 1996 and 1995, the banks committed an additional $55 million and $15 million, respectively, increasing the commitment under the facilities to $110 million with the same terms. The credit agreement matures in September 1998 at which time, at the Partnership's election, the credit agreement can be converted into a term loan payable over five years. Management anticipates that they will convert the credit agreement into a term loan, therefore, the principal debt maturities in the table below are reflected over a five-year period beginning in 1998.

  The Partnership's debt agreements contain various covenants related to the maintenance of certain financial ratios, tangible net worth, additional indebtedness, fixed charges, and maintenance of cash balances. Additionally, all of the outstanding debt under the Company's Series A, B, C and D Senior Notes and Credit Agreement and its new Senior Notes and Senior Credit Facility are guaranteed on a full, unconditional and joint and several basis by all of the Company's subsidiaries (Guarantor Subsidiaries).

  The aggregate principal debt maturities of long-term debt for the next five years are as follows:

                                     SEPTEMBER 30, DECEMBER 31,
                                         1998          1997
                                     ------------- ------------
                                      (UNAUDITED)
         1998.......................   $    --       $  7,500
         1999.......................        --         23,000
         2000.......................        --         27,500
         2001.......................        --         27,500
         2002.......................        --         28,062
         Thereafter.................    374,695        71,438
                                       --------      --------
                                       $374,695      $185,000
                                       ========      ========

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)


6. RELATED PARTY TRANSACTIONS

  The Partnership periodically rents and sells equipment to affiliated companies. Rental revenues from such transactions totaled $682, $423 and $639 and gross proceeds from equipment sales totaled $119, $45 and $22 in 1997, 1996 and 1995, respectively. In addition, the Partnership rents equipment, utilizes personnel and purchases equipment from affiliated companies. Expenses from such transactions totaled $652, $198 and $366 in 1997, 1996 and 1995, respectively, and purchases of equipment totaled $218 and $50 in 1997 and 1996, respectively. There were no equipment purchases in 1995.

  The following is a summary of amounts due from/to related parties as of December 31, 1997 and 1996, exclusive of amounts classified as a reduction of partners' capital:

                                                                      1997 1996
                                                                      ---- ----
     Due from:
       Ray G. Anthony................................................ $--  $806
       Century Steel Erectors, Inc. (CSE)............................  115   44
       Steel City Environmental Services, Inc. (SCE).................   26   21
       Republic Crane Rental, Inc. (Republic)........................  --    14
       Lindsay Crane.................................................   28  --
       Insurance Salvors Corp. ......................................   19  --
                                                                      ---- ----
                                                                      $188 $885
                                                                      ==== ====
     Long-term notes receivable from:
       SCE...........................................................  300  300
       Century Crane and Hoist, Inc. ................................   81   81
                                                                      ---- ----
                                                                      $381 $381
                                                                      ==== ====
     Due to:
       Republic......................................................  --    33
       Lindsay Crane.................................................   13  --
                                                                      ---- ----
                                                                      $ 13 $ 33
                                                                      ==== ====

  The Partnership periodically has made advances to Mr. Anthony. Such advances, which totaled $3,950 at December 31, 1997 and 1996, have no specific repayment terms and have been classified as a reduction of partners' capital in the accompanying consolidated balance sheets. For federal income tax purposes, the advances are treated as distributions to Anthony Iron and Metal Company. In addition, during 1997, advances and other receivables due from Mr. Anthony totaling $806 were charged to the partners' capital account.

7. LEASE COMMITMENTS:

  The Partnership leases various pieces of equipment under long-term operating lease agreements with third parties.

  In addition, during December 1996, the Partnership entered into an agreement for the sale and leaseback of certain cranes, lifts and other heavy equipment. The Partnership has purchase and lease renewal options at future fair market values under the agreement. The lease is classified as an operating lease in accordance with SFAS No. 13, "Accounting for Leases." The net book value of the equipment totaling approximately $24 million has been removed from the accompanying consolidated balance sheets. There was no gain or loss on the transaction. Rentals under this agreement approximate $3,141 annually through January 2004.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)


  The approximate future minimum lease payments under these agreements are as follows:

         Year ending December 31:
           1998......................................... $ 4,765
           1999.........................................   4,744
           2000.........................................   4,744
           2001.........................................   4,744
           2002.........................................   4,744
           Thereafter...................................   3,942

  Total rental expense for all leases, including the related party rentals discussed in Note 6, approximated $5,060, $2,091 and $1,739 in 1997, 1996 and 1995, respectively.

  In April 1997, the Partnership entered into a capital lease agreement for the lease of twenty trucks. The lease has a term of three years with a bargain purchase option at the end of the lease agreement. Interest rates under the capital lease agreement range from approximately 19% to 22%.

  The following is a schedule of future minimum lease payments under the capital lease agreement together with the present value of the net minimum lease payments as of December 31, 1997:

         Year ending December 31:
           1998.......................................... $  287
           1999..........................................    287
           2000..........................................    806
                                                          ------
         Total minimum lease payments....................  1,380
         Less amount representing interest...............    419
                                                          ------
         Present value of minimum lease payments.........    961
         Less current portion............................     94
                                                          ------
                                                          $  867
                                                          ======

  Included in rental equipment is cost and accumulated depreciation for these leased trucks of approximately $1,035 and $86, respectively, at December 31, 1997.

8. BUSINESS ACQUISITIONS

  In 1997 and 1996, the Partnership entered into various purchase agreements to acquire certain tangible and intangible assets from unrelated parties. The total purchase price for the acquisitions was $4,050 and $7,825 for 1997 and 1996, respectively. These acquisitions were accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired, principally consisting of equipment, based on their estimated fair values at the date of acquisition.

  The operating results of these acquisitions were included in the Partnership's consolidated results of operations from the date of acquisition. Certain required pro forma financial information related to the above acquisitions has not been presented since the acquisitions were not material to the Partnership's consolidated financial position or its consolidated results of operations.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)


9. EMPLOYEE BENEFIT PLANS

  The Partnership has a profit-sharing defined contribution pension plan for all affiliated companies. The plan covers all non-union employees of the Partnership. The contribution to the plan is an amount determined by the Partnership. The contribution for 1997, 1996 and 1995 was one percent of the eligible participant's compensation.

  The plan also includes a 401(k) savings plan feature that enables employees to make voluntary salary reduction contributions up to 15% of eligible compensation to the plan. The Partnership will match fifty percent of the contributions, up to six percent of the participant's compensation.

  The Partnership's total expense for the profit-sharing and 401(k) savings plans was approximately $583, $380 and $220 in 1997, 1996 and 1995, respectively.

  Union employees of the Partnership are covered by various union-sponsored, collectively bargained, benefit plans. The Partnership's contributions to these multi-employer plans are based on specified amounts per hours worked by the covered union employees. One such plan is underfunded and the unfunded amount is being funded through ongoing contributions by all sponsoring companies. Under certain circumstances, the Partnership may have to accelerate such funding. In 1997, the Partnership paid approximately $600 towards its share of the underfunded plan. Union employees receive union-sponsored benefits such as pension benefits, health and welfare benefits, annuity benefits, industry advancement and apprentice training. The total cost of these union benefits approximated $6,162, $4,339 and $3,632 in 1997, 1996 and 1995, respectively.

  The Partnership also has a deferred compensation plan for certain eligible employees and members of the board of advisors. The participants are credited with one percent of after-tax income annually and vest in annual contributions if employed at year-end. The Partnership has purchased insurance contracts to satisfy all future liabilities relating to the Plan. The Partnership's expense for the deferred compensation plan for 1997, 1996 and 1995 was approximately $250, $340 and $261, respectively.

10. CONTINGENCIES

  The Partnership is involved in various claims and legal actions arising in the ordinary course of business. The ultimate liability from these contingencies cannot be determined because of the uncertainties that exist. Therefore, it is possible that, upon settlement, consolidated results of operations in a particular period could be materially affected by these contingencies. Certain of these matters may be covered under the Partnership's insurance coverage. However, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position or consolidated results of operation of the Partnership.

11. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company has the following types of financial instruments:

    . Cash and cash equivalents
    . Accounts receivable
    . Accounts payable
    . Debt

Due to the short maturity of cash and cash equivalents, accounts receivable and accounts payable, their carrying values approximate their fair value. Based on the interest rates available at December 31, 1997, management believes that the carrying amount of its long-term debt approximates fair value.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)


12. SUBSIDIARY GUARANTORS

  All of the Company's Guarantor Subsidiaries are wholly owned and all of the outstanding debt under the Company's new Senior Notes and Senior Credit Facility are guaranteed on a full, unconditional and joint and several basis by all of the Guarantor Subsidiaries. The following consolidated condensed financial information presents the financial position, results of operations and cash flows for Holdings, the Company and Guarantor Subsidiaries as of and for the nine month period ended September 30, 1998 and as of and for the year ended December 31, 1997. The Guarantor Subsidiaries began operations in August 1996, and therefore, constitute only five months of activity in 1996. Management does not believe that the financial information for 1996 is meaningful for an understanding of the financial contribution of the Guarantor Subsidiaries. In connection with the Recapitalization (see Note 13), Holdings created a wholly-owned subsidiary, Anthony Crane Holdings Capital Corporation (AC Holdings Corp.), for the sole purpose of serving as co-issuer of the Senior Discount Debentures. AC Holdings Corp. does not have any substantial operations or assets of any kind and will not have any revenues. As a result, no separate disclosure of AC Holdings Corp.'s financial information has been provided as such disclosure would not be meaningful given AC Holdings Corp.'s lack of operations and assets.

                               SEPTEMBER 30, 1998 (UNAUDITED)                               DECEMBER 31, 1997
                  ---------------------------------------------------------- ------------------------------------------------
                                       GUARANTOR   INTERCOMPANY                         GUARANTOR   INTERCOMPANY
                  HOLDINGS  COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED
BALANCE SHEETS    --------  --------  ------------ ------------ ------------ --------  ------------ ------------ ------------
Total current
 assets.........      --    $ 37,381    $ 2,377      $ (2,913)    $ 36,845   $ 42,260    $ 1,747      $(5,269)     $ 38,738
Rental
 equipment, net
 of accumulated
 depreciation...      --     267,466      7,286           --       274,752    205,412      7,563          --        212,975
Property and
 equipment,
 net............      --      48,943      1,711           --        50,654     50,320      1,539          --         51,859
Other Assets....  $82,396     21,076        127       (80,853)      22,746      3,194        162          --          3,356
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
 Total assets...  $82,396   $374,866    $11,501      $(83,766)    $383,997   $301,186    $11,011      $(5,269)     $306,928
                  =======   ========    =======      ========     ========   ========    =======      =======      ========
LIABILITIES AND PARTNERS' CAPITAL
Total current
 liabilities....      --      20,392      3,145        (2,913)      20,624     25,436      5,409       (5,269)       25,576
Long-term debt,
 less current
 portion........   25,695    349,000        --            --       374,695    177,500        --           --        177,500
Other non-
 current........      --       2,494        --            --         2,494      2,436        --           --          2,436
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
 Total
  liabilities...   25,695    371,886      3,145        (2,913)     397,813    205,372      5,409       (5,269)      205,512
Partners'
 capital
 (deficit)......   56,701      2,980      8,356       (80,853)     (12,816)    95,814      5,602          --        101,416
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
 Total
  liabilities
  and partners'
  capital
  (deficit).....  $82,396   $374,866    $11,501      $(83,766)    $384,997   $301,186    $11,011      $(5,269)     $306,928
                  =======   ========    =======      ========     ========   ========    =======      =======      ========
                               SEPTEMBER 30, 1998 (UNAUDITED)                               DECEMBER 31, 1997
                  ---------------------------------------------------------- ------------------------------------------------
                                       GUARANTOR   INTERCOMPANY                         GUARANTOR   INTERCOMPANY
STATEMENTS OF     HOLDINGS  COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED
OPERATIONS        --------  --------  ------------ ------------ ------------ --------  ------------ ------------ ------------
Revenues
 Equipment
  rentals.......      --    $128,995    $ 7,881           --      $136,876   $145,985    $10,423          --       $156,408
 Equipment
  sales.........      --      16,496        159           --        16,655     27,400        --           --         27,400
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
   Total
    revenues....      --     145,491      8,040           --       153,531    173,385     10,423          --        183,808
Cost of
 revenues.......
 Cost of
  equipment
  rentals.......      --      78,699      3,184           --        81,883     92,148      4,888          --         97,036
 Cost of
  equipment
  sales.........      --      12,753        125           --        12,878     15,541        --           --         15,541
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
   Total cost of
    revenues....      --      91,452      3,309           --        94,761    107,689      4,888          --        112,577
Gross profit....      --      54,039      4,731           --        58,770     65,696      5,535          --         71,231
Selling,
 general, and
 administrative..     --      28,781      1,415           --        30,196     33,067      2,044          --         35,111
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
Income from
 operations.....      --      25,258      3,316           --        28,574     32,629      3,491          --         36,120
Interest
 expense........      675     15,140        562           --        16,377     13,422        540          --         13,962
Other income....      --        (633)       --            --          (633)    (1,739)       --           --         (1,739)
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
Income (loss)
 before
 extraordinary
 item and
 taxes..........     (675)    10,751      2,754           --        12,830     20,946      2,951          --         23,897
Provision
 (benefit) for
 state taxes....      --         220        --            --           220         96        --           --             96
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
Income (loss)
 before
 extraordinary
 item...........     (675)    10,531      2,754           --        12,610     20,850      2,951          --         23,801
Extraordinary
 item...........      --      15,811        --            --        15,811        --         --           --            --
                  -------   --------    -------      --------     --------   --------    -------      -------      --------
Net income
 (loss).........  $  (675)  $ (5,280)   $ 2,754           --      $ (3,201)  $ 20,850    $ 2,951          --       $ 23,801
                  =======   ========    =======      ========     ========   ========    =======      =======      ========

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)

                                SEPTEMBER 30, 1998 (UNAUDITED)                               DECEMBER 31, 1997
                   ---------------------------------------------------------- ------------------------------------------------
                                        GUARANTOR   INTERCOMPANY                         GUARANTOR   INTERCOMPANY
STATEMENTS OF      HOLDINGS  COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED COMPANY   SUBSIDIARIES ELIMINATIONS CONSOLIDATED
CASH FLOWS         --------  --------  ------------ ------------ ------------ --------  ------------ ------------ ------------
Net cash provided
 by operating
 activities......  $    --   $ 23,714     $  --       $    --      $ 24,973   $ 29,399     $1,298        --         $ 30,697
                   --------  --------     ------      --------     --------   --------     ------        ---        --------
Cash flows from
 investing
 activities......
 Capital
  expenditures...       --    (80,219)      (708)          --       (80,927)   (85,297)      (344)       --          (85,641)
 Other investing
  activities.....   (80,853)   12,266        --         80,853       12,266     18,665        --         --           18,665
                   --------  --------     ------      --------     --------   --------     ------        ---        --------
Net cash provided
 by investing
 activities......  $(80,853) $(67,953)    $ (708)     $ 80,853     $(68,661)  $(66,632)    $ (344)       --         $(66,976)
                   --------  --------     ------      --------     --------   --------     ------        ---        --------
Net cash provided
 by financing
 activities......  $ 80,853  $ 47,173        --       $(80,853)    $ 47,173   $ 32,066        --         --         $ 32,066
                   --------  --------     ------      --------     --------   --------     ------        ---        --------
Net increase
 (decrease) in
 cash and cash
 equivalents.....       --      2,934        551           --         3,485     (5,167)       954        --           (4,213)
Cash and cash
 equivalents,
 beginning of
 period..........       --      3,132      1,243           --         4,375      8,300        288        --            8,588
                   --------  --------     ------      --------     --------   --------     ------        ---        --------
Cash and cash
 equivalents, end
 of period.......       --   $  6,066     $1,794      $    --      $  7,860   $  3,133     $1,242        --         $  4,375
                   ========  ========     ======      ========     ========   ========     ======        ===        ========
Supplemental
 disclosure of
 cash flow
 information:
 Cash paid during
 the period for
 interest........       --   $ 14,260     $  --       $    --      $ 14,260   $ 13,026        --         --         $ 13,026
                   ========  ========     ======      ========     ========   ========     ======        ===        ========

13. SUBSEQUENT EVENTS

 RECAPITALIZATION

  On June 1, 1998, the Partnership entered into a recapitalization agreement with Bain/ACR, L.L.C. (Bain), pursuant to which Bain and certain members of senior management of the Partnership (collectively the "Equity Investors") indirectly acquired through Holdings an 82% ownership interest in the Partnership (the "Recapitalization"). Effective July 22, 1998, the Recapitalization was consummated and the Partnership incurred new debt obligations, repaid its outstanding Senior Notes and Credit Agreement obligations (see Note 5), restructured certain of its outstanding Partnership interests and distributed approximately $122.4 million in cash and property with a net book value of approximately $3.6 million to the Predecessor Partners. In connection with the repayment of its outstanding debt obligations, the Partnership incurred approximately $15.1 million in prepayment penalties and wrote-off deferred financing costs of $0.8 million which have been reflected as an extraordinary item in the consolidated statement of operations for the nine months ended September 30, 1998.

  The Recapitalization was funded by: (i) a notes offering by the Company with gross proceeds of $155 million, (ii) a discount debentures offering by Holdings with proceeds of $25 million (iii) a $33.6 million contribution by the Equity Investors, (iv) $125 million of borrowings by the Company under a revolving credit facility of a new senior credit facility, (v) $50 million of borrowings by the Company under the term loan facility of a new senior credit facility, and (vi) the distribution by Holdings of $22.5 million of Senior Preferred Units to the Predecessor Partners.

  The Recapitalization Agreement provided for an adjustment of the distribution made to the Predecessor Partners based on consolidated net worth (as defined in the Recapitalization Agreement), as of the closing date. The amount of the adjustment has not yet been determined.

                   ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                (IN THOUSANDS)

  The $155 million note offering consisted of 10 3/8% Senior Notes due 2008, the discount debentures offering consisted of 13 3/8% Senior Discount Debentures due 2009 and the new senior credit facilities provides up to $325.0 million in borrowings under a non-amortizing revolving credit facility and non-amortizing term loan facility, which mature in 2004 and 2006, respectively. At the Partnership's option, loans under the new senior credit facilities bear interest at either the Base Rate (as defined in the agreement) or the reserve-adjusted LIBO plus a margin of 2.25%.

ENVIRONMENTAL CONTINGENCY

  The Partnership is currently investigating soil and groundwater contamination at its Savannah, Georgia location from underground storage tanks removed in 1994. Clean up activities associated with the contamination are covered under the Georgia Underground Storage Tank Trust Fund (GUST). While the ultimate costs of any remediation or continued monitoring are not yet known, the Partnership expects that it will receive reimbursement for such costs from the GUST. The reimbursement limit under the Trust Fund is $1 million. The Partnership believes that it is unlikely that its costs will exceed the reimbursement limit.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDIC-TION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY OR THE ISSUERS SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
The Transactions.........................................................  21
Use of Proceeds..........................................................  23
Unaudited Pro Forma Consolidated Financial Data..........................  24
Selected Historical Consolidated Financial Data..........................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  39
Management...............................................................  48
Security Ownership.......................................................  52
Certain Relationships and Related Transactions...........................  54
Description of Certain Indebtedness......................................  57
Description of Exchange Debentures.......................................  60
The Exchange Offer.......................................................  90
Certain United States Federal Income Tax Considerations..................  99
Plan of Distribution..................................................... 100
Legal Matters............................................................ 101
Experts.................................................................. 101
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $48,000,000


                      ANTHONY CRANE RENTAL HOLDINGS, L.P.

                  ANTHONY CRANE HOLDINGS CAPITAL CORPORATION

                  13 3/8% SENIOR DISCOUNT DEBENTURES DUE 2009

                                 ------------

                                  PROSPECTUS

                               ----------------





                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Anthony Crane Rental Holdings, L.P. (the "Company") is a limited partnership organized under the laws of the State of Pennsylvania. Section 8510 of the Pennsylvania Revised Uniform Limited Partnership Act (the "Pennsylvania RULPA") provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever; provided, however, that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Section 5.10 of the Company's Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") provides, among other things, that:

  (a) The Partnership shall indemnify and hold harmless the General partner and each Affiliate, officer, director, controlling person, partner, employee or shareholder of the General Partner ("Indemnified Person") from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts relating to any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, which relate in any way to the General Partner's status or activities of the General Partner or to the Partnership's property, business or affairs ("Claims"). An Indemnified Person's expenses paid or incurred in defending itself against any Claim shall be reimbursed as paid or incurred. A Person shall be considered an Indemnified Person whether or not such Person has the status required to be an Indemnified Person at the time any such Claim is made or maintained as long as such person had the status of an Indemnified Person at the time the events which gave rise to the Claim occurred. This Section 5.10 shall not apply with respect to any Indemnified Person for that portion of any Claim determined by the final decision (from which an appeal cannot be taken or is not taken on a timely basis) of a court of competent jurisdiction to have been caused by his or its gross negligence, willful misconduct or knowing violation of law. Any payments made to or on behalf of a Person who is later determined not to be entitled to such payments shall be refunded to the Partnership promptly following such determination. Nothing contained in this Section 5.10 shall obligate any Limited Partner to pay any amount to the Partnership or to any Indemnified Person in excess of his Capital Contribution.

  (b) The right to indemnification and the advancement of expenses conferred in this Section 5.10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of Partners or otherwise.

  (c) The Partnership may maintain insurance, at its expense, to protect any Person against any expense, liability or loss, to the extent that the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Pennsylvania RULPA.

  The Pennsylvania RULPA defines "Person" as an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

  Section 5.11 of the Company's Limited Partnership Agreement further provides that except as provided in Section 5.10, an Indemnified Person shall not be liable to the Partnership or any Partner for any act or omission performed or omitted by such Person pursuant to authority granted to such Person by this Agreement; provided that such limitation of liability shall not apply to the extent the act or omission was attributable to such Person's negligence, willful misconduct or knowing violation of law. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner (so long as such agent was selected in good faith and with due care) to the extent that such agent's misconduct or negligence is not caused by and does not arise out of the General Partner's misconduct or negligence in supervising the activities of such agent.

  Anthony Crane Holdings Capital Corporation (the "Corporation") is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative of investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Certificate of Incorporation of the Corporation provides that to the fullest extent permitted by the provisions of (S)145 of the General Corporation Law of the State of Delaware, as the same exists or may thereafter be amended, the Corporation shall indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

  Article VI of the Bylaws of the Corporation provides that every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against all expenses, liability and loss (including without limitation, attorney's fees, judgments, fines, taxes, penalties and amounts paid in settlement) paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or by reason of the fact such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (such claim, action, suit or proceeding hereinafter being referred to as an "Action" to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted prior to such amendment); provided, that no such right of indemnification shall exist with respect to an Action brought by an Indemnitee (as hereinafter defined) against the Corporation except as provided in the last sentence of this Section. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this
Article VI. As used in this Article VI, "Indemnitee" shall include each director and officer of the Corporation and each other person denominated by the Board of Directors as entitled to the benefits of this Article VI. An Indemnitee shall be entitled to be indemnified pursuant to this Section for expenses incurred in connection with any Action brought by such Indemnitee against the Corporation only if the Action is a claim for indemnity or expenses under Section 3 of this Article VI or otherwise and either (i) the Indemnitee is successful in whole or in part in the Action for which expenses are claimed or (ii) the indemnification for expenses is included in a settlement of the Action or is awarded by a court.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Corporation's Bylaws provide for the maintenance of insurance under the circumstances described in Section 145.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) EXHIBITS.

  2.1 Recapitalization Agreement, dated as of June 1, 1998, by and among Anthony Crane Rental, L.P., Bain/ACR, L.L.C., ACR Management, L.L.C.
        and the current owners named therein.**
  3.1  Certificate of limited partnership of Anthony Crane Rental Holdings,
        L.P.**
  3.2  Amended and Restated Agreement of Limited Partnership of Anthony Crane
        Rental Holdings, L.P.**
  3.3  Certificate of Incorporation of Anthony Crane Holdings Capital
        Corporation.**
  3.4  Bylaws of Anthony Crane Holdings Capital Corporation.**
  4.1  Indenture, dated as of July 22, 1998, by and among Anthony Crane Rental
        Holdings, L.P., Anthony Crane Holdings Capital Corporation and State
        Street Bank and Trust Company.**


  5.1  Opinion and Consent of Kirkland & Ellis.*
  8.1  Opinion of Kirkland & Ellis as to federal income tax consequences.*
 10.1  Purchase Agreement, dated as of July 16, 1998, by and among Anthony
        Crane Rental Holdings, L.P., Anthony Crane Holdings Capital Corporation and the Initial Purchasers.**
 10.2  Registration Rights Agreement, dated as of July 22, 1998, by and among
        Anthony Crane Rental Holdings, L.P., Anthony Crane Holdings Capital
        Corporation and the Initial Purchasers.**
 10.3  Revolving Credit Agreement, dated as of July 22, 1998, among Anthony
        Crane Rental, L.P., Anthony Crane Rental Holdings, L.P., the several banks or other financial institutions or entities from time to time parties to this Agreement, Goldman Sachs Credit Partners L.P., Fleet
        National Bank and DLJ Capital Funding, Inc.**
 10.4  Term Loan Credit Agreement, dated as of July 22, 1998, among Anthony
        Crane Rental, L.P., Anthony Crane Rental Holdings, L.P., the several banks or other financial institutions or entities from time to time parties to this Agreement, Goldman Sachs Credit Partners, L.P., Fleet
        National Bank and DLJ Capital Funding, Inc.**
 10.5  Securityholders Agreement, dated as of July 22, 1998, by and among ACR
        Management, L.L.C., Anthony Crane Rental Holdings, L.P. and the
        Securityholders.**
 10.6  Registration Rights Agreement, made as of July 22, 1998, by and among
        Anthony Crane Rental Holdings, L.P., ACR Management, L.L.C., Bain/ACR,
        L.L.C. and the Current Owners.**
 10.7  Advisory Agreement, dated as of July 22, 1998, by and among Bain
        Capital, Inc., Anthony Crane Rental Holdings, L.P. and Anthony Crane
        Rental, L.P.**
 10.8  Escrow Agreement, dated as of July 22, 1998, by and among Anthony Crane
        Rental, L.P., Anthony Iron & Metal Company, David W. Mahokey and Brown
        Brothers Harriman & Co.**
 10.9  Amended and Restated Agreement of Limited Partnership of Anthony Crane
        Rental, L.P.**
 10.10 Indenture, dated as of July 22, 1998, among Anthony Crane Rental, L.P.,
        Anthony Crane Capital Corporation, the Guarantors and State Street Bank and Trust Company.**
 10.11 Purchase Agreement, dated as of July 16, 1998, by and among Anthony
        Crane Rental, L.P., Anthony Crane Capital Corporation, the Guarantors and the Initial Purchasers.**
 10.12 Registration Rights Agreement, dated as of July 22, 1998, by and among
        Anthony Crane Rental, L.P., Anthony Crane Capital Corporation, the
        Guarantors, and the Initial Purchasers.**
 10.13 Employment Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental, L.P. and Ray G. Anthony.**
 10.14 Consulting and Noncompetition Agreement, dated as of July 22, 1998, by and between Anthony Crane Rental, L.P. and Samuel R. Anthony.**
 10.15 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and David
        W. Mahokey.**
 10.16 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and Arthur
        J. Innamorato.**
 10.17 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and Albert
        C. Bove.**

 10.18 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and William
        B. Kania.**
 10.19 Liability Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental, L.P. and Anthony Crane Capital Corporation.**
 10.20 Liability Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental Holdings, L.P. and Anthony Crane Holdings Capital
        Corporation.**
 10.21 Agreement, dated as of August 1, 1996, between Hess Oil Virgin Islands
        Corp. and Anthony Crane International, L.P.**
 10.22 Sale and Lease Agreement, dated as of July 25, 1996, by and between Anthony Crane Sales & Leasing, L.P. and Hess Oil Virgin Islands Corp.**
 10.23 Master Rental Agreement for Bare Rental Equipment, dated as of August 1,
        1996, by and between Anthony Crane Sales & Leasing, L.P. and Hess Oil
        Virgin Islands Corp.**
 12.1  Computation of Ratio of Earnings to Fixed Charges.*
 21.1  Subsidiaries of Anthony Crane Rental, L.P.**
 23.1  Consent of PricewaterhouseCoopers LLP*
 23.2  Consent of Kirkland & Ellis (included in exhibits 5.1 and 8.1).*
 24.1  Powers of Attorney (included in signature page).**
 25.1  Statement of Eligibility of Trustee on Form T-1.*
 27.1  Financial Data Schedule.**
 99.1  Form of Letter of Transmittal.*
 99.2  Form of Notice of Guaranteed Delivery.*
 99.3  Form of Tender Instructions.*

---------------------
  * Filed herewith

 ** Previously filed

 (B) FINANCIAL STATEMENT SCHEDULES

SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS

                         BALANCE AT
                         BEGINNING   CHARGED               BALANCE AT
     CLASSIFICATION      OF PERIOD  TO EXPENSE DEDUCTIONS END OF PERIOD
     --------------      ---------- ---------- ---------- -------------
                                         (IN THOUSANDS)                 --- --- ---
YEAR ENDED DECEMBER 31,
1997
Allowance for Doubtful
Accounts................   $1,850     $  428    $  (438)     $1,840
YEAR ENDED DECEMBER 31,
1996
Allowance for Doubtful
Accounts................   $1,500     $1,071    $  (721)     $1,850
YEAR ENDED DECEMBER 31,
1995
Allowance for Doubtful
Accounts................   $1,250     $1,293    $(1,043)     $1,500

  All other schedules have been omitted because they are not applicable or not required or the required information is included in the consolidated financial statements or notes thereto.

 (C) REPORT OF INDEPENDENT ACCOUNTANTS

  In connection with our audits of the consolidated financial statements of Anthony Crane Rental Holdings, L.P. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 21(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                                  PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 25, 1998, except as to Note 13,

which is as of July 22, 1998

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter is such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST MIFFLIN, STATE OF PENNSYLVANIA, ON DECEMBER 2, 1998.

                                         Anthony Crane Rental Holdings, L.P.

                                                          *
                                         By: __________________________________
                                           Name: Ray G. Anthony
                                           Title: Chairman and Chief
                                                  Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATION ON DECEMBER 2, 1998:

             SIGNATURE                              CAPACITY

                                      Chairman and Chief Executive
               *                       Officer (principal executive
------------------------------------   officer)
           RAY G. ANTHONY

       /s/ Dale A. Buckwalter         Chief Financial Officer (principal
------------------------------------   financial and accounting officer)
         DALE A. BUCKWALTER

                                      Member of the Board and Chief
               *                       Operating Officer
------------------------------------
          DAVID W. MAHOKEY

                                      Member of the Board
               *
------------------------------------
           PAUL EDGERLEY

                                      Member of the Board
               *
------------------------------------
           ROBERT C. GAY

                                      Member of the Board
               *
------------------------------------
          ANDREW B. BALSON

                                      Member of the Board
               *
------------------------------------
           JAMES E. HAAS

                                      Member of the Board
               *
------------------------------------

          WILLIAM B. KANIA
--------------------

* means signed by attorney-in-fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST MIFFLIN, STATE OF PENNSYLVANIA, ON DECEMBER 2, 1998.

                                          Anthony Crane Capital Holdings
                                           Corporation

                                                          *
                                          By: _________________________________
                                            Name: Ray G. Anthony
                                            Title: Chairman and Chief
                                                   Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATION ON DECEMBER 2, 1998:

              SIGNATURE                              CAPACITY

                                       Chairman and Chief Executive Officer
               *                        (principal executive officer)
-------------------------------------
           RAY G. ANTHONY

       /s/ Dale A. Buckwalter          Chief Financial Officer (principal
-------------------------------------   financial and accounting officer)
         DALE A. BUCKWALTER

                                       Member of the Board and Chief
               *                        Operating Officer
-------------------------------------
          DAVID W. MAHOKEY

                                       Member of the Board
               *
-------------------------------------
            PAUL EDGERLEY

                                       Member of the Board
               *
-------------------------------------
            ROBERT C. GAY

                                       Member of the Board
               *
-------------------------------------
          ANDREW B. BALSON

                                       Member of the Board
               *
-------------------------------------
            JAMES E. HAAS

                                       Member of the Board
               *
-------------------------------------
          WILLIAM B. KANIA
---------------------

* means signed by attorney-in-fact

                                 EXHIBITS INDEX

 (A) EXHIBITS.

  2.1 Recapitalization Agreement, dated as of June 1, 1998, by and among Anthony Crane Rental, L.P., Bain/ACR, L.L.C., ACR Management, L.L.C.
        and the current owners named therein.**
  3.1  Certificate of limited partnership of Anthony Crane Rental Holdings,
        L.P.**
  3.2  Amended and Restated Agreement of Limited Partnership of Anthony Crane
        Rental Holdings, L.P.**
  3.3  Certificate of Incorporation of Anthony Crane Holdings Capital
        Corporation.**
  3.4  Bylaws of Anthony Crane Holdings Capital Corporation.**
  4.1  Indenture, dated as of July 22, 1998, by and among Anthony Crane Rental
        Holdings, L.P., Anthony Crane Holdings Capital Corporation and State
        Street Bank and Trust Company.**
  5.1  Opinion and Consent of Kirkland & Ellis.*
  8.1  Opinion of Kirkland & Ellis as to federal income tax consequences.*
 10.1  Purchase Agreement, dated as of July 16, 1998, by and among Anthony
        Crane Rental Holdings, L.P., Anthony Crane Holdings Capital Corporation and the Initial Purchasers.**
 10.2  Registration Rights Agreement, dated as of July 22, 1998, by and among
        Anthony Crane Rental Holdings, L.P., Anthony Crane Holdings Capital
        Corporation and the Initial Purchasers.**
 10.3  Revolving Credit Agreement, dated as of July 22, 1998, among Anthony
        Crane Rental, L.P., Anthony Crane Rental Holdings, L.P., the several banks or other financial institutions or entities from time to time parties to this Agreement, Goldman Sachs Credit Partners L.P., Fleet
        National Bank and DLJ Capital Funding, Inc.**
 10.4  Term Loan Credit Agreement, dated as of July 22, 1998, among Anthony
        Crane Rental, L.P., Anthony Crane Rental Holdings, L.P., the several banks or other financial institutions or entities from time to time parties to this Agreement, Goldman Sachs Credit Partners, L.P., Fleet
        National Bank and DLJ Capital Funding, Inc.**
 10.5  Securityholders Agreement, dated as of July 22, 1998, by and among ACR
        Management, L.L.C., Anthony Crane Rental Holdings, L.P. and the
        Securityholders.**
 10.6  Registration Rights Agreement, made as of July 22, 1998, by and among
        Anthony Crane Rental Holdings, L.P., ACR Management, L.L.C., Bain/ACR,
        L.L.C. and the Current Owners.**
 10.7  Advisory Agreement, dated as of July 22, 1998, by and among Bain
        Capital, Inc., Anthony Crane Rental Holdings, L.P. and Anthony Crane
        Rental, L.P.**
 10.8  Escrow Agreement, dated as of July 22, 1998, by and among Anthony Crane
        Rental, L.P., Anthony Iron & Metal Company, David W. Mahokey and Brown
        Brothers Harriman & Co.**
 10.9  Amended and Restated Agreement of Limited Partnership of Anthony Crane
        Rental, L.P.**
 10.10 Indenture, dated as of July 22, 1998, among Anthony Crane Rental, L.P.,
        Anthony Crane Capital Corporation, the Guarantors and State Street Bank and Trust Company.**
 10.11 Purchase Agreement, dated as of July 16, 1998, by and among Anthony
        Crane Rental, L.P., Anthony Crane Capital Corporation, the Guarantors and the Initial Purchasers.**
 10.12 Registration Rights Agreement, dated as of July 22, 1998, by and among
        Anthony Crane Rental, L.P., Anthony Crane Capital Corporation, the
        Guarantors, and the Initial Purchasers.**
 10.13 Employment Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental, L.P. and Ray G. Anthony.**
 10.14 Consulting and Noncompetition Agreement, dated as of July 22, 1998, by and between Anthony Crane Rental, L.P. and Samuel R. Anthony.**
 10.15 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and David
        W. Mahokey.**

 10.16 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and Arthur
        J. Innamorato.**
 10.17 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and Albert
        C. Bove.**
 10.18 Executive Purchase Agreement, dated as of July 22, 1998, by and among
        ACR Management, L.L.C., Anthony Crane Rental Holdings, L.P. and William
        B. Kania.**
 10.19 Liability Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental, L.P. and Anthony Crane Capital Corporation.**
 10.20 Liability Agreement, dated as of July 22, 1998, by and between Anthony
        Crane Rental Holdings, L.P. and Anthony Crane Holdings Capital
        Corporation.**
 10.21 Agreement, dated as of August 1, 1996, between Hess Oil Virgin Islands
        Corp. and Anthony Crane International, L.P.**
 10.22 Sale and Lease Agreement, dated as of July 25, 1996, by and between Anthony Crane Sales & Leasing, L.P. and Hess Oil Virgin Islands Corp.**
 10.23 Master Rental Agreement for Bane Rental Equipment, dated as of August 1,
        1996, by and between Anthony Crane Sales & Leasing, L.P. and Hess Oil
        Virgin Islands Corp.**
 12.1  Computation of Ratio of Earnings to Fixed Charges.*
 21.1  Subsidiaries of Anthony Crane Rental, L.P.**
 23.1  Consent of PricewaterhouseCoopers LLP*
 23.2  Consent of Kirkland & Ellis (included in exhibits 5.1 and 8.1).*
 24.1  Powers of Attorney (included in signature page).**
 25.1  Statement of Eligibility of Trustee on Form T-1.*
 27.1  Financial Data Schedule.**
 99.1  Form of Letter of Transmittal.*
 99.2  Form of Notice of Guaranteed Delivery.*
 99.3  Form of Tender Instructions.*

---------------------
  * Filed herewith

 ** Previously filed.